As filed with the Securities and Exchange Commission on July 18, 2005
Registration No. 333-124517

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Williams Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	4922	20-2485124
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Williams Center
Tulsa, Oklahoma 74172-0172
(918) 573-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
James J. Bender
One Williams Center
Tulsa, Oklahoma 74172-0172
(918) 573-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert V. Jewell William J. Cooper Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200	Dan A. Fleckman Vinson & Elkins LLP First City Tower 1001 Fannin, Suite 2300 Houston, Texas 77002 (713) 758-2222

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 18, 2005
PROSPECTUS
5,000,000 Common Units
Representing Limited Partner Interests

We are a limited partnership recently formed by The Williams Companies, Inc. This is the initial public offering of our common units. We expect the initial public offering price to be between $19.00 and $21.00 per common unit. The common units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “WPZ.”
Investing in our common units involves risks. Please read “Risk Factors” beginning on page 15.
These risks include the following:

•	We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

•	Because of the natural decline in production from existing wells, our success depends on our ability to obtain new sources of natural gas supply, which is dependent on factors beyond our control. Any decrease in supplies of natural gas could adversely affect our business and operating results.

•	Our processing, fractionation and storage businesses could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas.

•	Williams’ revolving credit facility and Williams’ public indentures contain financial and operating restrictions that may limit our access to credit. In addition, our ability to obtain credit in the future will be affected by Williams’ credit ratings.

•	Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

•	Even if unitholders are dissatisfied, they cannot initially remove our general partner without its consent.

•	You will experience immediate and substantial dilution of $5.23 per common unit.

•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

	Per Common Unit	Total

Initial public offering price	$	$
Underwriting discount (1)	$	$
Proceeds to Williams Partners L.P. (before expenses)	$	$

(1)	Excludes structuring fees of $
The selling unitholders have granted the underwriters a 30-day option to purchase up to an additional 750,000 common units from them on the same terms and conditions as set forth above if the underwriters sell more than 5,000,000 common units in this offering. We will not receive any proceeds from any common units to be sold by the selling unitholders upon any exercise of the underwriters’ option to purchase additional common units.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Lehman Brothers, on behalf of the underwriters, expects to deliver the common units on or about                   , 2005.

Lehman Brothers

Citigroup

RBC Capital Markets

Wachovia Securities
                        , 2005

Providing Integrated Energy Services

Discovery's Natural Gas Pipeline System

Discovery's Larose Gas Processing Plant

Discovery's Paradis Fractionation Facility

Natural Gas
Transportation Lines/Storage
End User
Wellhead (onshore and offshore)
Gathering
Gas Processing Plants
Mixed Natural Gas Liquids
Fractionation Facilities
Multiple Products
Storage
Transportation Lines/Rail and Truck
End User

Carbonate Trend Pipeline

Conway Fractionation Facility

Conway Underground Storage

i

      You should rely only on the information contained in this prospectus. We have not, and the underwriters and selling unitholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters and selling unitholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
      Until                     , 2005 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
      References in this prospectus to “Williams Partners L.P.,” “we,” “our,” “us” or like terms, when used in a historical context, refer to the assets of The Williams Companies, Inc. and its subsidiaries that are being contributed to Williams Partners L.P. and its subsidiaries in connection with this offering. When used in the present tense or prospectively, those terms refer to Williams Partners L.P. and its subsidiaries. In either case, references to “we,” “our” and “us” include the operations of Discovery Producer Services LLC, or Discovery, in which we own a 40% interest, unless the context clearly indicates otherwise. When we refer to Discovery by name, we are referring exclusively to its businesses and operations. References to The Williams Companies, Inc., or Williams, with respect to periods prior to the closing of this offering, mean The Williams Companies, Inc., together with its subsidiaries, as the historical owner and operator of our businesses, while references to The Williams Companies, Inc., or Williams, with respect to periods from and after the closing of this offering, mean The Williams Companies, Inc., together with its subsidiaries, as the owner of our general partner. References in this prospectus to the “selling unitholders” refer to Williams Energy Services, LLC, Williams Energy, LLC, Williams Discovery Pipeline LLC and Williams Partners Holding LLC.

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements. The information presented in this prospectus assumes (1) an initial public offering price of $20.00 per common unit and (2) that the underwriters’ option to purchase additional units is not exercised. You should read “— Williams Partners L.P. — Summary of Risk Factors” and “Risk Factors” for information about important factors to consider before buying the common units. We include a glossary of some of the terms used in this prospectus as Appendix B.
Williams Partners L.P.
      We are a Delaware limited partnership recently formed by The Williams Companies, Inc., or Williams, to own, operate and acquire a diversified portfolio of complementary energy assets. This is the initial public offering of our common units. We expect the initial public offering price to be between $19.00 and $21.00 per common unit. Holders of common units are entitled to receive distributions of available cash of $0.3625 per unit per quarter, or $1.45 per unit on an annualized basis, before any distributions are paid to the holders of our subordinated units.
      We are principally engaged in the business of gathering, transporting and processing natural gas and the fractionating and storing of natural gas liquids. Fractionation is the process by which a mixed stream of natural gas liquids is separated into its constituent products, such as ethane, propane and butane. These natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications. We intend to acquire additional assets in the future and have a management team dedicated to a growth strategy.
      Our initial asset portfolio consists of:

•	a 40% interest in Discovery Producer Services LLC, or Discovery, which owns an integrated natural gas gathering and transportation pipeline system extending from offshore in the Gulf of Mexico to a natural gas processing facility and a natural gas liquids fractionator in Louisiana;

•	the Carbonate Trend natural gas gathering pipeline off the coast of Alabama; and

•	three integrated natural gas liquids storage facilities and a 50% interest in a natural gas liquids fractionator near Conway, Kansas.
      Discovery provides integrated “wellhead to market” services to natural gas producers operating in the shallow and deep waters of the Gulf of Mexico off the coast of Louisiana. Discovery consists of a 105-mile mainline, 168 miles of lateral gathering pipelines, a natural gas processing plant and a natural gas liquids fractionation facility. Discovery has interconnections with five natural gas pipeline systems, which will allow producers to benefit from flexible and diversified access to a variety of natural gas markets. The Discovery mainline was placed into service in 1998 and has a design capacity of 600 million cubic feet per day.
      Our Carbonate Trend gathering pipeline is a 34-mile pipeline that gathers sour gas production from the Carbonate Trend area off the coast of Alabama. “Sour” gas is natural gas that has relatively high concentrations of acidic gases, such as hydrogen sulfide and carbon dioxide, that exceed normal gas transportation specifications. The pipeline was built and placed into service in 2000 and has a maximum design capacity of 120 million cubic feet per day.
      We are also engaged in the storage and fractionation of natural gas liquids near Conway, Kansas, which is the principal natural gas liquids market hub for the Mid-Continent region of the United States. We believe our integrated natural gas liquids storage facilities at Conway are the largest in the Mid-Continent region. These storage facilities consist of a network of interconnected underground caverns that hold large volumes of natural gas liquids and other hydrocarbons and have an aggregate capacity of approximately 20 million barrels. Our Conway storage facilities connect directly with the Mid-America, or MAPL, and Kinder Morgan natural gas liquids pipeline systems and indirectly with three other large interstate natural gas liquids pipelines. We also own a 50% undivided interest in the Conway natural gas liquids fractionation facility, which is strategically located at the junction of the south, east and west legs of MAPL. This fractionation facility also benefits from its proximity to other natural gas liquids pipelines in the Conway area, and from its proximity to our Conway storage facility. Our share of the fractionator’s capacity is approximately 53,500 barrels per day.

      We account for our 40% interest in Discovery as an equity investment, and therefore do not consolidate its financial results. Please read “— Summary Historical and Pro Forma Combined Financial and Operating Data” for information regarding our and Discovery’s financial and operating results.
Business Strategies
      Our primary business objectives are to generate stable cash flows sufficient to make quarterly cash distributions to our unitholders and to increase quarterly cash distributions over time by executing the following strategies:

•	grow through accretive acquisitions of complementary energy assets from third parties, Williams or both;

•	capitalize on expected long-term increases in natural gas production in proximity to Discovery’s pipelines in the Gulf of Mexico;

•	optimize the benefits of our scale, strategic location and pipeline connectivity serving the Mid- Continent natural gas liquids market; and

•	manage our existing and future asset portfolio to minimize the volatility of our cash flows.
Competitive Strengths
      We believe we are well positioned to execute our business strategies successfully because of the following competitive strengths:

•	our ability to grow through acquisitions is enhanced by our affiliation with Williams, and we expect this relationship to provide us access to attractive acquisition opportunities;

•	our assets are strategically located in areas with high demand for our services;

•	our assets are diversified geographically and encompass important aspects of the midstream natural gas and natural gas liquids businesses;

•	the senior management team and board of directors of our general partner have extensive industry experience and include the most senior officers of Williams; and

•	Williams has established a reputation in the midstream natural gas and natural gas liquids industry as a reliable and cost-effective operator, and we believe that we and our customers will benefit from Williams’ scale and operational expertise as well as our access to the broad array of midstream services Williams offers.
Our Relationship with Williams
      One of our principal attributes is our relationship with Williams, an integrated energy company with 2004 revenues in excess of $12.4 billion that trades on the New York Stock Exchange under the symbol “WMB”. Williams is engaged in numerous aspects of the energy industry, including natural gas exploration and production, interstate natural gas transportation and midstream services. Williams has been in the midstream natural gas and natural gas liquids industry for more than 20 years.
      Williams has a long history of successfully pursuing and consummating energy acquisitions and intends to use our partnership as a growth vehicle for its midstream, natural gas, natural gas liquids and other complementary energy businesses. Although we expect to have the opportunity to make acquisitions directly from Williams in the future, we cannot say with any certainty which, if any, of these acquisition opportunities may be made available to us or if we will choose to pursue any such opportunity. In addition, through our relationship with Williams, we will have access to a significant pool of management talent and strong commercial relationships throughout the energy industry. While our relationship with Williams and its subsidiaries is a significant attribute, it is also a source of potential conflicts. For example, Williams is not restricted from competing with us. Williams may acquire, construct or dispose of midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets. Please read “Conflicts of Interest and Fiduciary Duties.”
      Williams will have a significant interest in our partnership through its indirect ownership of a 61.75% limited partner interest and all of our 2% general partner interest. Additionally, a subsidiary of Williams markets substantially all of the natural gas liquids to which Discovery takes title. We will enter into an omnibus agreement with certain affiliates of Williams that will govern our relationship with them regarding certain reimbursement, indemnification and licensing matters. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”
Summary of Risk Factors
      An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Those risks are described under the caption “Risk Factors” and include:

Risks Inherent in Our Business

•	We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

•	The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

•	Because of the natural decline in production from existing wells, our success depends on our ability to obtain new sources of natural gas supply, which is dependent on factors beyond our control. Any decrease in supplies of natural gas could adversely affect our business and operating results.

•	Our processing, fractionation and storage businesses could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas.

•	Lower natural gas and oil prices could adversely affect our fractionation and storage businesses.

•	We depend on certain key customers and producers for a significant portion of our revenues and supply of natural gas and natural gas liquids. The loss of any of these key customers or producers could result in a decline in our revenues and cash available to pay distributions.

•	If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, our revenues and cash available to pay distributions could be adversely affected.

•	Williams’ revolving credit facility and Williams’ public indentures contain financial and operating restrictions that may limit our access to credit. In addition, our ability to obtain credit in the future will be affected by Williams’ credit ratings.

Risks Inherent in an Investment in Us

•	Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

•	Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Even if unitholders are dissatisfied, they cannot initially remove our general partner without its consent.

•	The control of our general partner may be transferred to a third party without unitholder consent.

•	Increases in interest rates may cause the market price of our common units to decline.

•	You will experience immediate and substantial dilution of $5.23 per common unit.

•	We may issue additional common units without your approval, which would dilute your ownership interests.

•	Williams and its affiliates may compete directly with us and have no obligation to present business opportunities to us.

Tax Risks

•	Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by states. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available to pay distributions to you would be substantially reduced.

•	A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contest will be borne by our unitholders and our general partner.

•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

•	The tax gain or loss on the disposition of our common units could be different than expected.
The Transactions and Partnership Structure
General
      We have recently been formed as a Delaware limited partnership to own and operate certain natural gas gathering, transportation and processing and natural gas liquids fractionation and storage assets that Williams currently owns or in which it has an ownership interest. As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we will conduct our operations through subsidiaries.
      At the closing of this offering, the following transactions will occur:

•	Williams will contribute certain of its assets and liabilities to us or our subsidiaries;

•	we will issue to Williams 1,758,621 common units and 6,758,621 subordinated units representing an aggregate 61.75% limited partner interest in us;

•	we will issue to our general partner, a wholly owned subsidiary of Williams, a 2% general partner interest in us and all of our incentive distribution rights, which entitle our general partner to increasing percentages of the cash we distribute in excess of $0.4168 per unit per quarter;

•	we will issue 5,000,000 common units to the public in this offering, representing a 36.25% limited partner interest in us, and will use the net proceeds from this offering as described under “Use of Proceeds;”

•	we will become a party to Williams’ revolving credit facility and will have a borrowing limit of $75 million available to fund acquisitions and for other general partnership purposes;

•	we will enter into a working capital credit facility with Williams as the lender, with a borrowing capacity of $20 million; and

•	we will enter into an omnibus agreement with certain affiliates of Williams that will govern our relationship with them regarding certain reimbursement, indemnification and licensing matters.
Management of Williams Partners L.P.
      Our general partner, Williams Partners GP LLC, will manage our operations and activities. Some of the executive officers and directors of Williams also serve as executive officers and directors of our general partner. For more information about these individuals, please read “Management — Directors and Executive Officers of Our General Partner.” Our general partner will not receive any management fee or other compensation in connection with the management of our business or this offering, other than as described above under “— General,” but it will be entitled to reimbursement of all direct and indirect expenses incurred on our behalf, subject to a partial credit for general and administrative expenses. Our general partner will also be entitled to distributions on its general partner interest and, if specified requirements are met, on its incentive distribution rights. Please read “Cash Distribution Policy and Restrictions on Distributions,” “Management — Executive Compensation” and “Certain Relationships and Related Transactions.”
      Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors.

Principal Executive Offices and Internet Address
      Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172-0172, and our telephone number is (918) 573-2000. Our website is located at http://www.williamslp.com. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
Summary of Conflicts of Interest and Fiduciary Duties
      Williams Partners GP, our general partner, has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary” duty. However, because our general partner is indirectly wholly owned by Williams, the officers and directors of our general partner have fiduciary duties to manage the business of our general partner in a manner beneficial to Williams. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest of our general partner, please read “Risk Factors — Risks Inherent in an Investment in Us” and “Conflicts of Interest and Fiduciary Duties — Conflicts of Interest.”
      Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute a breach of our general partner’s fiduciary duties owed to unitholders. By purchasing a common unit, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.
      For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Transactions.”

Organizational Structure After the Transactions
      The following diagram depicts our organizational structure after giving effect to the transactions.
Ownership of Williams Partners L.P.

Public Common Units	36.25%
The Williams Companies, Inc. and Affiliates Common and Subordinated Units	61.75%
General Partner Interest	2.00%

Total	100.00%

The Offering

Common units offered by us	5,000,000 common units.

Common units offered by the selling unitholders	750,000 common units, if the underwriters exercise their option to purchase additional units in full.

Units outstanding after this offering	6,758,621 common units and 6,758,621 subordinated units, each representing a 49% limited partner interest in us.

Use of proceeds	We intend to use the net proceeds of $93.5 million from this offering to:

• distribute $76.1 million to affiliates of Williams, in part to reimburse Williams for capital expenditures relating to the assets contributed to us;

• provide $12.8 million of additional working capital; and

• pay $4.6 million of expenses associated with this offering and related formation transactions.

We will not receive any proceeds from any common units to be sold by the selling unitholders upon any exercise of the underwriters’ option to purchase additional common units.

Cash distributions	We intend to make minimum quarterly distributions of $0.3625 per common unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner in reimbursement for all expenses incurred by it on our behalf. In general, we will pay any cash distributions we make each quarter in the following manner:

• first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.3625 plus any arrearages from prior quarters;

• second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.3625; and

• third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.4168.

If cash distributions exceed $0.4168 per unit in a quarter, our general partner will receive increasing percentages, up to 50%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.”

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner in its discretion to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement and in the glossary of terms attached as Appendix B. The amount of available cash may be greater than or less than the minimum quarterly distribution to be distributed on all units.

We believe, based on the estimates contained and the assumptions listed under “Cash Distribution Policy and Restrictions on Distributions — Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery for the Twelve-Month Period Ending June 30, 2006” of this prospectus, that we will have sufficient cash available to pay distributions to enable us to pay the full minimum quarterly distribution of $0.3625 on all units for each quarter through June 30, 2006. The amount of estimated cash available to pay distributions generated during 2004 and the three months ended March 31, 2005 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units and on the subordinated units during these periods. Please read “Cash Distribution Policy and Restrictions on Distributions — Pro Forma Available Cash to Pay Distributions for the Year Ended December 31, 2004 and the Twelve-Month Period Ended March 31, 2005.”

Subordination period	During the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. The subordination period will end once we meet the financial tests in the partnership agreement. Except as described below, it generally cannot end before June 30, 2008.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Early termination of subordination period	If we have earned and paid an amount that equals or exceeds $2.1748 (150% of the annualized minimum quarterly distribution) on each outstanding unit for any four-quarter period, the subordination period will automatically terminate and all of the subordinated units will convert into common units. Please read “How We Make Cash Distributions — Subordination Period.”

Issuance of additional units	We can issue an unlimited number of common units without the consent of unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement — Issuance of Additional Securities.”

Voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or the directors of our general partner. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our general partner and its affiliates will own an aggregate of 63.0% of our common and subordinated units. This will give our general partner the practical ability to prevent its involuntary removal.

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price not less than the then-current market price of the common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of this limited call right.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2007, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to you with respect to that period. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership” for the basis of this estimate.

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences.”

Exchange listing	The common units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “WPZ”.

Summary Historical and Pro Forma
Combined Financial and Operating Data
      The following table shows summary historical financial and operating data of Williams Partners Predecessor, pro forma financial data of Williams Partners L.P. and summary historical financial and operating data of Discovery Producer Services LLC for the periods and as of the dates indicated. The summary historical financial data of Williams Partners Predecessor for the years ended December 31, 2002, 2003 and 2004 are derived from the audited combined financial statements of Williams Partners Predecessor appearing elsewhere in this prospectus. The summary historical financial data of Williams Partners Predecessor for the three months ended March 31, 2004 and 2005 are derived from the unaudited combined financial statements of Williams Partners Predecessor appearing elsewhere in this prospectus and from our financial records. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.
      The summary pro forma financial data of Williams Partners L.P. as of March 31, 2005 and for the year ended December 31, 2004 and three months ended March 31, 2005 are derived from the unaudited pro forma financial statements of Williams Partners L.P. included elsewhere in this prospectus. These pro forma financial statements show the pro forma effect of this offering, including our use of the anticipated net proceeds. The pro forma balance sheet assumes this offering and the application of the net proceeds occurred as of March 31, 2005, and the pro forma statement of operations assumes this offering and the application of the net proceeds occurred on January 1, 2004.
      The summary historical financial data of Discovery Producer Services LLC for the years ended December 31, 2002, 2003 and 2004 are derived from the audited consolidated financial statements of Discovery Producer Services LLC appearing elsewhere in this prospectus. The summary historical financial data of Discovery Producer Services LLC for the three months ended March 31, 2004 and 2005 are derived from the unaudited consolidated financial statements of Discovery Producer Services LLC appearing elsewhere in this prospectus and from our financial records. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.
      The following table includes Adjusted EBITDA Excluding Investment in Discovery, a non-GAAP financial measure, for Williams Partners L.P. and Adjusted EBITDA for our interest in Discovery. These measures are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. As described further below in “— Non-GAAP Financial Measures,” management believes that the presentation of EBITDA is useful to lenders and investors because of its use in the natural gas industry and for master limited partnerships as an indicator of the strength and performance of our ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Our 40% ownership interest in Discovery is not consolidated in our financial results; rather we account for it using the equity method of accounting. In order to evaluate EBITDA for the impact of our investment in Discovery on our results, we calculate Adjusted EBITDA Excluding Investment in Discovery separately for Williams Partners L.P. and Adjusted EBITDA for our equity interest in Discovery. We expect distributions we receive from Discovery to represent a significant portion of the cash we distribute to our unitholders. Discovery’s limited liability company agreement provides for quarterly distributions of available cash to its members. Please read “Cash Distribution Policy and Restrictions on Distributions — General — Discovery’s Cash Distribution Policy.”
      For Williams Partners L.P., we define Adjusted EBITDA Excluding Investment in Discovery as net income (loss) plus interest (income) expense and depreciation and accretion less our equity earnings in Discovery plus the impairment of our investment in Discovery in 2004. We also adjust for certain non-cash, non-recurring items, including the cumulative effect of a change in accounting principle in 2003, which we added back to net income in that year.
      For Discovery, we define Adjusted EBITDA as net income plus interest (income) expense, depreciation and accretion. We also adjust for certain non-cash, non-recurring items, including the cumulative effect of a change in accounting principle in 2003, which we added back to net income in that year. Our equity share of Discovery’s Adjusted EBITDA is 40%.
      For a reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP, please read “— Non-GAAP Financial Measures.”

      We derived the information in the following table from, and that information should be read together with, and is qualified in its entirety by reference to, the historical combined and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Williams Partners Predecessor — Historical							Williams Partners L.P.
								Pro Forma

						Three Months Ended			Three Months
	Year Ended December 31,					March 31,		Year Ended	Ended
								December 31,	March 31,
	2002	2003		2004		2004	2005	2004	2005

	(In thousands, except per unit data)
Statement of Income Data:
Revenues	$25,725	$28,294		$40,976		$7,953	$11,369	$40,976	$11,369
Costs and expenses	16,542	21,250		32,935		5,256	10,266	32,935	10,266

Operating income	9,183	7,044		8,041		2,697	1,103	8,041	1,103
Equity earnings — Discovery	2,026	3,447		4,495		1,982	2,212	4,495	2,212
Impairment of investment in Discovery	—	—		(13,484	)(a)	—	—	(13,484)	—
Interest expense	(3,414)	(4,176)		(12,476)		(3,110)	(3,004)	(778)	(270)
Cumulative effect of change in accounting principle	—	(1,099)		—		—	—	—	—

Net income (loss) (b)	$7,795	$5,216		$(13,424)		$1,569	$311	$(1,726)	$3,045

Pro forma net income (loss) per limited partner unit:
Common unit								$(0.13)	$0.22
Subordinated unit								(0.13)	0.22
Balance Sheet Data (at period end):
Total assets	$125,069	$230,150	(c)	$219,361		$229,628	$220,293		$216,727
Property, plant and equipment, net	72,062	69,695		67,793		69,000	67,146		67,146
Investment in Discovery	49,323	156,269	(c)	147,281	(a)	158,251	149,493		128,577
Advances from affiliate	90,996	187,193	(c)	186,024		187,949	190,291		—
Total owners’ equity/ Partners’ capital	22,914	30,092		16,668		31,661	16,979		203,704
Other Financial Data:
Williams Partners Predecessor:
Adjusted EBITDA Excluding Investment in Discovery	$12,758	$10,751		$11,727		$3,587	$2,008	$11,727	$2,008
Maintenance capital expenditures (d)	295	1,176		1,622		95	212	1,622	212
Discovery Producer Services — our 40%:
Adjusted EBITDA	15,314	16,614		13,566		4,267	4,544
Maintenance capital expenditures	1,131	1,128		338		86	746
Operating Information:
Williams Partners Predecessor:
Conway storage revenues	$10,854	$11,649		$15,318		$3,109	$4,388
Conway fractionation volumes (bpd) — our 50%	38,234	34,989		39,062		34,314	41,296
Carbonate Trend gathered volumes (MMBtu/d)	57,060	67,638		49,981		59,815	41,567
Discovery Producer Services — 100%:
Gathered volumes (MMBtu/d)	425,388	378,745		348,142		430,466	335,727
Gross processing margin (¢/MMBtu) (e)	12¢	17¢		17¢		14¢	21¢

(a)	The $13.5 million impairment of our equity investment in Discovery in 2004 reduced the investment balance. See Note 5 of the Notes to Combined Financial Statements.

(b)	Following the completion of the initial public offering, our operations will be treated as a partnership with each member being separately taxed on its ratable share of our taxable income. Therefore, we have excluded income tax expense from this financial information.

(c)	In December 2003, Williams Partners Predecessor made a $101.6 million capital contribution to Discovery, which Discovery subsequently used to repay maturing debt. Williams Partners Predecessor funded this contribution with an advance from Williams.

(d)	Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Requirements” for a definition of maintenance capital expenditures.

(e)	Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General — How We Evaluate Our Operations — Gross Processing Margins” for a discussion of gross processing margin.

Non-GAAP Financial Measures
      Adjusted EBITDA Excluding Investment in Discovery, in our case, and Adjusted EBITDA, in Discovery’s case, are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and

•	our operating performance and return on invested capital as compared to those of other publicly traded master limited partnerships that own energy infrastructure assets, without regard to their financing methods and capital structure.
      Our Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, our Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

      The following tables present a reconciliation of the non-GAAP financial measures, our Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Adjusted EBITDA, to the GAAP financial measures of net income (loss) and of net cash provided (used) by operating activities, on a historical basis and on a pro forma basis, as adjusted for this offering and the application of the net proceeds, as applicable.

	Williams Partners Predecessor — Historical
						Williams Partners L.P.
						Pro Forma
				Three Months
				Ended			Three Months
	Year Ended December 31,			March 31,		Year Ended	Ended
						December 31,	March 31,
	2002	2003	2004	2004	2005	2004	2005

	($ in thousands)
Williams Partners Predecessor
Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Investment in Discovery” to GAAP
“Net income (loss)”
Net income (loss)	$7,795	$5,216	$(13,424)	$1,569	$311	$(1,726)	$3,045
Interest expense	3,414	4,176	12,476	3,110	3,004	778	270
Depreciation and accretion	3,575	3,707	3,686	890	905	3,686	905
Impairment of investment in Discovery Producer Services	—	—	13,484	—	—	13,484	—
Cumulative effect of change in accounting principle	—	1,099	—	—	—	—	—
Equity earnings — Discovery Producer Services	(2,026)	(3,447)	(4,495)	(1,982)	(2,212)	(4,495)	(2,212)

Adjusted EBITDA Excluding Investment in Discovery	$12,758	$10,751	$11,727	$3,587	$2,008	$11,727	$2,008

Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Investment in Discovery” to GAAP
“Net cash provided (used) by operating activities”
Net cash provided (used) by operating activities	$8,144	$6,644	$2,703	$(661)	$(4,055)
Interest expense	3,414	4,176	12,476	3,110	3,004
Changes in operating working capital:
Accounts receivable	958	850	(261)	(1,760)	(678)
Other current assets	185	187	362	(49)	45
Accounts payable	(593)	274	(2,711)	(616)	1,495
Accrued liabilities	1,218	320	417	(41)	209
Deferred revenue	765	(1,108)	(775)	2,474	3,200
Other, including changes in noncurrent assets and liabilities	(1,333)	(592)	(484)	1,130	(1,212)

Adjusted EBITDA Excluding Investment in Discovery	$12,758	$10,751	$11,727	$3,587	$2,008

	Discovery Producer Services — Historical

				Three Months Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	($ in thousands)
Discovery Producer Services
Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP
“Net income”
Net income	$5,498	$8,781	$11,670	$5,062	$5,531
Interest (income) expense	10,851	9,611	(550)	(52)	(284)
Depreciation and accretion	21,935	22,875	22,795	5,658	6,113
Cumulative effect of change in accounting principle	—	267	—	—	—

Adjusted EBITDA — 100%	$38,284	$41,534	$33,915	$10,668	$11,360

Adjusted EBITDA — our 40% interest	$15,314	$16,614	$13,566	$4,267	$4,544

Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP
“Net cash provided by operating activities”
Net cash provided by operating activities	$19,572	$44,025	$35,623	$11,093	$7,981
Interest (income) expense	10,851	9,611	(550)	(52)	(284)
Loss on disposal of equipment	(1,913)	—	—	—	—
Changes in operating working capital:
Accounts receivable	6,008	(7,860)	1,658	(961)	4,057
Inventory	122	229	240	(368)	138
Other current assets	330	761	1	(436)	(218)
Accounts payable	7,538	1,415	(1,256)	2,630	713
Other current liabilities	1,163	(2,223)	668	(564)	(443)
Accrued liabilities	(5,387)	(4,424)	(2,469)	(674)	(584)

Adjusted EBITDA — 100%	$38,284	$41,534	$33,915	$10,668	$11,360

RISK FACTORS
      Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus when evaluating an investment in our common units.
      If any of the following risks were actually to occur, our business, results of operations and financial condition could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.
Risks Inherent in Our Business

We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.
      We may not have sufficient available cash each quarter to pay the minimum quarterly distribution. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the prices we obtain for our services;

•	the prices of, level of production of, and demand for, natural gas and natural gas liquids, or NGLs;

•	the volumes of natural gas we gather, transport and process and the volumes of NGLs we fractionate and store;

•	the level of our operating costs, including payments to our general partner; and

•	prevailing economic conditions.
      In addition, the actual amount of cash we will have available for distribution will depend on other factors such as:

•	the level of capital expenditures we make;

•	the restrictions contained in our and Williams’ debt agreements and our debt service requirements;

•	the cost of acquisitions, if any;

•	fluctuations in our working capital needs;

•	our ability to borrow for working capital or other purposes;

•	the amount, if any, of cash reserves established by our general partner;

•	the amount of cash that Discovery distributes to us; and

•	reimbursement payments to us by, and credits from, Williams under the omnibus agreement.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.
      The amount of cash we have available for distribution depends primarily on our cash flow, including cash reserves and working capital or other borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses, and we may not make cash distributions during periods when we record net income.
      The amount of available cash we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the general partner interest to be outstanding immediately after this offering is $20 million. The amount of pro forma available cash to pay distributions that we generated during 2004 and the twelve-month period ended March 31, 2005 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common and subordinated units and the 2% general partner interest during these periods. For a calculation of our ability to make distributions to unitholders based on our pro forma results in 2004 and for the twelve-month period ended March 31, 2005 and for an estimate of our ability to pay the full minimum quarterly distribution on the common and subordinated units and the 2% general partner interest for the twelve-month period ending June 30, 2006, please read “Cash Distribution Policy and Restrictions on Distributions.”

Because of the natural decline in production from existing wells, our success depends on our ability to obtain new sources of natural gas supply, which is dependent on factors beyond our control. Any decrease in supplies of natural gas could adversely affect our business and operating results.
      Our pipelines receive natural gas directly from offshore producers. The production from existing wells connected to our pipelines will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. We do not produce an aggregate reserve report or regularly obtain or update independent reserve evaluations. The amount of natural gas reserves underlying these wells may be less than we anticipate, and the rate at which production will decline from these reserves may be greater than we anticipate. Accordingly, to maintain or increase throughput levels on these pipelines and the utilization rate of Discovery’s natural gas processing plant and fractionator, we and Discovery must continually obtain new supplies of natural gas. The primary factors affecting our ability to obtain new supplies of natural gas and attract new customers to our pipelines include: (1) the level of successful drilling activity near these pipelines and (2) our ability to compete for volumes from successful new wells.
      The level of offshore drilling activity is dependent on economic and business factors beyond our control. The primary factors that impact drilling decisions are oil and natural gas prices. A sustained decline in oil and natural gas prices could result in a decrease in exploration and development activities in the fields served by our pipelines, which would lead to reduced throughput levels on these pipelines. Other factors that impact production decisions include producers’ capital budget limitations, the ability of producers to obtain necessary drilling and other governmental permits and regulatory changes. Because of these factors, even if new oil or natural gas reserves were discovered in areas served by our pipelines, producers may choose not to develop those reserves. If we were not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells, due to reductions in drilling activity or competition, throughput on our pipelines and the utilization rates of Discovery’s natural gas processing plant and fractionator would decline, which could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.
Our processing, fractionation and storage businesses could be affected by any decrease in NGL prices or a change in NGL prices relative to the price of natural gas.
      Lower NGL prices would reduce the revenues we generate from the sale of NGLs for our own account. Under certain gas processing contracts, referred to as “percent-of-liquids” contracts, Discovery receives NGLs removed from the natural gas stream during processing, which it fractionates and sells. In addition, product optimization at our Conway fractionator generally leaves us with excess propane, an NGL, which we sell. We also sell excess storage volumes resulting from measurement variances at our Conway storage facilities.
      The relationship between natural gas prices and NGL prices also affects our profitability. When natural gas prices are low relative to NGL prices, it is more profitable for Discovery and its customers to process natural gas. When natural gas prices are high relative to NGL prices, it is less profitable to process natural gas both because of the higher value of natural gas and of the increased cost (principally that of natural gas as a feedstock and a fuel) of separating the mixed NGLs from the natural gas. As a result, Discovery may experience periods in which higher natural gas prices reduce the volumes of natural gas processed at its Larose plant, which would reduce its gross processing margins. Finally, higher natural gas prices relative to NGL prices could also reduce volumes of gas processed generally, reducing the volumes of mixed NGLs available for fractionation.
Lower natural gas and oil prices could adversely affect our fractionation and storage businesses.
      Lower natural gas and oil prices could result in a decline in the production of natural gas and NGLs resulting in reduced throughput on our pipelines and those of others. Any such decline would reduce the amount of NGLs we fractionate and store, which could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to you.

      In general terms, the prices of natural gas, NGLs and other hydrocarbon products fluctuate in response to changes in supply, changes in demand, market uncertainty and a variety of additional factors that are impossible to control. These factors include:

•	worldwide economic conditions;

•	weather conditions and seasonal trends;

•	the levels of domestic production and consumer demand;

•	the availability of imported natural gas and NGLs;

•	the availability of transportation systems with adequate capacity;

•	the price and availability of alternative fuels;

•	the effect of energy conservation measures;

•	the nature and extent of governmental regulation and taxation; and

•	the anticipated future prices of natural gas, NGLs and other commodities.

We depend on certain key customers and producers for a significant portion of our revenues and supply of natural gas and NGLs. The loss of any of these key customers or producers could result in a decline in our revenues and cash available to pay distributions.
      We rely on a limited number of customers for a significant portion of revenues. Our three largest customers for the year ended December 31, 2004 and the three months ended March 31, 2005, BP Products North America, Inc., SemStream, L.P. and Enterprise Products Partners, all customers of our Conway facilities, accounted for approximately 52.7% and 44.0% of our revenues for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively. Discovery’s largest customer for the year ended December 31, 2004 and the three months ended March 31, 2005, other than a subsidiary of Williams that markets NGLs for Discovery, was Eni Petroleum Co., Inc., which accounted for 10.9% and 9.5% of Discovery’s revenues for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively. While some of these customers are subject to long-term contracts, we may be unable to negotiate extensions or replacements of these contracts, on favorable terms, if at all. The loss of all or even a portion of the volumes of natural gas or NGLs, as applicable, supplied by these customers, as a result of competition or otherwise, could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to you, unless we were able to acquire comparable volumes from other sources.

If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and NGLs or to treat natural gas, our revenues and cash available to pay distributions could be adversely affected.
      We depend upon third party pipelines and other facilities that provide delivery options to and from our pipelines and facilities for the benefit of our customers. For example, MAPL delivers customers’ mixed NGLs to our Conway fractionator and provides access to multiple end markets for our storage customers’ NGL products. If MAPL were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines, reduced operating pressures, lack of capacity or other causes, our customers would be unable to store or deliver NGL products and we would be unable to receive deliveries of mixed NGLs at our Conway fractionator. This would have an immediate impact on our ability to enter into short-term storage contracts and on the volumes of mixed NGLs fractionated at Conway. As another example, Shell’s Yellowhammer sour gas treatment facility in Coden, Alabama is the only sour gas treatment facility currently connected to our Carbonate Trend pipeline. Natural gas produced from the Carbonate Trend area must pass through a Shell-owned pipeline and Shell’s Yellowhammer sour gas treatment facility before delivery to end markets. If the Shell-owned pipeline or the Yellowhammer facility were to become unavailable for current or future volumes of natural gas delivered to it through the Carbonate Trend pipeline due to repairs, damages to the facility, lack of capacity or any other reason, our Carbonate Trend customers would be unable to continue shipping natural gas to end markets. Since we generally receive revenues for volumes shipped on the Carbonate Trend pipeline, this would reduce our revenues. Any temporary or permanent interruption in operations at MAPL, Yellowhammer or any other third party pipelines or facilities that would cause a material reduction in volumes transported on our pipelines or processed and fractionated at our facilities and NGLs stored at our Conway facilities could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to you.

Williams’ revolving credit facility and Williams’ public indentures contain financial and operating restrictions that may limit our access to credit. In addition, our ability to obtain credit in the future will be affected by Williams’ credit ratings.
      We will have the ability to incur up to $75 million of indebtedness under Williams’ $1.275 billion revolving credit facility. However, this $75 million of borrowing capacity will only be available to us to the extent that sufficient amounts remain unborrowed by Williams and its other subsidiaries. As a result, borrowings by Williams could restrict our access to credit. In addition, Williams’ public indentures contain covenants that restrict Williams’ and our ability to incur liens to support indebtedness. As a result, if Williams were not in compliance with these covenants, we could be unable to make any borrowings under our $75 million borrowing limit, even if capacity were otherwise available. These covenants could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities and prevent us from engaging in certain transactions that might otherwise be considered beneficial to us.
      Williams’ ability to comply with the covenants contained in its debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, Williams’ ability to comply with these covenants may be impaired. While we will not be individually subject to any financial covenants or ratios under Williams’ revolving credit facility, Williams and its subsidiaries as a whole are subject to these tests. Accordingly, any breach of these or other covenants, ratios or tests, would terminate our and Williams’ and its other subsidiaries’ ability to make additional borrowings under the credit facility and, as a result, could limit our ability to finance our operations, make acquisitions or pay distributions to unitholders. In addition, a breach of these covenants by Williams would cause the acceleration of Williams’ and, in some cases, our outstanding borrowings under the facility. In the event of acceleration of indebtedness, Williams, the other borrowers or we might not have, or be able to obtain, sufficient funds to make required repayments of the accelerated indebtedness. For more information regarding our debt agreements, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
      Due to our relationship with Williams, our ability to obtain credit will be affected by Williams’ credit ratings. If we obtain our own credit rating, any future down grading of a Williams’ credit rating would likely also result in a down grading of our credit rating. Regardless of whether we have our own credit rating, a down grading of a Williams’ credit rating could limit our ability to obtain financing in the future upon favorable terms, if at all.

We do not own all of the interests in the Conway fractionator and in Discovery, which could adversely affect our ability to respond to changing conditions.
      Because we do not wholly own the Conway fractionator and Discovery, we may have limited flexibility to control the operation of, dispose of, encumber or receive cash from these assets. Any future disagreements with the other co-owners of these assets could adversely affect our ability to respond to changing economic or industry conditions, which could have a material adverse effect on our business, results of operations financial condition and ability to make cash distributions to you.

Discovery may reduce its cash distributions to us in some situations
      Discovery’s limited liability company agreement, as amended to be effective at the time of closing, provides that it will distribute its available cash to its members on a quarterly basis. However, Discovery has historically retained all its cash generated from operations to fund its expansion capital expenditures and has not made any cash distributions to its members. Discovery’s available cash (just as ours) includes cash on hand less any reserves that may be appropriate for operating its business. As a result, reserves established by Discovery, including those for working capital, will reduce the amount of available cash. The amount of Discovery’s quarterly distributions, including the amount of cash reserves not distributed, will be determined by the members of Discovery’s management committee representing a majority-in-interest in Discovery. We will own a 40.0% interest in Discovery and an affiliate of Williams will own a 26.7% interest in Discovery although the third member has an option to acquire a 6.7% interest in Discovery from Williams that expires October 31, 2005. In addition, to the extent Discovery requires working capital in excess of applicable reserves, the Williams affiliate that is a Discovery member (Williams Energy LLC) must make working capital advances to Discovery of up to the amount of Discovery’s two most recent prior quarterly distributions of available cash, but Discovery must repay any such advances before it can make future distributions to its members. As a result, the repayment of advances could reduce the amount of cash distributions we would otherwise receive from Discovery. In addition, if Williams Energy LLC cannot advance working capital to Discovery as described above, Discovery’s business and financial condition may be adversely affected.

We do not operate all of our assets. This reliance on others to operate our assets and to provide other services could adversely affect our business and operating results.
      Williams will operate Discovery and ChevronTexaco will operate our Carbonate Trend pipeline. We will have a limited ability to control our operations or the associated costs of such operations. The success of these operations is therefore dependent upon a number of factors that are outside our control, including the competence and financial resources of the operator. We also rely on Williams for services necessary for us to be able to conduct our business. Williams may outsource some or all of these services to third parties, and a failure of all or part of Williams’ relationships with its outsourcing providers could lead to delays in or interruptions of these services. Our reliance on Williams as an operator and Williams’ outsourcing relationships, our reliance on ChevronTexaco and our limited ability to control certain costs could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.
      We compete with similar enterprises in our respective areas of operation. Some of our competitors are large oil, natural gas and petrochemical companies that have greater financial resources and access to supplies of natural gas and NGLs than we do. Discovery competes with other natural gas gathering and transportation and processing facilities and other NGL fractionation facilities located in south Louisiana, offshore in the Gulf of Mexico and along the Gulf Coast, including the Manta Ray/ Nautilus systems, Trunkline pipeline and the Venice Gathering System and the processing and fractionation facilities that are connected to these pipelines. Our Conway fractionation facility competes for volumes of mixed NGLs with a Koch-owned fractionator located in Hutchinson, Kansas, a Koch-owned fractionator located in Medford, Oklahoma, a ONEOK-owned fractionator located in Bushton, Kansas, the other joint owners of the Conway fractionation facility and, to a lesser extent, with fractionation facilities on the Gulf Coast. Our Conway storage facilities compete with ONEOK-owned storage facilities in Bushton, Kansas and in Conway, Kansas, an NCRA-owned facility in Conway, Kansas, a Koch-owned facility in Hutchinson, Kansas and a Ferrellgas-owned facility in Hutchinson, Kansas and, to a lesser extent, with storage facilities on the Gulf Coast and in Canada. In addition, our customers who are significant producers or consumers of NGLs may develop their own processing, fractionation and storage facilities in lieu of using ours. Similarly, competitors may establish new connections with pipeline systems that would create additional competition for services we provide to our customers. For example, other than the producer gathering lines that connect to the Carbonate Trend pipeline, there are no other sour gas pipelines near our Carbonate Trend pipeline, but the producers that are currently our customers could construct or commission such pipelines in the future. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of our competitors. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

Our results of storage and fractionation operations are dependent upon the demand for propane and other NGLs. A substantial decrease in this demand could adversely affect our business and operating results.
      Our Conway storage and fractionation operations are impacted by demand for propane more than any other NGL. Conway, Kansas is one of the two major trading hubs for propane and other NGLs in the continental United States. Demand for propane at Conway is principally driven by demand for its use as a heating fuel. However, propane is also used as an engine and industrial fuel and as a petrochemical feedstock in the production of ethylene and propylene. Demand for propane as a heating fuel is significantly affected by weather conditions and the availability of alternative heating fuels such as natural gas. Weather-related demand is subject to normal seasonal fluctuations, but an unusually warm winter could cause demand for propane as a heating fuel to decline significantly. Demand for other NGLs, which include ethane, butane, isobutane and natural gasoline, could be adversely impacted by general economic conditions, a reduction in demand by customers for plastics and other end products made from NGLs, an increase in competition from petroleum-based products, government regulations or other reasons. Any decline in demand for propane or other NGLs could cause a reduction in demand for our Conway storage and fractionation services.
      When prices for the future delivery of propane and other NGLs that we store at our Conway facilities fall below current prices, customers are less likely to store these products, which could reduce our storage revenues. This market condition is commonly referred to as “backwardation.” When the market for propane and other NGLs is in backwardation, the demand for storage capacity at our Conway facilities may decrease. While this would not impact our long-term capacity leases, customers could become less likely to enter into short-term storage contracts.

We may not be able to grow or effectively manage our growth.
      A principal focus of our strategy is to continue to grow by expanding our business. Our future growth will depend upon a number of factors, some of which we can control and some of which we cannot. These factors include our ability to:

•	identify businesses engaged in managing, operating or owning pipeline, processing, fractionation and storage assets, or other midstream assets for acquisitions, joint ventures and construction projects;

•	control costs associated with acquisitions, joint ventures or construction projects;

•	consummate acquisitions or joint ventures and complete construction projects;

•	integrate any acquired or constructed business or assets successfully with our existing operations and into our operating and financial systems and controls;

•	hire, train and retain qualified personnel to manage and operate our growing business; and

•	obtain required financing for our existing and new operations.
      A deficiency in any of these factors would adversely affect our ability to achieve anticipated growth in the level of cash flows or realize anticipated benefits. In addition, competition from other buyers could reduce our acquisition opportunities or cause us to pay a higher price than we might otherwise pay. In addition, Williams is not restricted from competing with us. Williams may acquire, construct or dispose of midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.
      We may acquire new facilities or expand our existing facilities to capture anticipated future growth in natural gas production that does not ultimately materialize. As a result, our new or expanded facilities may not achieve profitability. In addition, the process of integrating newly acquired or constructed assets into our operations may result in unforeseen operating difficulties, may absorb significant management attention and may require financial resources that would otherwise be available for the ongoing development and expansion of our existing operations. Future acquisitions or construction projects could result in the occurrence of indebtedness and additional liabilities and excessive costs that could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you. Further, if we issue additional common units in connection with future acquisitions, your interest in the partnership will be diluted and distributions to you may be reduced.

Discovery’s interstate tariff rates are subject to review and possible adjustment by federal regulators, which could have a material adverse effect on our business and operating results. Moreover, because Discovery is a non-corporate entity, it may be disadvantaged in calculating its cost of service for rate-making purposes.
      The Federal Energy Regulatory Commission, or FERC, pursuant to the Natural Gas Act, regulates Discovery’s interstate pipeline transportation service. Under the Natural Gas Act, interstate transportation rates must be just and reasonable and not unduly discriminatory. If the tariff rates Discovery is permitted to charge its customers are lowered by FERC, on its own initiative, or as a result of challenges raised by Discovery’s customers or third parties, FERC could require refunds of amounts collected under rates which it finds unlawful. An adverse decision by FERC in approving Discovery’s regulated rates could adversely affect our cash flows. Although FERC generally does not regulate the natural gas gathering operations of Discovery under the Natural Gas Act, federal regulation influences the parties that gather natural gas on the Discovery gas gathering system.
      Discovery’s maximum regulated rate for mainline transportation is scheduled to decrease in 2008. At that time, Discovery will be required to reduce its mainline transportation rate on all of its contracts that have rates above the new maximum rate. This could reduce the revenues generated by Discovery. Discovery may elect to file a rate case with FERC seeking to alter this scheduled maximum rate reduction. However, if filed, a rate case may not be successful in even partially preventing the rate reduction. If Discovery makes such a filing, all aspects of Discovery’s cost of service and rate design could be reviewed, which could result in additional reductions to its regulated rates.
      In a decision last year involving an oil pipeline limited partnership, BP West Coast Products, LLC v. FERC, the United States Court of Appeals for the District of Columbia Circuit vacated FERC’s Lakehead policy. In its Lakehead decision, FERC allowed an oil pipeline limited partnership to include in its cost of service an income tax allowance to the extent that its unitholders were corporations subject to income tax. In May and June 2005, FERC issued a statement of general policy, as well as an order on remand of BP West Coast, respectively, in which it has stated it will permit pipelines to include in cost of service a tax allowance to reflect actual or potential tax liability on their public utility income attributable to all entities or individuals owning public utility assets, if the pipeline proves that the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by FERC on a case-by-case basis. Although the new policy affords pipelines that are organized as pass-through entities an opportunity to recover a tax allowance, FERC has not indicated what evidence is required to establish such actual or legal income tax liability for all owners. The new tax allowance policy is subject to rehearing and further action by FERC. Further, the new tax allowance policy and the BP West Coast decision are subject to review by the United States Court of Appeals for the District of Columbia Circuit. Therefore, the ultimate outcome of these proceedings is not certain and could result in changes to FERC’s treatment of income tax allowances in cost of service. If Discovery were to file a rate case, as discussed above, it would be required to prove pursuant to the new policy’s standard that the inclusion of an income tax allowance in Discovery’s cost of service was permitted. If FERC were to disallow a substantial portion of Discovery’s income tax allowance, it may be more difficult for Discovery to justify its rates.

Our operations are subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.
      There are operational risks associated with the gathering, transporting and processing of natural gas and the fractionation and storage of NGLs, including:

•	hurricanes, tornadoes, floods, fires, extreme weather conditions and other natural disasters and acts of terrorism;

•	damages to pipelines and pipeline blockages;

•	leakage of natural gas (including sour gas), NGLs, brine or industrial chemicals;

•	collapse of NGL storage caverns;

•	operator error;

•	pollution;

•	fires, explosions and blowouts;

•	risks related to truck and rail loading and unloading; and

•	risks related to operating in a marine environment.
      Any of these or any other similar occurrences could result in the disruption of our operations, substantial repair costs, personal injury or loss of life, property damage, damage to the environment or other significant exposure to liability. For example, last year we experienced a temporary interruption of service on one of our pipelines due to an influx of seawater while connecting a new lateral. In addition, this year the Carbonate Trend pipeline could experience a temporary shut down in connection with restoration activities due to the partial erosion of the pipeline overburden caused by Hurricane Ivan in September 2004. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional information. Insurance may be inadequate, and in some instances, we may be unable to obtain insurance on commercially reasonable terms, if at all. A significant disruption in operations or a significant liability for which we were not fully insured could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to you.

Pipeline integrity programs and repairs may impose significant costs and liabilities on us.
      In December 2003, the U.S. Department of Transportation issued a final rule requiring pipeline operators to develop integrity management programs for gas transportation pipelines located where a leak or rupture could do the most harm in “high consequence areas.” The final rule requires operators to (1) perform ongoing assessments of pipeline integrity, (2) identify and characterize applicable threats to pipeline segments that could impact a high consequence area, (3) improve data collection, integration and analysis, (4) repair and remediate the pipeline as necessary and (5) implement preventive and mitigating actions. The final rule incorporates the requirements of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. The final rule became effective on January 14, 2004. In response to this new Department of Transportation rule, we have initiated pipeline integrity testing programs that are intended to assess pipeline integrity. In addition, we have voluntarily initiated a testing program to assess the integrity of the brine pipelines of our Conway storage facilities. The results of these testing programs could cause us to incur significant capital and operating expenditures in response to any repair, remediation, preventative or mitigating actions that are determined to be necessary.
      Additionally, the transportation of sour gas in our Carbonate Trend pipeline necessitates a corrosion control program in order to protect the integrity of the pipeline and prolong its life. Our corrosion control program may not be successful and the sour gas could compromise pipeline integrity. Our inability to reduce corrosion on our Carbonate Trend pipeline to acceptable levels could significantly reduce the service life of the pipeline and could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you. Please read “Business — The Carbonate Trend Pipeline — General” for additional information on our corrosion control program.

We do not own all of the land on which our pipelines and facilities are located, which could disrupt our operations.
      We do not own all of the land on which our pipelines and facilities have been constructed, and we are therefore subject to the possibility of increased costs to retain necessary land use. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to you.

Our operations are subject to governmental laws and regulations relating to the protection of the environment, which may expose us to significant costs and liabilities.
      The risk of substantial environmental costs and liabilities is inherent in natural gas gathering, transportation and processing, and in the fractionation and storage of NGLs, and we may incur substantial environmental costs and liabilities in the performance of these types of operations. Our operations are subject to stringent federal, state and local laws and regulations relating to protection of the environment. These laws include, for example: (1) the Federal Clean Air Act and analogous state laws, which impose obligations related to air emissions; (2) the Federal Water Pollution Control Act, commonly referred to as the Clean Water Act, and analogous state laws, which regulate discharge of wastewaters from our facilities to state and federal waters; (3) the federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, and analogous state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal; and (4) the federal Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws that impose requirements for the handling and discharge of solid and hazardous waste from our facilities. Various governmental authorities, including the U.S. Environmental Protection Agency, have the power to enforce compliance with these laws and regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Joint and several, strict liability may be incurred without regard to fault under CERCLA, RCRA and analogous state laws for the remediation of contaminated areas.
      There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of the products we gather, transport, process, fractionate and store, air emissions related to our operations, historical industry operations, waste disposal practices, and the prior use of flow meters containing mercury, some of which may be material. Private parties, including the owners of properties through which our pipeline systems pass, may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-

compliance with environmental laws and regulations or for personal injury or property damage arising from our operations. Some sites we operate are located near current or former third party hydrocarbon storage and processing operations and there is a risk that contamination has migrated from those sites to ours. In addition, increasingly strict laws, regulations and enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material.
      For example, the Kansas Department of Health and Environment, or the KDHE, regulates the storage of NGLs and natural gas in the state of Kansas. This agency also regulates the construction, operation and closure of brine ponds associated with such storage facilities. In response to a significant incident at a third party facility, the KDHE recently promulgated more stringent regulations regarding safety and integrity of brine ponds and storage caverns. These regulations are subject to interpretation and the costs associated with compliance with these regulations could vary significantly depending upon the interpretation of these regulations. The KDHE has advised us that one such regulation relating to the metering of NGL volumes that are injected and withdrawn from our caverns may be interpreted and enforced to require the installation of meters at each of our well bores. We have informed the KDHE that we disagree with this interpretation, and the KDHE has asked us to provide it with additional information. We estimate that the cost of installing a meter at each of our well bores at two of our Conway storage facilities would total approximately $3.9 million over three years. Additionally, incidents similar to the incident at a third party facility that prompted the recent KDHE regulations could prompt the issuance of even stricter regulations.
      Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. Also, new environmental regulations might adversely affect our products and activities, including processing, fractionation, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

Potential changes in accounting standards might cause us to revise our financial results and disclosure in the future.
      Recently-discovered accounting irregularities in various industries have forced regulators and legislators to take a renewed look at accounting practices, financial disclosure, the relationships between companies and their independent auditors, and retirement plan practices. It remains unclear what new laws or regulations will be adopted, and we cannot predict the ultimate impact that any such new laws or regulations could have. In addition, the Financial Accounting Standards Board or the SEC could enact new accounting standards that might impact how we are required to record revenues, expenses, assets and liabilities. Any significant change in accounting standards or disclosure requirements could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

Terrorist attacks have resulted in increased costs, and attacks directed at our facilities or those of our suppliers and customers could disrupt our operations.
      On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the United States government has issued warnings that energy assets may be the future target of terrorist organizations. These developments have subjected our operations to increased risks and costs. The long-term impact that terrorist attacks and the threat of terrorist attacks may have on our industry in general, and on us in particular, is not known at this time. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways. In addition, uncertainty regarding future attacks and war cause global energy markets to become more volatile. Any terrorist attack on our facilities or those of our suppliers or customers could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.
      Changes in the insurance markets attributable to terrorists attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in financial markets as a result of terrorism or war could also affect our ability to raise capital.

We are exposed to the credit risk of our customers and our credit risk management may not be adequate to protect against such risk.
      We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. If we fail to adequately assess the creditworthiness of existing or future customers, unanticipated deterioration in their creditworthiness and any resulting increase in nonpayment and/or nonperformance by them could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.
Risks Inherent in an Investment in Us

Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.
      Following the offering, Williams will own indirectly the 2% general partner interest and its affiliates will own directly a 61.75% limited partner interest in us and will own and control our general partner. Conflicts of interest may arise between our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•	our general partner is allowed to take into account the interests of parties other than us, such as Williams, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

•	our general partner has limited its liability and reduced its fiduciary duties under the partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

•	our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•	in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.
      Please read “Certain Relationships and Related Transactions — Omnibus Agreement” and “Conflicts of Interest and Fiduciary Duties.”

Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.
      Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.
      In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties — Fiduciary Duties.”

Even if unitholders are dissatisfied, they cannot initially remove our general partner without its consent.
      Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen by Williams.
      Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Accordingly, the unitholders will be unable initially to remove our general partner without its consent because affiliates of our general partner will own sufficient units upon completion of the offering to be able to prevent the general partner’s removal. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests.
      Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders’ dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period.

The control of our general partner may be transferred to a third party without unitholder consent.
      Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner from transferring their member interest in our general partner to a third party. The new partners of our general partner would then be in a position to replace the board of directors and officers of the general partner with their own choices and to control the decisions taken by the board of directors and officers of the general partner. In addition, pursuant to the omnibus agreement with Williams, any new owner of the general partner would be required to change our name so that there would be no further reference to Williams.

Increases in interest rates may cause the market price of our common units to decline.
      An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other more attractive investment opportunities may cause the trading price of our common units to decline.

You will experience immediate and substantial dilution of $5.23 per common unit.
      The assumed initial public offering price of $20.00 per common unit exceeds pro forma net tangible book value of $14.77 per common unit. You will incur immediate and substantial dilution of $5.23 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with GAAP. Please read “Dilution.”

We may issue additional common units without your approval, which would dilute your ownership interests.
      Our general partner, without the approval of our unitholders, may cause us to issue an unlimited number of additional units.
      The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available to pay distributions on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Williams and its affiliates may compete directly with us and have no obligation to present business opportunities to us.
      The omnibus agreement will not prohibit Williams and its affiliates from owning assets or engaging in businesses that compete directly or indirectly with us. Williams may acquire, construct or dispose of additional midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct any of those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to Williams and its affiliates. As a result, neither Williams nor any of its affiliates will have any obligation to present business opportunities to us. Please read “Certain Relationships and Related Transactions — Omnibus Agreement” and “Conflicts of Interest and Fiduciary Duties — Our general partner’s affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.”

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.
      If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would not longer be subject to the reporting requirements of the Securities Exchange Act of 1934. For additional information about this call right, please read “The Partnership Agreement — Limited Call Right.”

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.
      Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders ability to influence the manner or direction of management.

Cost reimbursements due our general partner and its affiliates will reduce cash available to pay distributions to you.
      Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf, which will be determined by our general partner in its sole discretion. These expense will include all costs incurred by the general partner and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us. Please read “Certain Relationships and Related Transactions” and “Conflicts of Interest and Fiduciary Duties — Conflicts of Interest.” The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates could adversely affect our ability to pay cash distributions to you.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.
      As a limited partner in a partnership organized under Delaware law, you could be held liable for our obligations to the same extent as a general partner if you participate in the “control” of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. Please read “The Partnership Agreement — Limited Liability” for a discussion of the implications of the limitations of liability on a unitholder.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.
      Prior to the offering, there has been no public market for the common units. After the offering, there will be only 5,000,000 publicly traded common units, assuming no exercise of the underwriters’ option to purchase additional units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.
      The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	loss of a large customer;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	the other factors described in these “Risk Factors.”

Tax Risks
      You should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by states. If the IRS were to treat us as a corporation or if we were to become subject to entity-level taxation for state tax purposes, then our cash available to pay distributions to you would be substantially reduced.
      The anticipated after-tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.
      If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available to pay distributions to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you, likely causing a substantial reduction in the value of the common units.
      Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to entity-level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available to pay distributions to you would be reduced. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contest will be borne by our unitholders and our general partner.
      We have not requested any ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from our counsel’s conclusions expressed in this prospectus. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.
      You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

The gain or loss on the disposition of our common units could be different than expected.
      If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.
      Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. The American Jobs Creation Act of 2004 generally treats income derived from the ownership of publicly traded partnerships as qualifying income to a regulated investment company, effective for taxable years of the regulated investment company beginning after October 22, 2004. For taxable years of a regulated investment company beginning on or before October 22, 2004, very little of our income will be qualifying income to a regulated investment company. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We will treat each purchaser of units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.
      Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform will all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material Tax Consequences — Uniformity of Units” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

You will likely be subject to state and local taxes and return filing requirements as a result of investing in our common units.
      In addition to federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We will initially own property and conduct business in Kansas, Louisiana and Alabama. We may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

The sale or exchange of 50% or more of our capital and profits interests will result in the termination of our partnership for federal income tax purposes.
      We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material Tax Consequences — Disposition of Common Units — Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

USE OF PROCEEDS
      We expect to receive net proceeds of approximately $93.5 million from the sale of 5,000,000 common units offered by this prospectus, after deducting estimated underwriting discounts but before paying estimated offering expenses. We base this amount on an assumed initial public offering price of $20.00 per common unit.
      We intend to use the net proceeds of this offering to:

•	distribute $76.1 million to affiliates of Williams, in part to reimburse Williams for capital expenditures relating to the assets contributed to us;

•	provide $12.8 million of additional working capital; and

•	pay $4.6 million of expenses associated with the offering and related formation transactions.
The $12.8 million of additional working capital includes $7.4 million to offset an estimated balance of an equal amount of deferred revenues as of June 30, 2005. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
      We will not receive any proceeds from any common units to be sold by the selling unitholders upon any exercise of the underwriters’ option to purchase additional common units.

CAPITALIZATION
      The following table shows:

•	the historical capitalization of our predecessor as of March 31, 2005; and

•	our pro forma capitalization as of March 31, 2005, as adjusted to reflect the offering of the common units and related transactions and the application of the net proceeds of this offering as described under “Use of Proceeds.”
      This table is derived from and should be read together with our historical and unaudited pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2005

		Pro Forma
	Actual	As Adjusted

	($ in thousands)
Cash and cash equivalents	$—	$7,000	(a)

Long-term debt, including current portion:
Advances from Williams	$190,291	$—
Our borrowings under Williams’ revolving credit facility	—	—
Working capital facility with Williams	—	—

Total long-term debt	190,291	—

Equity:
Owners’ equity	16,979	—
Held by public:
Common units	—	73,843
Held by the general partner and its affiliates:
Common units	—	25,972
Subordinated units	—	99,815
General partner interest	—	4,074

Total equity	16,979	203,704

Total capitalization	$207,270	$203,704

(a)	Excludes an additional $7.4 million in proceeds from this offering that we will retain for working capital purposes to offset an estimated balance of an equal amount of deferred revenues as of June 30, 2005. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

DILUTION
      Dilution is the amount by which the offering price paid by purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Assuming an initial public offering price of $20.00 per common unit, on a pro forma basis as of March 31, 2005, after giving effect to the offering of common units and the related transactions, our net tangible book value was $203.7 million, or $14.77 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per common unit before the offering(a)	$1.93
Increase in net tangible book value per common unit attributable to purchasers in the offering	12.84

Less: Pro forma net tangible book value per common unit after the offering(b)		14.77

Immediate dilution in net tangible book value per common unit to purchasers in the offering		$5.23

(a)	Determined by dividing the total number of units (1,758,621 common units, 6,758,621 subordinated units, and the 2% general partner interest, which has a dilutive effect equivalent to 275,862 units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us into the net tangible book value of the contributed assets and liabilities. Our general partner’s dilutive effect equivalent was determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98%) by our general partner’s 2% general partner interest.

(b)	Determined by dividing the total number of units (6,758,621 common units, 6,758,621 subordinated units, and the 2% general partner interest, which has a dilutive effect equivalent to 275,862 units) to be outstanding after the offering into our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering.
      The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner and its affiliates and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired		Total Consideration

	Number	Percent	Amount	Percent

	($ in millions)
General partner and its affiliates (a)(b)	8,793,104	63.75%	$114.8	53.4%
New investors	5,000,000	36.25	100.0	46.6

Total	13,793,104	100.00%	$214.8	100.0%

(a)	Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own 1,758,621 common units, 6,758,621 subordinated units, and a 2% general partner interest having a dilutive effect equivalent to 275,862 units.

(b)	The assets contributed by our general partner and its affiliates were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by our general partner and its affiliates, as of March 31, 2005 was $114.8 million.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
General

Rationale for our Cash Distribution Policy
      Our cash distribution policy reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it. Our available cash includes cash generated from the operation of our assets and businesses, which include the gathering, transporting and processing of natural gas and the fractionating and storing of NGLs, as described elsewhere in this prospectus. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash on a quarterly basis. Please read “How We Make Cash Distributions.” Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case if we were subject to such tax.

Limitations on Our Ability to Make Quarterly Distributions
      There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy may become subject to limitations and restrictions and may be changed at any time, including:

•	Our board of directors has broad discretion to establish reserves for the prudent conduct of our business and the establishment of those reserves could result in a reduction in the amount of cash available to pay distributions.

•	Although our ability to make distributions is not currently restricted under Williams’ revolving credit agreement or Williams’ other debt instruments or our working capital facility with Williams, we or Williams may enter into future debt arrangements that could subject our ability to pay distributions to compliance with certain tests or ratios or otherwise restrict our ability to pay distributions.

•	Our ability to make distributions of available cash will depend, to a significant extent, on Discovery’s ability to make cash distributions to us. In addition, although Discovery’s limited liability company agreement has been amended to provide for quarterly distributions of available cash, Discovery has no prior history of making distributions to its members. Discovery’s management committee, on which we are represented, also will have broad discretion to establish reserves for the prudent conduct of its business. The establishment of those reserves could result in a reduction in Discovery’s cash available to pay distributions, which could cause a corresponding reduction in the amount of our cash available to pay distributions.

•	Even if our cash distribution policy is not modified, the amount of distributions we pay and the decision to make any distribution is at the discretion of our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•	Although our partnership agreement requires us to distribute our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement may not be amended without approval of nonaffiliated common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units after the subordination period has ended. At the closing of this offering, Williams will own approximately 26.0% of the outstanding common units and 100% of the outstanding subordinated units.

Our Cash Distribution Policy May Limit Our Ability to Grow
      Because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. We intend generally to rely upon external financing sources, including borrowings and issuances of debt and equity securities, to fund our acquisition and growth capital expenditures. However, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Discovery’s Cash Distribution Policy
      A substantial portion of our cash available to pay distributions will be cash we receive as distributions from Discovery. Please read “— Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery for the Twelve-Month Period Ending June 30, 2006.” As in our partnership agreement, Discovery’s limited liability company agreement, as amended to be effective at the closing of this offering, provides for the distribution of available cash on a quarterly basis, with available cash defined to mean, for each fiscal quarter, cash generated from Discovery’s business less reserves that are necessary or appropriate to provide for the conduct of its business and to comply with applicable law or any debt instrument or other agreement to which it is a party. Under Discovery’s limited liability company agreement, the amount of Discovery’s quarterly distributions, including the amount of cash reserves not distributed, will be determined by the members of Discovery’s management committee representing a majority-in-interest in Discovery. We will own a 40% interest in Discovery, and an affiliate of Williams will own a 26.7% interest in Discovery although the third member has an option to acquire a 6.7% interest in Discovery from Williams that expires October 31, 2005. Discovery’s limited liability agreement may only be amended with the unanimous approval of all its members.
Cash Distributions

Overview
      The amount of the minimum quarterly distribution is $0.3625 per unit, or $1.45 per year. The amount of available cash from operating surplus, which we also refer to as cash available to pay distributions, needed to pay the minimum quarterly distribution on all of the common units and subordinated units and the 2% general partner interest to be outstanding immediately after this offering for one quarter and for four quarters will be approximately:

		Minimum Quarterly
		Distribution

	Number of Units	One Quarter	Four Quarters

Common Units	6,758,621	$2,450,000	$9,800,000
Subordinated Units	6,758,621	2,450,000	9,800,000
2% General Partner Interest	—	100,000	400,000

Total	13,517,242	$5,000,000	$20,000,000

      The amounts in the table above will not change upon any exercise by the underwriters of their option to purchase additional common units from the selling unitholders.

Our Initial Distribution Rate
      We will pay the minimum quarterly distribution on all of our outstanding common and subordinated units for the twelve-month period ended June 30, 2006. Within 45 days after the end of each quarter, beginning with the quarter ending September 30, 2005, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through September 30, 2005 based on the actual length of the period.
      During the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages from prior quarters. Please read “How We Make Cash Distributions — Subordination Period.” The amount of the minimum quarterly distribution is $0.3625 per unit, or $1.45 per year. However, we cannot guarantee that we will pay the minimum quarterly distribution on the common units in any quarter.
      As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. The general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest.

      In the sections that follow, we present in detail the basis for our belief that we will have sufficient available cash from operating surplus to pay the minimum quarterly distribution on all of our outstanding common and subordinated units for each quarter through June 30, 2006. In those sections, we present two tables, including:

•	“Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery,” in which we present certain operating assumptions for the four quarters ending June 30, 2006; and

•	“Unaudited Pro Forma Cash Available to Pay Distributions,” in which we present the amount of available cash we would have generated in 2004 and in the twelve-month period ended March 31, 2005.

      Our pro forma available cash for 2004 and for the twelve-month period ended March 31, 2005 would have been sufficient to pay the minimum quarterly distribution of $0.3625 per unit on all common and subordinated units and the 2% general partner interest to be outstanding following the completion of this offering.
      If we had completed the transactions contemplated in this prospectus on January 1, 2004, pro forma available cash generated during 2004 would have been approximately $23.2 million. If we had completed the transactions contemplated in this prospectus on April 1, 2004, pro forma available cash generated during the twelve-month period ended March 31, 2005 would have been approximately $21.1 million. These amounts of pro forma available cash generated would have been sufficient to allow us to pay the full minimum quarterly distribution on all of our common units and subordinated units and the 2% general partner interest for 2004 and for the twelve-month period ended March 31, 2005.
      Pro forma cash available to pay distributions also excludes any cash from working capital or other borrowings and cash on hand as of the closing date of this offering plus $10.0 million that is included in the cumulative calculation of operating surplus under our partnership agreement. As described in “How We Make Cash Distributions — Operating Surplus and Capital Surplus,” cash from these sources may also be used to pay distributions.
      As a result of the factors described in “— Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery for the Twelve-Month Period Ending June 30, 2006” and “— Assumptions and Considerations” below, we believe we will be able to pay the minimum quarterly distribution of $0.3625 per unit on all common and subordinated units and the 2% general partner interest for each quarter in the twelve-month period ending June 30, 2006.
Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery for the Twelve-Month Period Ending June 30, 2006
      In order to fund the minimum quarterly distribution of $0.3625 to our common and subordinated unitholders and the 2% distribution to our general partner over the four quarters ending June 30, 2006, our cash available to pay distributions must be at least $20.0 million over that period. We have calculated the minimum amount of Estimated Adjusted EBITDA Excluding Investment in Discovery for the twelve-month period ending June 30, 2006 necessary to generate cash available to pay distributions of $20.0 million over that period, which we refer to as the Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery. In calculating Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery, we have also calculated Discovery’s Estimated Adjusted EBITDA for the same period. In our case, we define Adjusted EBITDA Excluding Investment in Discovery as net income (loss) plus net interest (income) expense and depreciation and accretion less our equity earnings in Discovery plus the impairment of our investment in Discovery in 2004. We also adjust for certain non-cash, non-recurring items. In the case of Discovery, we define Adjusted EBITDA as net income plus interest (income) expense, depreciation and accretion, and we also adjust for certain non-cash, non-recurring items. Our equity share of Discovery’s Adjusted EBITDA is 40%. Adjusted EBITDA Excluding Investment in Discovery, in our case, and Adjusted EBITDA, in the case of Discovery, should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or ability to service debt obligations.
      In the table below entitled “Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery,” we calculate that our Estimated Adjusted EBITDA Excluding Investment in Discovery must be approximately $3.6 million for the four quarters ending June 30, 2006 for us to be able to generate cash available to pay distributions of $20.0 million. In calculating the Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery, we have estimated that our 40% equity share of Discovery’s Estimated Adjusted EBITDA for the same period will be approximately $14.9 million. Although we believe that we will be able to achieve these results based on the assumptions and considerations set forth later in this section, we can give you no assurance that we will actually generate the Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery and estimated cash available to pay distributions of $20.0 million. There will likely be differences between these amounts and our actual results of operations and cash flows, and those differences could be material. If we are not able to achieve the Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery described above and if our estimate of our 40% equity share of Discovery’s Estimated Adjusted EBITDA for the twelve-month period ending June 30, 2006 is not realized, we may not be able to pay the full minimum quarterly distribution or any amount on our outstanding common and subordinated units.
      In calculating the Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery, we have included estimates of maintenance and expansion capital expenditures for the twelve-month period ending June 30, 2006. Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain current operations and that do not increase operating capacity or revenues from existing levels. Expansion capital expenditures consist of capital expenditures we expect to make to expand the operating capacity of our current operations. The Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery includes our assumption that Discovery will make expansion capital expenditures associated with a potential pipeline lateral expansion project that will be funded in part by capital contributions from us. In the omnibus agreement, Williams will agree to reimburse us for $11.3 million of expansion capital expenditures related to this project that we estimate will be made through June 30, 2006. We believe these reimbursements will offset related capital contributions we may be required to make during that period. We do not expect these expansion capital expenditures by Discovery to generate earnings or cash flow from operations in the twelve-month period ending June 30, 2006, so they are not necessary to achieve Discovery’s Estimated Adjusted EBITDA.
      You should read “— Assumptions and Considerations” below for a discussion of the material assumptions underlying our belief that we will be able to generate the Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery and that Discovery will be able to generate Estimated Adjusted EBITDA in the amount disclosed for the twelve-month period ending June 30, 2006. Our belief is based on certain assumptions and reflects our judgment, as of the date of this prospectus, of conditions we expect to exist and the course of action we expect to take over the twelve-month period ending June 30, 2006. The assumptions we disclose are those that we believe are significant to our ability to generate the Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery and Discovery’s ability to generate the amount of its Estimated Adjusted EBITDA that we disclose. If these estimates prove to be materially incorrect, we may not be able to pay the full minimum quarterly distribution or any amount on our outstanding common and subordinated units.
      Our Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Estimated Adjusted EBITDA for the twelve-month period ending June 30, 2006 have been prepared by our management. Our independent auditors have not examined, compiled, or otherwise applied procedures to our Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery or Discovery’s Estimated Adjusted EBITDA for the twelve-month period ending June 30, 2006 and, accordingly, do not express an opinion or any other form of assurance on these estimates.
      When considering our Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Estimated Adjusted EBITDA for the twelve-month period ending June 30, 2006, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” beginning on page 15, and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our and Discovery’s financial condition and consolidated results of operations to vary significantly from those set forth in the table below. In addition, we do not undertake any obligation to release publicly the results of any future revisions we may make to these estimates or to update these estimates to reflect events or circumstances after the date of this prospectus. Therefore, we caution you not to place undue reliance on this information.

Williams Partners L.P.
Minimum Estimated Adjusted EBITDA
Excluding Investment in Discovery
      The following table illustrates our estimate of the minimum amount of Estimated Adjusted EBITDA Excluding Investment in Discovery we must generate to have $20.0 million of cash available to pay distributions. This is the amount required to pay the minimum quarterly distribution to our unitholders and our general partner for the twelve-month period ending June 30, 2006, assuming that the offering had been consummated at the beginning of such period. We explain each of the adjustments presented below in the footnotes to the table. All of the amounts for the twelve-month period ending June 30, 2006 in the table and footnotes below are estimates.

Twelve-Month
Period Ending
June 30, 2006

(In thousands,
except per
unit amounts)
Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery(a)	$3,613
Less:
Cash interest expense(b)	(936)
Maintenance capital expenditures(c)	(6,418)
Expansion capital expenditures(d)	0
Capital contributions to Discovery(e)	(12,262)
Add:
Estimated adjusted available cash from Discovery(f)	14,080
Capital expenditure and other reimbursements from Williams under the omnibus agreement(g)	17,912
Cash benefit from natural gas purchase contract(h)	4,011

Minimum cash available to pay distributions at Williams Partners L.P.	$20,000

Estimated Cash Distributions
Minimum Quarterly Distributions per Unit	$1.450

Distributions to Public Common Unitholders(i)	$7,250
Distributions to The Williams Companies, Inc. and Affiliates(i)	12,750

Total Distributions Paid	$20,000

(a)	Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery for the twelve-month period ending June 30, 2006 represents the minimum amount of Estimated Adjusted EBITDA Excluding Investment in Discovery necessary to generate $20.0 million of cash available to pay distributions. If we generate $20.0 million of estimated cash available to pay distributions for the twelve-month period ended June 30, 2006, we will be able to pay the minimum quarterly distribution on all of our outstanding common and subordinated units. We generated pro forma Adjusted EBITDA Excluding Investment in Discovery of approximately $10.1 million for the year ended December 31, 2004 and approximately $8.5 million for the twelve-month period ended March 31, 2005.

(b)	Reflects estimated cash interest expense for two outstanding letters of credit and for interest expense associated with commitment fees for our $75 million borrowing limit under Williams’ revolving credit facility and our $20 million working capital facility with Williams. This amount is comparable to the pro forma cash interest expense for these commitment fees for the year ended December 31, 2004 and the twelve-month period ended March 31, 2005. The advances from affiliate reflected in our historical balance sheet will be forgiven by Williams prior to the closing of this offering. As a result, the estimated cash interest expense does not include any amount for interest on these balances.

(c)	Reflects estimated maintenance capital expenditures for the twelve-month period ending June 30, 2006 of $6.4 million, including $3.1 million in KDHE-related cavern compliance expenditures at our Conway storage facility and $1.9 million in connection with the installation of double liners on two brine ponds at our Conway storage facility. We expect that the KDHE-related cavern compliance expenditures will be reimbursed by Williams under the omnibus agreement, as described in item (3) of Note (g) below. As a result, we estimate that the net amount to us of these maintenance capital expenditures will be $3.3 million. The estimated increase in maintenance capital expenditures is primarily attributable to one-time costs associated with KDHE-related cavern compliance expenditures. For the years ended December 31, 2003 and December 31, 2004 and the twelve-month period ended March 31, 2005 our maintenance capital expenditures were $1.2 million, $1.6 million and $1.7 million, respectively.

(d)	In our estimate for the twelve-month period ending June 30, 2006, as in 2004 and 2003, all of our expansion capital expenditures have been and will be made by Discovery.

(e)	Reflects estimated capital contributions to be made to Discovery for the twelve-month period ending June 30, 2006 to fund (1) our 40% share ($11.3 million) of costs associated with Discovery’s construction of a potential pipeline lateral expansion project that we expect Discovery to incur over such twelve-month period, (2) our 40% share ($0.8 million) of marshland restoration costs relating to the construction of Discovery’s pipeline and (3) our 40% share ($0.2 million) of the cost of the repair or replacement of an emission-control flare at the Paradis fractionation facility. We do not expect these expansion capital expenditures to generate earnings or cash flow from operations during the twelve-month period ending June 30, 2006. We expect our share of the total construction cost of Discovery’s potential pipeline lateral expansion project to be $27.8 million, with the balance above $11.3 million to be contributed to Discovery by June 30, 2008. In the omnibus agreement, Williams will agree to reimburse us for these costs. Pro forma capital contributions to Discovery for expansion capital expenditures for the years ended December 31, 2003 and December 31, 2004 and the twelve-month period ended March 31, 2005 were $3.7 million, $15.3 million and $15.2 million, respectively. Discovery’s expansion capital expenditures for the year ended December 31, 2004 and the twelve-month period ended March 31, 2005 related to the construction of gathering laterals to the Front Runner, Rock Creek and Tarantula prospects completed in 2004 and the market expansion project completed in 2005.

(f)	Estimated available cash from Discovery is derived from Discovery’s Estimated Adjusted EBITDA for the twelve-month period ending June 30, 2006. For Discovery, we define Estimated Adjusted EBITDA as net income plus interest (income) expense, depreciation and accretion, and we also adjust for certain non-cash, non-recurring items. Although Discovery’s limited liability company agreement has been amended to provide for quarterly distributions of available cash, Discovery has historically retained all of its cash generated from operations to fund its expansion capital expenditures and has not made any cash distributions to its members.

Discovery Producer Services LLC

Twelve Months
Ended
June 30, 2006

Estimated Adjusted EBITDA(1)	$37,229
Less:
Maintenance capital expenditures(2)	(5,230)
Expansion capital expenditures(3)	(30,156)
Add:
Capital contribution from members(4)	30,656
Cash retained for certain maintenance capital expenditures(5)	2,700

Estimated cash available to pay distributions to members	$35,199

Williams Partners L.P. 40% Interest	$14,080

(1)	We estimate that Discovery will generate Estimated Adjusted EBITDA for the twelve-month period ending June 30, 2006 of approximately $37.2 million. This amount is approximately $3.3 million more than Discovery’s pro forma Adjusted EBITDA for the year ended December 31, 2004 and $2.6 million more than Discovery’s pro forma Adjusted EBITDA for the twelve-month period ended March 31, 2005. The estimated increase from the amounts in the prior periods is primarily attributable to anticipated higher revenues resulting from (i) an estimated 8.1% increase in average gathered volumes of natural gas on Discovery compared to 2004 and a 0.7% decrease in volumes compared to 2003 attributable to new production from the Front Runner, Rock Creek and Tarantula prospects connected in late 2004, offset by declines in production from existing connected wells, and (ii) the market expansion project, which went into service in June 2005.

(2)	Reflects estimated maintenance capital expenditures of $5.2 million in the twelve-month period ending June 30, 2006, including (i) $1.7 million for installation of deepwater vent lines on Discovery’s pipeline, (ii) $1.0 million for compressor modification expenditures at Discovery’s Larose gas processing plant and (iii) $0.5 million for the repair or replacement of an emission-control flare at the Paradis fractionation facility. We believe that the specific maintenance capital expenditures described above are one-time costs and that Discovery’s maintenance capital expenditures will return to historical levels in subsequent future periods. For the years ended December 31, 2003 and December 31, 2004 and the twelve-month period ended March 31, 2005, Discovery’s maintenance capital expenditures were $2.8 million, $0.8 million and $2.5 million, respectively.

(3)	Reflects estimated expansion capital expenditures in the twelve-month period ending June 30, 2006 of (i) $28.2 million to fund the construction of a potential pipeline lateral expansion project and (ii) $2.0 million to fund marshland restoration costs relating to the construction of the Discovery pipeline. We do not expect these expansion capital expenditures to generate any earnings or cash flow from operations during the twelve-month period ending June 30, 2006. We expect the total construction cost of the potential pipeline lateral expansion project to be $69.5 million, with the remaining amount to be expended by June 30, 2008. In the omnibus agreement, Williams will agree to reimburse us for our 40% share ($27.8 million) of the expected total construction cost of the potential pipeline lateral expansion project and our 40% share ($0.8 million) of the expected marshland restoration costs. Discovery’s expansion capital expenditures for the years ended December 31, 2003 and December 31, 2004 and the twelve-month period ended March 31, 2005 were $9.3 million, $38.3 million and $38.0 million, respectively. The expansion capital expenditures for the year ended December 31, 2004 and the twelve month period ended March 31, 2005 were related to the construction of gathering laterals to the Front Runner, Rock Creek and Tarantula prospects completed in 2004 and the market expansion project completed in 2005.

(4)	We expect that Discovery will fund its expansion capital expenditures by making cash calls upon its members and, with the exception of the cost of the repair or replacement of an emission-control flare at its Paradis fractionation facility, we expect that Discovery will fund its maintenance capital expenditures with cash flow from operations. In the omnibus agreement, Williams will reimburse us for our 40% share of each of the construction cost of this potential pipeline lateral expansion project, marshland restoration costs relating to the construction of the Discovery pipeline and the repair or replacement of the emission-control flare, our 40% share of the costs of which are $11.3 million, $0.8 million and $0.2 million, respectively.

(5)	Prior to the closing of this offering, Discovery will make a distribution to its members (which will not include us because the distribution will occur prior to our becoming a member of Discovery). However, Discovery will retain a sufficient amount of cash to cover certain expected or potential expenses, including $1.7 million to pay for the installation of deepwater vent lines on Discovery’s pipeline and $1.0 million to pay for compressor modifications at Discovery’s Larose gas processing plant.

(g)	In the omnibus agreement, Williams will agree to reimburse us for, among other things, (1) restoration activities due to the partial erosion of the Carbonate Trend pipeline overburden, which we estimate will cost $2.5 million and which we will record as an expense, (2) our 40% equity share ($11.3 million) of the estimated cost to Discovery to fund the construction of a potential pipeline lateral expansion project discussed in Note (e) above, (3) $3.1 million for capital expenditures related to KDHE-related cavern compliance at our Conway storage facility, (4) our 40% share of marshland restoration costs associated with the construction of Discovery’s pipeline, which we estimate will be $0.8 million, and (5) our 40% share of the cost of the repair or replacement of an emission-control flare at our Paradis fractionation facility, which we estimate will be $0.2 million. In the omnibus agreement, Williams will agree to reimburse us for a total of $12.5 million of environmental and related liabilities, including any amounts recoverable under our insurance policy covering remediation costs and unknown claims at Conway, and our 40% share ($27.8 million) of the total estimated cost to Discovery to fund the construction of a potential pipeline lateral expansion project. There were no such reimbursements from Williams for the years ended December 31, 2003 and December 31, 2004 and the twelve-month period ended March 31, 2005.

(h)	Upon the closing of this offering, Williams will transfer to us a pre-paid contract for the purchase of natural gas from a wholly owned subsidiary of Williams through December 31, 2007 at a fixed price. This natural gas purchase contract will mitigate fuel price risk under a fractionation contract at our Conway fractionation facility that also will terminate on December 31, 2007. Our fuel expense will not reflect the cash benefit of this gas purchase contract. As a result, our Minimum Estimated Adjusted EBITDA Excluding Investment in Discovery for the twelve-months ending June 30, 2006 does not reflect the $4.0 million cash benefit of this natural gas purchase contract. The amount of the cash benefit of this gas purchase contract on a pro forma basis was approximately $2.8 million for the year ended December 31, 2004 and approximately $2.9 million for the twelve-month period ended March 31, 2005 due to lower natural gas prices during those periods.

(i)	The table below sets forth the assumed number of outstanding common units and subordinated units upon the closing of this offering, the full minimum quarterly distributions payable on the outstanding common units and subordinated units and the amount payable on the 2% general partner interest for the twelve-month period ending June 30, 2006.

	Distributions

	Number of	Per
	Units	Unit	Aggregate

Estimated distributions on publicly held common units	5,000,000	$1.45	$7,250,000
Estimated distributions on common units held by Williams and its affiliates	1,758,621	1.45	2,550,000
Estimated distributions on subordinated units held by Williams and its affiliates	6,758,621	1.45	9,800,000

Total distributions on units	13,517,242	1.45	19,600,000

Estimated distribution on 2% general partner interest			400,000

Total			$20,000,000

Pro Forma Cash Available to Pay Distributions for the Year Ended December 31, 2004 and the Twelve-Month Period Ended March 31, 2005
      The following table illustrates, on a pro forma basis, for the year ended December 31, 2004 and for the twelve-month period ended March 31, 2005, the amount of cash available to pay distributions to our unitholders, assuming, in each case, that the offering and the related transactions had been consummated at the beginning of such period. Each of the pro forma adjustments presented below is explained in the footnotes to those adjustments.
      We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, cash available to pay distributions is primarily a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. As a result, you should view the amount of pro forma cash available to pay distributions only as a general indication of the amount of cash available to pay distributions that we might have generated had we been formed in earlier periods.
Williams Partners L.P.
Unaudited Pro Forma Cash Available to Pay Distributions

		Twelve Months
	Year Ended	Ended
	December 31,	March 31,
	2004	2005

	(In thousands)
Net Cash Provided (Used) by Operating Activities	$2,703	$(691)
Interest expense(a)	12,476	12,370
Net changes in working capital accounts including net changes in noncurrent assets & liabilities(b)	(3,452)	(1,531)

Adjusted EBITDA Excluding Investment in Discovery	11,727	10,148
Additional expense of being a public company, net of credit(c)	(1,600)	(1,600)

Pro Forma Adjusted EBITDA Excluding Investment in Discovery	10,127	8,548
Less:
Pro forma cash interest expense(d)	(1,342)	(1,537)
Pro forma maintenance capital expenditures(e)	(1,622)	(1,739)
Pro forma expansion capital expenditures(f)	0	0
Pro forma capital contributions to Discovery(g)	(15,308)	(15,209)
Add:
Pro forma cash benefit from natural gas purchase contract(h)	2,800	2,946
Pro forma cash available from Discovery(i)	13,228	12,844
Pro forma borrowings to fund capital contributions to Discovery(j)	15,308	15,209

Pro forma cash available to pay distributions at Williams Partners L.P.	$23,191	$21,062

Pro Forma Cash Distributions
Minimum Quarterly Distribution(s) per Unit	$1.450	$1.450

Distributions to Public Common Unitholders(k)	$7,250	$7,250
Distributions to Williams and its affiliates(k)	12,750	12,750

Total Distributions	$20,000	$20,000

Excess(l)	$3,191	$1,062

(a)	The interest expense included in the historical financial statements of the Williams Partners Predecessor is comprised primarily of interest associated with advances from an affiliate. Because these advances will be forgiven prior to the closing of this offering, we have adjusted pro forma cash available to pay distributions to reflect the elimination of this interest expense.

(b)	We will fund working capital requirements through cash flow from operations, proceeds from this offering and borrowings under our $20 million working capital facility with Williams.

(c)	Upon completion of this offering, we anticipate incurring incremental general and administrative costs related to becoming a separate public entity, such as costs associated with business development, annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees and incremental insurance costs, of approximately $5.5 million per year. In the omnibus agreement, Williams will agree to provide a five-year partial credit for general and administrative expenses incurred on our behalf. In 2005, the amount of this credit will be $3.9 million, which will be pro rated for the period from the closing of this offering through year end. The amount of the credit will be $3.2 million in 2006 and will decrease by $800,000 in each subsequent year. As a result, for the year ended December 31, 2004 and the twelve-month period ended March 31, 2005, we would have incurred incremental general and administrative expense of $1.6 million, net of the $3.9 million credit provided by Williams.

(d)	Reflects (1) actual cash interest expenses of $0.8 million for the year ended December 31, 2004 and $1.0 million for the twelve-month period ended March 31, 2005 for two letters of credit, additional pro forma interest expense associated with commitment fees for our $75 million borrowing limit under Williams’ revolving credit facility and under our $20 million working capital facility with Williams and (2) additional pro forma interest expense of $0.6 million for the year ended December 31, 2004 and the twelve-month period ended March 31, 2005 associated with the pro forma borrowings described in Note (j) below.

(e)	Reflects actual maintenance capital expenditures of $1.6 million for the year ended December 31, 2004 and $1.7 million for the twelve-month period ended March 31, 2005. Approximately half of each such amount was associated with relining a brine pond at our Conway storage facility.

(f)	The partnership had no expansion capital expenditures for the year ended December 31, 2004 and the twelve-months ended March 31, 2005.

(g)	Reflects pro forma capital contributions to Discovery to pay for our 40% share of Discovery’s actual expansion capital expenditures for the periods presented. Discovery historically funded its expansion capital expenditures from cash from operations.

(h)	Upon the closing of this offering, Williams will transfer to us a pre-paid contract for the purchase of natural gas through December 31, 2007 at a fixed price from a wholly owned subsidiary of Williams. This natural gas purchase contract will mitigate the fuel price risk under a fractionation contract at our Conway fractionation facility that also will terminate on December 31, 2007. Our fuel expense will not reflect the cash benefit of this gas purchase contract. As a result, our pro forma Adjusted EBITDA Excluding Investment in Discovery for the year ended December 31, 2004 and the twelve-month period ended March 31, 2005 does not reflect the cash benefit of this natural gas purchase contract for these periods of $2.8 million and $2.9 million, respectively.

(i)	Discovery’s pro forma cash available to pay distributions to members for the year ended December 31, 2004 and the twelve-month period ended March 31, 2005 is derived from Discovery’s pro forma Adjusted EBITDA for those respective periods. For Discovery, we define Adjusted EBITDA as net income plus interest (income) expense, depreciation and accretion, and we also adjust for certain non-cash, non-recurring items. Although Discovery’s limited liability company agreement has been amended to provide for quarterly distributions of available cash, Discovery has historically retained all of its cash generated from operations to fund its expansion capital expenditures and has not made any cash distributions to its members.

Discovery Producer Services LLC

		Twelve Months
	Year Ended	Ended
	December 31,	March 31,
	2004	2005

	(In thousands)
Net Cash Provided by Operating Activities	$35,623	$32,511
Interest (income)	(550)	(782)
Net changes in working capital accounts including net changes in noncurrent assets & liabilities(1)	(1,158)	2,878

Pro forma Adjusted EBITDA	33,915	34,607
Less:
Maintenance capital expenditures(2)	(845)	(2,497)
Expansion capital expenditures(3)	(38,270)	(38,023)
Add:
Pro forma capital contribution from members(4)	38,270	38,023

Pro forma cash available to pay distributions to members	$33,070	$32,110

Williams Partners L.P. 40% Interest	$13,228	$12,844

(1)	Discovery will fund its working capital requirements from cash retained at the closing of this offering and cash flow from operations.

(2)	Reflects actual maintenance capital expenditures for the periods presented. For the twelve-month period ended March 31, 2005, $1.6 million of this amount represents the purchase of three residue compressors that were previously leased.

(3)	Reflects Discovery’s actual expansion capital expenditures related primarily to the construction of gathering laterals to the Front Runner, Rock Creek and Tarantula prospects completed in 2004 and the market expansion project completed in 2005.

(4)	Reflects pro forma capital contributions from members to fund expansion capital expenditures.

(j)	Assumes pro forma capital contributions to Discovery were funded entirely through borrowings. The pro forma interest associated with these pro forma borrowings are described in Note (d) above. In the future, we expect to fund expansion capital expenditures through borrowings, the issuance of debt or equity securities or a combination thereof.

(k)	The table below sets forth the assumed number of outstanding common units and subordinated units upon the closing of this offering and the minimum quarterly distribution per unit and aggregate distribution amounts payable on the outstanding common units and subordinated units and the 2% general partner interest on a pro forma basis for the year ended December 31, 2004 and the twelve-month period ended March 31, 2005.

	Distributions

	Number of
	Units	Per Unit	Aggregate

Pro forma distributions on publicly held common units	5,000,000	$1.45	$7,250,000
Pro forma distributions on common units held by Williams and its affiliates	1,758,621	1.45	2,550,000
Pro forma distributions on subordinated units held by Williams and its affiliates	6,758,621	1.45	9,800,000

Total distributions on units	13,517,242	$1.45	19,600,000

Pro forma distribution on 2% general partner interest			400,000

Total			$20,000,000

(l)	The amount of pro forma available cash at Williams Partners L.P. for the year ended December 31, 2004 and for the twelve-month period ended March 31, 2005 would have been sufficient to allow us to pay the full minimum quarterly distributions on all of the common and subordinated units and the 2% general partner interest.

Assumptions and Considerations
      We believe that we will generate sufficient cash flow to enable us to pay the minimum quarterly distributions on all common and subordinated units for each quarter in the twelve-month period ending June 30, 2006. Our belief is based on the following specific assumptions with respect to the twelve-month period ending June 30, 2006 that we believe to be reasonable:
Revenue and Operations

•	Average gathered volumes of natural gas on Discovery will be at least 376,200 MMBtu/d, compared to 348,142 MMBtu/d and 378,745 MMBtu/d for the years ended December 31, 2004 and December 31, 2003, respectively. The 8.1% increase in volumes compared to 2004 and 0.7% decrease in volumes compared to 2003 are attributable to new production from the Front Runner, Rock Creek and Tarantula prospects connected in late 2004, offset by declines in production from existing connected wells.

•	Discovery will receive incremental revenues of approximately $1.8 million from the market expansion project which went into service in June 2005.

•	Average gross processing margins at Discovery’s Larose gas processing plant will be at least $0.14 per MMBtu, compared to $0.17 MMBtu for each of the years ended December 31, 2004 and December 31, 2003, respectively. The 17% decrease from 2004 and 2003 margins is attributable to lower projected spreads between NGL prices and natural gas prices and lower processing fees for recently connected volumes.

•	Average volumes fractionated for our account at the Conway fractionator will be at least 40,700 bpd, compared to 39,062 bpd and 34,989 bpd for the years ended December 31, 2004 and December 31, 2003, respectively. The 4% increase compared to 2004 and 16% increase compared to 2003 are attributable to increased volumes due to the election by one of our long-term customers to deliver its mixed NGLs to the Mid-Continent region versus the Gulf Coast region due to favorable market conditions in the Mid-Continent region. For a description of this contractual arrangement please read “Business — The Conway Assets.”

•	Storage revenues at our Conway storage facilities will be at least $18.7 million, compared to $15.3 million and $11.6 million for the years ended December 31, 2004 and December 31, 2003, respectively. The 22% increase compared to 2004 is attributable to a rate increase under a long-term contract and a significant increase in short-term storage rates. The 61% increase compared to 2003 is attributable to higher average per-unit storage rates reflecting the pass through of increased costs to comply with KDHE regulations.

•	Average volumes of natural gas shipped on our Carbonate Trend pipeline will be at least 40,000 MMBtu/d, compared to 49,981 MMBtu/d and 67,638 MMBtu/d for the years ended December 31, 2004 and 2003 respectively. The 20% decrease compared to 2004 and 41% decrease compared to 2003 are attributable to production declines from existing connected wells, partially offset by anticipated recompletions and workovers at existing connected wells.

•	We will not incur any negative margins from managing product imbalances of our Conway fractionator and our Conway storage facilities. We realized a positive margin related to our management of product imbalances at our Conway facilities of $1.8 million for 2004 and we did not realize any such margin in 2003. Margins related to our management of product imbalances cannot be reliably estimated due to uncertainty related to the timing and amounts of the underlying volumes. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Operations” for a discussion of these activities.

Expenses and Capital Expenditures

•	Our maintenance capital expenditures will be approximately $6.4 million, compared to $1.6 million and $1.2 million for the years ended December 31, 2004 and December 31, 2003, respectively. Maintenance capital expenditures for the twelve-month period ended June 30, 2006 include approximately $3.1 million in connection with KDHE-related cavern compliance costs at our Conway storage facility and approximately $1.9 million in connection with the installation of double-liners for two brine ponds at our Conway storage facility. We expect that the KDHE-related cavern compliance expenditures will be reimbursed by Williams under the omnibus agreement. As a result, the net amount to us of these maintenance capital expenditures will be $3.3 million. Our estimate of an increase in maintenance capital expenditures compared to the prior periods is primarily attributable to one-time costs associated with KDHE-related cavern compliance expenditures.

•	Operating and maintenance expenses will be approximately $28.2 million, compared to $19.4 million and $14.0 million for the years ended December 31, 2004 and December 31, 2003, respectively. Our estimate of an increase in operating and maintenance expenses compared to prior periods is attributable primarily to (1) the cost of restoration activities in connection with partial erosion of the overburden along our Carbonate Trend pipeline, which we estimate will be approximately $2.5 million, (2) expenses attributable to increased fuel costs at our Conway fractionator and (3) increased costs of complying with a KDHE regulation.

•	Discovery’s maintenance capital expenditures will be approximately $5.2 million, which includes (1) $1.7 million for the installation of deepwater vent lines on Discovery’s pipeline, (2) $1.0 million for compressor modification expenditures and (3) $0.5 million for the repair or replacement of an emission-control flare at the Paradis fractionation facility. Discovery’s maintenance capital expenditures were $0.8 million and $2.8 million for the years ended December 31, 2004 and December 31, 2003. Our 40% share of these maintenance capital expenditures will be $2.1 million, compared to a 40% share of $0.3 million and $1.1 million for the years ended December 31, 2004 and 2003, respectively.

•	Discovery’s expansion capital expenditures will be approximately $30.2 million, which includes $28.2 million for the construction of a potential pipeline lateral expansion project and $2.0 million for marshland restoration costs relating to the construction of the Discovery pipeline. Our 40% share of these expansion capital expenditures will be $11.3 million and $0.8 million, respectively. We expect the total construction costs of the potential pipeline lateral expansion project to be approximately $69.5 million, with the balance to be expended by June 30, 2008. For the years ended December 31, 2004 and 2003 Discovery expended $38.3 million and $38.0 million, respectively, in expansion capital expenditures related to the construction of the gathering laterals to the Front Runner, Rock Creek and Tarantula prospects, which were completed in 2004, and the market expansion project, which was completed in 2005.

•	Our general and administrative expenses will be approximately $8.0 million, excluding the credit from Williams provided for under the omnibus agreement, compared to $2.6 million and $1.8 million for the years ended December 31, 2004 and December 31, 2003 respectively. Including this credit, we expect the cash expenditures for the twelve-month period ended June 30, 2006 associated with general and administrative expenses will be approximately $4.5 million. The increase in the net amount over the next twelve months of $4.5 million from the $2.6 million for the year ended December 31, 2004 relates to our incurrence of various incremental general and administrative costs related to becoming a separate public entity, such as costs associated with business development, annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, and registrar and transfer agent fees.

•	We will not have any borrowings or interest expense, other than interest expense of approximately $0.6 million associated with two outstanding letters of credit and $0.3 million in commitment fees related to our borrowing limit under Williams’ revolving credit agreement and our working capital facility with Williams. The advances from affiliates reflected in the historical balance sheet of Williams Partners Predecessor will be forgiven by Williams prior to this offering.
Other

•	We will benefit from a gas purchase contract with a subsidiary of Williams for a sufficient quantity of natural gas at a fixed price to satisfy our fuel requirements under a fractionation contract that contains a cap on the per-unit fee we receive. Upon the closing of this offering, Williams will transfer to us a pre-paid contract for the purchase of natural gas from a wholly owned subsidiary of Williams through December 31, 2007 at a fixed price. This natural gas purchase contract will mitigate the fuel price risk under a fractionation contract at our Conway fractionation facility that also will terminate on December 31, 2007.

•	Pursuant to the omnibus agreement, Williams will (1) reimburse us for the estimated $2.5 million cost of restoration activities in connection with the partial erosion of the overburden along our Carbonate Trend pipeline, (2) reimburse us for approximately $3.1 million of maintenance capital expenditures at our Conway storage facility in connection with KDHE-related cavern compliance, (3) reimburse us for our 40% share ($11.3 million) of the cost to Discovery to fund the construction of a potential pipeline lateral expansion project, (4) reimburse us for our 40% share ($0.8 million) of the estimated marshland restoration costs associated with the construction of Discovery’s pipeline, (5) reimburse us for our 40% share ($0.2 million) of the estimated cost of the repair or replacement of an emission-control flare at Discovery’s Paradis fractionation facility and (6) provide a credit of approximately $3.5 million for general and administrative expenses.

•	The cost of any shipper refunds required by FERC for retained system gas gains and the over-recovery of lost and unaccounted-for gas at Discovery will not exceed $14.7 million. We did not pay any shipper refunds in 2004 or 2003. This deferred amount is included in current accrued liabilities in the consolidated financial statements of Discovery. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory Matters” and Discovery Producer Services Consolidated Financial Statements — Notes to Consolidated Financial Statements — Note 7. Rate and Regulatory Matters and Contingent Liabilities” for a discussion of this liability.

•	Discovery will be able to finance its expansion capital expenditures through capital calls to its members, including us.

•	The cash on hand at Discovery at the closing of this offering will be sufficient to meet its working capital needs.

•	Williams will not default under its revolving credit agreement, which would preclude us from borrowing under our borrowing limit under the agreement, or otherwise experience a material adverse effect on its business, financial condition or results of operations.

•	No material nonperformance or credit-related defaults by suppliers, customers or vendors will occur.

•	No material accidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated and material events will occur.

•	Market, regulatory, and overall economic conditions will not change substantially.

      While we believe that these assumptions are reasonable in light of management’s current beliefs concerning future events, the assumptions underlying these estimates are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions do not materialize, the actual available cash to pay distributions that we generate could be substantially less than the amount we currently estimate and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all the common and subordinated units, in which event the market price of the common units may decline materially. Consequently, the statement that we believe that we will generate sufficient available cash from operating surplus to pay the full minimum quarterly distribution on all units for each quarter through June 30, 2006 should not be regarded as a representation by us or the underwriters or any other person that we will make these distributions. When reading this section, you should keep in mind the risk factors and other cautionary statements under the headings “Risk Factors,” “Forward-Looking Statements” and elsewhere in this prospectus. Any of the risks discussed in this prospectus could cause our actual results to vary significantly from our estimate.

HOW WE MAKE CASH DISTRIBUTIONS
Operating Surplus and Capital Surplus

Overview
      All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Available Cash
      We define available cash in the glossary, and it generally means, for each fiscal quarter all cash on hand at the end of the quarter:

•	less the amount of cash reserves established by our general partner to:

—	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

—	comply with applicable law, any of our debt instruments or other agreements; or

—	provide funds for distribution to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made. Working capital borrowings are generally borrowings that will be made under our working capital facility with Williams and in all cases are used solely for working capital purposes or to pay distributions to partners.

Definition of Operating Surplus
      We define operating surplus in the glossary, and for any period it generally means:

•	our cash balance on the closing date of this offering of approximately $14.4 million; plus

•	$10.0 million (as described below); plus

•	all of our cash receipts after the closing of this offering, excluding (1) cash from borrowings that are not working capital borrowings, (2) sales of equity and debt securities and (3) sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures after the closing of this offering (including the repayment of working capital borrowings, but not the repayment of other borrowings) and maintenance capital expenditures (including capital contributions to Discovery to be used by Discovery for maintenance capital expenditures); less

•	the amount of cash reserves established by our general partner for future operating expenditures.

Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
      Because operating surplus is a cash accounting concept, the benefit that we receive from our gas purchase contract with a subsidiary of Williams and the partial credit for general and administrative expenses and other reimbursements we receive from Williams under the omnibus agreement will be part of our operating surplus.
      As described above, operating surplus does not reflect actual cash on hand at closing that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $10.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus.

Definition of Capital Surplus
      We also define capital surplus in the glossary, and it will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions
      We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.
Subordination Period

Overview
      During the subordination period, which we define below and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.3625 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period
      We define the subordination period in the glossary. Except as described below under “— Early Termination of Subordination Period,” the subordination period will extend until the first day of any quarter beginning after June 30, 2008 that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

      If the unitholders remove our general partner without cause, the subordination period may end early.

Early Termination of Subordination Period
      The subordination period will automatically terminate and all of the subordinated units will convert into common units on a one-for-one basis if each of the following occurs:

•	distributions of available cash from operating surplus on each outstanding common unit and subordinated unit equaled or exceeded $2.1748 (150% of the annualized minimum quarterly distribution) for any four-quarter period immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during any four-quarter period immediately preceding that date equaled or exceeded the sum of a distribution of $2.1748 (150% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Definition of Adjusted Operating Surplus
      We define adjusted operating surplus in the glossary, and for any period it generally means:

•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures made with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

      Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Expiration of the Subordination Period
      Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and, if any, its incentive distribution rights into common units or to receive cash in exchange for those interests.

Distributions of Available Cash from Operating Surplus During the Subordination Period
      We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

      The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.
Distributions of Available Cash from Operating Surplus After the Subordination Period
      We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

      The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Incentive Distribution Rights
      Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.
      If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.4168 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.4531 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.5437 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

      In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above for our general partner assumes that our general partner maintains its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.
Percentage Allocations of Available Cash from Operating Surplus
      The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume our general partner has contributed additional capital to maintain its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

		Marginal Percentage Interest
		in Distributions
	Total Quarterly Distribution
	Target Amount	Unitholders	General Partner

Minimum Quarterly Distribution	$0.3625	98%	2%
First Target Distribution	up to $0.4168	98%	2%
Second Target Distribution	above $0.4168 up to $0.4531	85%	15%
Third Target Distribution	above $0.4531 up to $0.5437	75%	25%
Thereafter	above $0.5437	50%	50%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made
      We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in this offering an amount of available cash from capital surplus equal to the initial public offering price;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus
      The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.
      Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to our general partner. The percentage interests shown for our general partner assume that our general partner maintains its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
      In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a subordinated unit is convertible.

      For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.
      In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

Overview
      If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
      The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available to pay distributions to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain
      The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price for that common unit;

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

(3)	any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until the capital account for each subordinated unit is equal to the sum of:

(1)	the unrecovered initial unit price for that subordinated unit; and

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.
      The percentage interests set forth above for our general partner assume that our general partner maintains its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.
      If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses
      If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

      The percentage interests set forth above for our general partner assume that our general partner maintains its 2% general partner interest, that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.
      If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts
      We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND PRO FORMA
COMBINED FINANCIAL AND OPERATING DATA
      The following table shows selected historical financial and operating data of Williams Partners Predecessor, pro forma financial data of Williams Partners L.P. and selected historical financial and operating data of Discovery Producer Services LLC for the periods and as of the dates indicated. The selected historical financial data of Williams Partners Predecessor for the years ended December 31, 2002, 2003 and 2004 are derived from the audited combined financial statements of Williams Partners Predecessor appearing elsewhere in this prospectus. The selected historical financial data of Williams Partners Predecessor for the three months ended March 31, 2004 and 2005 are derived from the unaudited combined financial statements of Williams Partners Predecessor appearing elsewhere in this prospectus and from our financial records. All other amounts have been prepared from our financial records. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.
      The selected pro forma financial data of Williams Partners L.P. as of March 31, 2005 and for the year ended December 31, 2004 and three months ended March 31, 2005 are derived from the unaudited pro forma financial statements of Williams Partners L.P. included elsewhere in this prospectus. These pro forma financial statements show the pro forma effect of this offering, including our use of the anticipated net proceeds. The pro forma balance sheet assumes this offering and the application of the net proceeds occurred as of March 31, 2005, and the pro forma statement of operations assumes this offering and the application of the net proceeds occurred on January 1, 2004.
      The selected historical financial data of Discovery Producer Services LLC for the years ended December 31, 2002, 2003 and 2004 are derived from the audited consolidated financial statements of Discovery Producer Services LLC appearing elsewhere in this prospectus. The selected historical financial data of Discovery Producer Services LLC for the three months ended March 31, 2004 and 2005 are derived from the unaudited consolidated financial statements of Discovery Producer Services LLC appearing elsewhere in this prospectus and from our financial records. All other amounts have been prepared from our financial records. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.
      The following table includes Adjusted EBITDA Excluding Investment in Discovery, a non-GAAP financial measure, for Williams Partners L.P. and Adjusted EBITDA for our interest in Discovery. These measures are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. As described further below in “— Non-GAAP Financial Measures,” management believes that the presentation of EBITDA is useful to lenders and investors because of its use in the natural gas industry and for master limited partnerships as an indicator of the strength and performance of our ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Our 40% ownership interest in Discovery is not consolidated in our financial results; rather we account for it using the equity method of accounting. In order to evaluate EBITDA for the impact of our investment of Discovery on our results, we calculate Adjusted EBITDA Excluding Investment in Discovery separately for Williams Partners L.P. and Adjusted EBITDA for our equity interest in Discovery. We expect distributions we receive from Discovery to represent a significant portion of the cash we distribute to our unitholders. Discovery’s limited liability company agreement provides for quarterly distributions of available cash to its members. Please read “Cash Distribution Policy and Restrictions on Distributions — General — Discovery’s Cash Distribution Policy.”
      For Williams Partners L.P., we define Adjusted EBITDA Excluding Investment in Discovery as net income (loss) plus interest (income) expense and depreciation and accretion less our equity earnings in Discovery plus the impairment of our investment in Discovery in 2004. We also adjust for certain non-cash, non-recurring items, including the cumulative effect of a change in accounting principle in 2003, which we added back to net income in that year.
      For Discovery, we define Adjusted EBITDA as net income plus interest (income) expense, depreciation and accretion. We also adjust for certain non-cash, non-recurring items, including the cumulative effect of a change in accounting principle in 2003, which we added back to net income in that year. Our equity share of Discovery’s Adjusted EBITDA is 40%.
      For a reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP, please read “— Non-GAAP Financial Measures.”

      We derived the information in the following table from, and that information should be read together with, and is qualified in its entirety by reference to, the historical combined and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Williams Partners Predecessor — Historical

								Three Months		Williams Partners L.P. Pro Forma
								Ended
	Year Ended December 31,							March 31,		Year Ended	Three Months Ended
										December 31,	March 31,
	2000	2001	2002	2003		2004		2004	2005	2004	2005

	(In thousands, except per unit data)
Statement of Income Data:
Revenues	$24,117	$29,164	$25,725	$28,294		$40,976		$7,953	$11,369	$40,976	$11,369
Costs and expenses	17,930	23,692	16,542	21,250		32,935		5,256	10,266	32,935	10,266

Operating income	6,187	5,472	9,183	7,044		8,041		2,697	1,103	8,041	1,103
Equity earnings (loss) — Discovery	(10,454)	(13,401)	2,026	3,447		4,495		1,982	2,212	4,495	2,212
Impairment of investment in Discovery	—	—	—	—		(13,484	)(a)	—	—	(13,484)	—
Interest expense	(4,730)	(4,173)	(3,414)	(4,176)		(12,476)		(3,110)	(3,004)	(778)	(270)
Cumulative effect of change in accounting principle	—	—	—	(1,099)		—		—	—	—	—

Net income (loss) (b)	$(8,997)	$(12,102)	$7,795	$5,216		$(13,424)		$1,569	$311	$(1,726)	$3,045

Pro forma net income (loss) per limited partner unit:
Common unit										$(0.13)	$0.22
Subordinated unit										(0.13)	0.22
Balance Sheet Data (at period end):
Total assets	$130,170	$122,239	$125,069	$230,150	(c)	$219,361		$229,628	$220,293		$216,727
Property, plant and equipment, net	69,931	75,269	72,062	69,695		67,793		69,000	67,146		67,146
Investment in Discovery	58,322	44,499	49,323	156,269	(c)	147,281	(a)	158,251	149,493		128,577
Advances from affiliate	91,472	95,535	90,996	187,193	(c)	186,024		187,949	190,291		—
Total owners’ equity/ Partners’ capital	29,183	15,236	22,914	30,092		16,668		31,661	16,979		203,704
Other Financial Data:
Williams Partners Predecessor:
Adjusted EBITDA Excluding Investment in Discovery	$8,231	$8,849	$12,758	$10,751		$11,727		$3,587	$2,008	$11,727	$2,008
Maintenance capital expenditures	3,853	4,269	295	1,176		1,622		95	212	1,622	212
Discovery Producer Services — our 40%:
Adjusted EBITDA	5,331	1,284	15,314	16,614		13,566		4,267	4,544
Maintenance capital expenditures (d)	N/A	N/A	1,131	1,128		338		86	746
Operating Information:
Williams Partners Predecessor:
Conway storage revenues	$13,022	$11,134	$10,854	$11,649		$15,318		$3,109	$4,388
Conway fractionation volumes (bpd) — our 50%	40,059	40,713	38,234	34,989		39,062		34,314	41,296
Carbonate Trend gathered volumes (MMBtu/d)	80,458 (e)	55,746	57,060	67,638		49,981		59,815	41,567
Discovery Producer Services — 100%:
Gathered volumes (MMBtu/d)	267,397	226,820	425,388	378,745		348,142		430,466	335,727
Gross processing margin (¢/MMbtu) (d)(f)	N/A	N/A	12¢	17¢		17¢		14¢	21¢

(a)	The $13.5 million impairment of our equity investment in Discovery in 2004 reduced the investment balance. See Note 5 of the Notes to Combined Financial Statements.

(b)	Following the completion of the initial public offering, our operations will be treated as a partnership with each member being separately taxed on its ratable share of our taxable income. Therefore, we have excluded income tax expense from this financial information.

(c)	In December 2003, Williams Partners Predecessor made a $101.6 million capital contribution to Discovery, which Discovery subsequently used to repay maturing debt. Williams Partners Predecessor funded this contribution with an advance from Williams.

(d)	Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Requirements” for a definition of maintenance capital expenditures. Information for 2000 and 2001 is not available as Williams was not the operator of Discovery.

(e)	Gas began flowing on the Carbonate Trend gathering system during November 2000. This represents the average daily throughput for the period from initial operations through the end of the year.

(f)	Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General — How We Evaluate Our Operations — Gross Processing Margins” for a discussion of gross processing margin.

Non-GAAP Financial Measures
      Adjusted EBITDA Excluding Investment in Discovery, in our case, and, Adjusted EBITDA in Discovery’s case, are used as a supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and

•	our operating performance and return on invested capital as compared to those of other publicly traded master limited partnerships that own energy infrastructure assets, without regard to their financing methods and capital structure.
      Our Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, our Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

      The following tables present a reconciliation of the non-GAAP financial measures, our Adjusted EBITDA Excluding Investment in Discovery and Discovery’s Adjusted EBITDA, to the GAAP financial measures of net income (loss) and of net cash provided (used) by operating activities, on a historical basis and on a pro forma basis, as adjusted for this offering and the application of the net proceeds, as applicable.

	Williams Partners Predecessor — Historical

								Williams Partners L.P. Pro
						Three Months		Forma
						Ended
	Year Ended December 31,					March 31,		Year Ended	Three Months
								December 31,	Ended
	2000	2001	2002	2003	2004	2004	2005	2004	March 31, 2005

	($ in thousands)
Williams Partners Predecessor:
Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Investment in Discovery” to GAAP “Net income (loss)”
Net income (loss)	$(8,997)	$(12,102)	$7,795	$5,216	$(13,424)	$1,569	$311	$(1,726)	$3,045
Adjustments to derive Adjusted EBITDA
Excluding Investment in Discovery:
Interest expense	4,730	4,173	3,414	4,176	12,476	3,110	3,004	778	270
Depreciation and accretion	2,044	3,377	3,575	3,707	3,686	890	905	3,686	905
Impairment of investment in Discovery Producer Services	—	—	—	—	13,484	—	—	13,484	—
Cumulative effect of change in accounting principle	—	—	—	1,099	—	—	—	—	—
Equity (earnings) loss — Discovery Producer Services	10,454	13,401	(2,026)	(3,447)	(4,495)	(1,982)	(2,212)	(4,495)	(2,212)

Adjusted EBITDA Excluding Investment in Discovery	$8,231	$8,849	$12,758	$10,751	$11,727	$3,587	$2,008	$11,727	$2,008

Reconciliation of Non-GAAP “Adjusted EBITDA Excluding Investment in Discovery” to GAAP “Net cash provided (used) by operating activities”
Net cash provided (used) by operating activities			$8,144	$6,644	$2,703	$(661)	$(4,055)
Interest expense			3,414	4,176	12,476	3,110	3,004
Changes in operating working capital:
Accounts receivable			958	850	(261)	(1,760)	(678)
Other current assets			185	187	362	(49)	45
Accounts payable			(593)	274	(2,711)	(616)	1,495
Accrued liabilities			1,218	320	417	(41)	209
Deferred revenue			765	(1,108)	(775)	2,474	3,200
Other, including changes in noncurrent assets and liabilities			(1,333)	(592)	(484)	1,130	(1,212)

Adjusted EBITDA Excluding Investment in Discovery			$12,758	$10,751	$11,727	$3,587	$2,008

	Discovery Producer Services — Historical

						Three Months Ended
	Year Ended December 31,					March 31,

	2000	2001	2002	2003	2004	2004	2005

	($ in thousands)
Discovery Producer Services
Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net income (loss)”
Net income (loss)	$(25,701)	$(33,069)	$5,498	$8,781	$11,670	$5,062	$5,531
Interest (income) expense	17,191	14,283	10,851	9,611	(550)	(52)	(284)
Depreciation and accretion	21,838	21,996	21,935	22,875	22,795	5,658	6,113
Cumulative effect of change in accounting principle	—	—	—	267	—	—	—

Adjusted EBITDA — 100%	$13,328	$3,210	$38,284	$41,534	$33,915	$10,668	$11,360

Adjusted EBITDA — our 40% interest	$5,331	$1,284	$15,314	$16,614	$13,566	$4,267	$4,544

Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net cash provided by operating activities”
Net cash provided by operating activities			$19,572	$44,025	$35,623	$11,093	$7,981
Interest (income) expense			10,851	9,611	(550)	(52)	(284)
Loss on disposal of equipment			(1,913)	—	—	—	—
Changes in operating working capital:
Accounts receivable			6,008	(7,860)	1,658	(961)	4,057
Inventory			122	229	240	(368)	138
Other current assets			330	761	1	(436)	(218)
Accounts payable			7,538	1,415	(1,256)	2,630	713
Other current liabilities			1,163	(2,223)	668	(564)	(443)
Accrued liabilities			(5,387)	(4,424)	(2,469)	(674)	(584)

Adjusted EBITDA — 100%			$38,284	$41,534	$33,915	$10,668	$11,360

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion of the financial condition and results of operations for Williams Partners Predecessor in conjunction with the historical combined financial statements and notes of Williams Partners Predecessor and the pro forma financial statements for Williams Partners L.P. included elsewhere in this prospectus.
      We also include a discussion of the consolidated financial condition and results of operations for Discovery. Williams acquired an ownership interest in Discovery in 1998 as a result of its acquisition of MAPCO, Inc. Because of the significance of this investment, we include separate financial statements and notes of Discovery in this prospectus as well as an analysis of its financial condition and results of operations presented below. You should read this analysis in conjunction with the historical financial statements of Discovery and the notes to those financial statements found elsewhere in this prospectus.
Introduction
      We are a Delaware limited partnership recently formed by Williams to own, operate and acquire a diversified portfolio of complementary energy assets. Our initial asset portfolio will consist of:

•	a 40% interest in Discovery, which owns an integrated natural gas gathering and transportation pipeline system extending from offshore in the Gulf of Mexico to a natural gas processing facility and an NGL fractionator in Louisiana;

•	the Carbonate Trend natural gas gathering pipeline off the coast of Alabama; and

•	three integrated NGL storage facilities and a 50% interest in an NGL fractionator near Conway, Kansas.
      These assets are owned by various wholly owned subsidiaries of Williams, which will contribute these assets, including the related liabilities, to us upon the closing of this offering. The following discussion analyzes the financial condition and results of operations for these assets on a combined basis.
General
      We are principally engaged in the business of gathering, transporting and processing natural gas and the fractionating and storing of NGLs. For an overview of these industries, please read “Business — Industry Overview.” We manage our business and analyze our results of operations on a segmented basis. Our operations are divided into two business segments:

•	Gathering and Processing. Our Gathering and Processing Segment includes (1) our 40% ownership interest in Discovery and (2) the Carbonate Trend gathering pipeline; and

•	NGL Services. Our NGL Services Segment includes three NGL storage facilities and a 50% undivided interest in a fractionator near Conway, Kansas.

How We Evaluate Our Operations
      Our management uses a variety of financial and operational measures to analyze our segment performance, including the performance of Discovery. These measurements include:

•	pipeline throughput volumes;

•	gross processing margins;

•	fractionation volumes;

•	storage revenues; and

•	operating and maintenance expenses.

      Pipeline Throughput Volumes. We view throughput volumes on Discovery’s pipeline system and our Carbonate Trend pipeline as an important component of maximizing our profitability. We gather and transport natural gas under fee-based contracts. Revenue from these contracts is derived by applying the rates stipulated to the volumes transported. Pipeline throughput volumes from existing wells connected to our pipelines will naturally decline over time. Accordingly, to maintain or increase throughput levels on these pipelines and the utilization rate of Discovery’s natural gas processing plant and fractionator, we and Discovery must continually obtain new supplies of natural gas. Our ability to maintain existing supplies of natural gas and obtain new supplies are impacted by (1) the level of workovers or recompletions of existing connected wells and successful drilling activity in areas currently dedicated to our pipelines and (2) our ability to compete for volumes from successful new wells in other areas. We routinely monitor producer activity in the areas served by Discovery and Carbonate Trend and pursue opportunities to connect new wells to these pipelines.
      Gross Processing Margins. We view total gross processing margins as an important measure of Discovery’s ability to maximize the profitability of its processing operations. Gross processing margins include revenue derived from:

•	the rates stipulated under fee-based contracts multiplied by the actual MMBtu volumes;

•	sales of NGL volumes received under percent-of-liquids contracts for Discovery’s account; and

•	sales of natural gas volumes that are in excess of operational needs.
      The associated costs, primarily shrink replacement gas and fuel gas, are deducted from these revenues to determine processing gross margin. Shrink replacement gas refers to natural gas that is required to replace the Btu content lost when NGLs are extracted from the natural gas stream. In certain prior years, such as 2003, we generated significant revenues from the sale of excess natural gas volumes. However, in response to a final rule issued by FERC in 2004, we expect that Discovery will generate only minimal revenues from the sale of excess natural gas in the future.
      Discovery’s mix of processing contract types and its operation and contract optimization activities are determinants in processing revenues and gross margins. Please read “— Our Operations — Gathering and Processing Segment.”
      Fractionation Volumes. We view the volumes that we fractionate at the Conway fractionator as an important measure of our ability to maximize the profitability of this facility. We provide fractionation services at Conway under fee-based contracts. Revenue from these contracts is derived by applying the rates stipulated to the volumes fractionated.
      Storage Revenues. Our storage revenues are derived by applying the average demand charge per barrel to the total volume of storage capacity under contract. Given the nature of our operations, our storage facilities have a relatively higher degree of fixed verses variable costs. Consequently, we view total storage revenues, rather than contracted capacity or average pricing per barrel, as the appropriate measure of our ability to maximize the profitability of our storage assets and contracts. Total storage revenues include the monthly recognition of fees received for the storage contract year and shorter-term storage transactions.
      Operating and Maintenance Expenses. Operating and maintenance expenses are costs associated with the operations of a specific asset. Direct labor, fuel, utilities, contract services, materials, supplies, insurance and ad valorem taxes comprise the most significant portion of operating and maintenance expenses. Other than fuel, these expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate depending on the activities performed during a specific period. For example, plant overhauls and turnarounds result in increased expenses in the periods during which they are performed. We include fuel cost in our operating and maintenance expense, although it is generally recoverable from our customers in our NGL Services Segment. As noted above, fuel costs in our Gathering and Processing Segment are a component in assessing our gross processing margins.
      In addition to the foregoing measures, we will also review our general and administrative expenditures, substantially all of which are incurred through Williams. We estimate that we will incur incremental general and administrative expenses of approximately $5.5 million per year as a result of being a public company.

These costs include business development, annual and quarterly reports to unitholders, audit, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees and incremental insurance costs. In the omnibus agreement, Williams will agree to provide a five-year partial credit for general and administrative expenses incurred on our behalf. The amount of this credit in 2005 will be $3.9 million pro rated for the period from the closing of this offering through year end. The amount of the credit will be $3.2 million in 2006 and will decrease by approximately $800,000 in each subsequent year. As a result, for the twelve-month period ending June 30, 2006, we expect to incur incremental general and administrative expenses of approximately $2.0 million, net of the credit provided by Williams.
      We will record total general and administrative costs, including those costs that are subject to the credit by Williams, as an expense, and we will record the credit as a capital contribution by our general partner. Accordingly, our net income will not reflect the benefit of the credit received from Williams. However, the cost subject to this credit will be allocated entirely to our general partner. As a result, the net income allocated to limited partners on a per-unit basis will reflect the benefit of this credit.
Our Operations
Gathering and Processing Segment
      Our Gathering and Processing Segment consists of our interest in Discovery and our Carbonate Trend Pipeline. These assets generate revenues by providing natural gas gathering, transporting and processing services and NGL fractionating services to customers under a range of contractual arrangements. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing. Hence this equity investment, which can only be presented in one segment, is considered part of the Gathering and Processing segment. For additional information on these activities, and the assets and activities described below, please read “Business — Industry Overview.”

Gathering and Transportation Contracts
      We generate gathering and transportation revenues by applying the set tariff or contracted rate to the contractually-defined volumes of gas gathered or transported. Discovery’s mainline and its FERC-regulated laterals generate revenues through two types of arrangements — firm transportation service and traditional interruptible transportation service. Under the firm transportation arrangement, producers are required to dedicate reserves for the life of the lease, but pay no reservation fees for firm capacity. Under the interruptible transportation arrangement, no reserve dedication is required. Customers with firm transportation arrangements are entitled to a higher priority of service, in the case of a full pipeline, than customers who contract for interruptible transportation service. Firm transportation services represent the majority of the revenues from Discovery’s FERC-regulated business. Discovery also offers a third type of arrangement, traditional firm service with reservation fees, but none of Discovery’s customers currently contract for this type of transportation service.
      Discovery’s maximum regulated rate for mainline transportation is scheduled to decrease in 2008. At that time, Discovery will be required to reduce its mainline transportation rate on all of its contracts that have rates above the new reduced rate. This could reduce the revenues generated by Discovery. Discovery may elect to file a rate case with FERC seeking to alter this scheduled reduction. However, if filed, we cannot assure you that a rate case would be successful in even partially preventing the rate reduction. Please read “Risk Factors — Risks Inherent in Our Business — Discovery’s interstate tariff rates are subject to review and possible adjustment by federal regulators, which could have a material adverse effect on our business and operating results. Moreover, because Discovery is a non-corporate entity, it may be disadvantaged in calculating its cost of service for rate-making purposes” and “Business — FERC Regulation.”
      Carbonate Trend’s three contracts have terms tied to the life of the customer’s lease. The actual terms of these contracts will vary depending on the productive life of the natural gas reserves underlying these leases. However, the per-unit gathering fee associated with two of our three Carbonate Trend gathering contracts was negotiated on a bundled basis that includes transportation along a segment of Transcontinental Gas Pipe Line Company, or Transco, a wholly owned subsidiary of Williams. The gathering fees we receive are dependent upon whether our customer elects to utilize this Transco capacity. When they make this election, our gathering fee is determined by subtracting the Transco tariff from the total negotiated fee and generally results in a rate lower than would be realized if the customer elects not to utilize Transco’s capacity. The rate associated with Transco capacity is based on a FERC tariff that is subject to change. Accordingly, if the Transco rate increases, our gathering fees will be reduced. The customers with these bundled contracts must make an annual election to receive this capacity. Both customers elected to use this capacity during 2004 while only one has elected to use this capacity in 2005.
      The gathering and transportation revenues that we generate under fee-based contracts are not directly affected by changing commodity prices. However, to the extent a sustained decline in commodity prices realized by our customers results in a decline in the producers’ future drilling and development activities, our revenues from these contracts could be reduced in the long term.

Processing and Fractionation Contracts
      Fee-based contracts. Discovery generates fee-based fractionation revenues based on the volumes of mixed NGLs fractionated and the per-unit fee charged, which is subject to adjustment for changes in certain fractionation expenses, including natural gas fuel and labor costs. Some of Discovery’s natural gas processing contracts are also fee-based contracts under which revenues are generated based on the volumes of natural gas processed at its natural gas processing plant. As discussed below, Discovery also processes natural gas under percent-of-liquids contracts.
      The processing revenues that Discovery generates under fee-based contracts are not directly affected by changing commodity prices. However, to the extent a sustained decline in commodity prices realized by our customers results in a decline in the producers’ future drilling and development activities, our revenues from these contracts could be reduced due to long-term development declines.
      Percent-of-liquids contracts. Under percent-of-liquids contracts, Discovery (1) processes natural gas for customers, (2) delivers to customers an agreed-upon percentage of the NGLs extracted in processing and (3) retains a portion of the extracted NGLs. Discovery generates revenue by selling these retained NGLs to other parties at market prices. Some of Discovery’s percent-of-liquids contracts have a “bypass” option. Under this option, customers may elect not to process, or bypass, their natural gas on a monthly basis, in which case, Discovery retains a portion of the customers’ natural gas in lieu of NGLs as a fee. Discovery uses its retained natural gas to partially offset the amount of natural gas Discovery must purchase in the market for shrink replacement gas and natural gas consumed as fuel. Discovery may choose to process natural gas that a customer has elected to bypass, but it then must deliver natural gas with an equivalent Btu content to the customer. Discovery would not elect to process bypassed gas if market conditions posed the risk of negative processing margins. Please read “— Operation and Contract Optimization.”
      Under Discovery’s percent-of-liquids contracts, revenues either increase or decrease as a result of a corresponding change in the market prices of NGLs. For contracts with a bypass option, and depending upon whether the customer elects the bypass election, Discovery’s revenues would either increase or decrease as a result of a corresponding change in the relative market prices of NGLs and natural gas.
      Discovery is also a party to a small number of “keep-whole” gas processing arrangements. Under these arrangements, a processor retains NGLs removed from a customer’s natural gas stream but must deliver gas with an equivalent Btu content to the customer, either from the processor’s inventory or through open market purchases. A rise in natural gas prices as compared to NGL prices can cause the processor to suffer negative margins on keep-whole arrangements. The natural gas associated with Discovery’s keep-whole arrangements has very little NGL content. As a result, this gas does not require processing to be shipped on downstream pipelines. Consequently, under unfavorable market conditions, Discovery may earn little or no margin on these arrangements, but is not exposed to negative processing margins. Discovery does not intend to enter into additional keep-whole arrangements in the future that would represent a material amount of processing volumes.

      Substantially all of Discovery’s gas gathering, transportation, processing and fractionation contracts have terms that expire at the end of the customer’s natural resource lease. The actual terms of these contracts will vary depending on life of the natural gas reserves underlying these leases. As a result of Discovery’s current contract mix, Discovery takes title to approximately one-half of the mixed NGL volumes leaving its natural gas processing plant. A Williams subsidiary serves as a marketer for these NGLs and, under the terms of its agreement with Discovery, purchases substantially all of Discovery’s NGLs for resale to end users. As a result, a significant portion of Discovery’s revenues are reported as affiliate revenues even though Williams is not a producer that supplies the Discovery pipeline system with any volumes of natural gas. If the arrangement with the Williams subsidiary were terminated, we believe that Discovery could contract with a third party marketer or perform its own marketing services.

Operation and Contract Optimization
      Long-haul natural gas pipelines, generally interstate pipelines that serve end use markets, publish specifications for the maximum NGL content of the natural gas that they will transport. Normally, NGLs must be removed from the natural gas stream at a gas processing facility in order to meet these pipeline specifications. Please read “Business — Industry Overview — Midstream Industry.” It is common industry practice, however, to blend some unprocessed gas with processed gas to the extent that the combined gas stream is still able to meet the pipeline specifications at the point of injection into the long-haul pipeline.
      Although it is typically profitable for producers to separate NGLs from their natural gas streams, there can be periods of time in which the relative value of NGL market prices to natural gas market prices may result in negative processing margins and, as a result, lack of profit from NGL extraction. Because of this margin risk, producers are often willing to pay for the right to bypass the gas processing facility if the circumstances permit. Owners of gas processing facilities may often allow producers to bypass their facilities if they are paid a “bypass fee.” The bypass fee helps to compensate the gas processing facility for the loss of processing volumes.
      Under Discovery’s contracts that include a bypass option, Discovery’s customers may exercise their option to bypass the gas processing plant. Producers with these contracts notify Discovery of their decision to bypass prior to the beginning of each month. For the natural gas volumes that producers have chosen to bypass, Discovery evaluates current commodity prices and then decides whether it will process the gas for its own account and retain the separated NGLs for sale to third parties. The customer pays a bypass fee regardless of whether or not Discovery decides to process the gas for its own account. Discovery’s decision is determined by the value of the NGLs it will separate during the month compared to the cost of the replacement volume of natural gas it must purchase to keep the producer whole.
      By providing flexibility to both producers and gas processors, bypass options can enhance both parties’ profitability. Discovery manages its operations given its contract portfolio, which contains a proportion of contracts with this option that is appropriate given current and expected future commodity market conditions.

NGL Services Segment
      We generate revenues by providing NGL fractionation and storage services at our facilities near Conway, Kansas, using various fee based contractual arrangements where we receive a fee or fees based on actual or contracted volumetric measures.

Fractionation Contracts
      The fee-based fractionation contracts at our Conway facility generate revenues based on the volumes of mixed NGLs fractionated and the per-unit fee charged. The per-unit fee is generally subject to adjustment for changes in certain operating expenses, including natural gas, electricity and labor costs, which are the principal variable costs in NGL fractionation. As a result, we are generally able to pass through increases in those operating expenses to our customers. However, under one of our fractionation contracts, there is a cap on the per-unit fee and, under current natural gas market conditions, we are not able to pass through the full amount of increases in variable expenses to this customer. In order to mitigate the fuel price risk with respect to our purchases of natural gas needed to perform under this contract, upon the closing of this offering, we will be a party to a gas purchase contract with a subsidiary of Williams for a sufficient quantity of natural gas at a fixed price to satisfy our fuel requirements under this fractionation contract. Williams will pay the full costs associated with entering into this contract prior to assigning the contract to us upon closing of this offering. The fair value of this gas purchase contract will be an equity contribution to us by Williams. This gas purchase contract will terminate on December 31, 2007 to correspond with the expected termination of the related fractionation agreement. Pursuant to the terms of this agreement we provided notice of termination to this customer in July 2005. If we are unable to negotiate a new agreement with this customer upon such termination, we believe that we could contract with other potential customers to replace a significant portion of these volumes.
      Two contracts with remaining terms of approximately three and five years account for most of our fractionation revenues. The revenues we generate under fractionation contracts at our Conway facility generally are not directly affected by changing commodity prices. However, to the extent a sustained decline in commodity prices received by our customers results in a decline in their production volumes, our revenues from these contracts could be reduced. One of our customers has the contractual right, on a month-to-month basis, to deliver its mixed NGLs elsewhere. Its decision on whether to ship its products to the Mid-Continent region or another region depends on supply and demand in the respective regions and the current price being paid for fractionated products in each region.

Storage Contracts
      Substantially all our storage contracts are on a firm basis, pursuant to which our customers pay a demand charge for a contracted volume of storage capacity, including injection and withdrawal rights. The majority of our storage revenues are from three contracts with remaining terms between four and fourteen years. The terms of our remaining storage contracts are typically one year or less. In addition, we also enter into contracts for fungible product storage in increments of six months, three months and one month.
      For storage contracts of one year or less, we require our customers to remit the full contract price at the time the contract is signed, which reduces our overall credit risk. Most of our contracts of one year or less are on a fixed price basis. We base our longer-term contracts on a percentage of our published price of storage in our Conway facilities and adjust these prices annually.
      We offer our customers four types of storage contracts: single product fungible, two product fungible, multi-product fungible and segregated product storage. In addition to the fees we charge for contracted storage, we also receive fees for overstorage. Overstorage is all barrels held in a customer’s inventory in excess of that customer’s contractual storage rights, calculated on a daily basis.
      Because we typically contract for periods of one year or longer, our business is less susceptible to seasonal variations. However, spot and future NGL market prices can influence demand for storage. When the market for propane and other NGLs is in backwardation, the demand for storage capacity of our Conway facilities may decrease. While this would not impact our long-term leases of storage capacity, our customers could become less likely to enter into short-term storage contracts.

Operating Supply Management
      We also generate revenues by managing product imbalances at our Conway facilities. In response to market conditions, we actively manage the fractionation process to optimize the resulting mix of products. Generally, this process leaves us with a surplus of propane volumes and a deficit of ethane volumes. We sell the surplus propane and make up the ethane deficit through open-market purchases. We refer to these transactions as product sales and product purchases. In addition, product imbalances may arise due to measurement variances that occur during the routine operation of a storage cavern. These imbalances are realized when storage caverns are emptied. We are able to sell any excess product volumes for our own account, but must make up product deficits. The flexibility we enjoy as operator of the storage facility allows us to manage the economic impact of deficit volumes by settling deficit volumes either from our storage inventory or through opportunistic open-market purchases.

      Historically, we effected these product sales and purchases with third parties. However, in December of 2004, we began to effect these purchases and sales with a subsidiary of Williams. If this arrangement with the Williams subsidiary were terminated, we believe we could once again transact with third parties.
Critical Accounting Policies and Estimates
      Our financial statements reflect the selection and application of accounting policies that require management to make significant estimates and assumptions. We believe that the following are the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.
Impairment of Long-Lived Assets and Investments
      We evaluate our long-lived assets and investments for impairment when we believe events or changes in circumstances indicate that we may not be able to recover the carrying value of certain long-lived assets or that the decline in value of an investment is other-than-temporary.
      During 2004, we performed an impairment review of our 40% equity investment in Discovery because of Williams’ planned purchase of an additional interest in Discovery at an amount below our current carrying value. We estimated the fair value of our investment based on a probability-weighted analysis that considered a range of expected future cash flows and earnings, EBITDA multiples and the distribution yields for MLPs. Based upon our analysis we concluded that our investment in Discovery experienced an other-than-temporary decline in value. As a result, we recorded an 8%, or $13.5 million, impairment of this investment to its estimated fair value at December 31, 2004 (see Note 5 of Notes to Combined Financial Statements). Our computations utilized judgments and assumptions in the following areas:

•	estimated future volumes and rates;

•	range of expected future cash flows;

•	potential proceeds from a sale to an existing MLP based on an acquirer’s estimated distribution and earnings impact; and

•	expected proceeds from our planned initial public offering.
      Our projections are highly sensitive to changes in the above assumptions. The estimated cash flows from the various scenarios ranged from approximately $28.0 million above to approximately $20.0 million below our estimated fair value at December 31, 2004.
Accounting for Asset Retirement Obligations
      We record asset retirement obligations for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset in the period in which it is incurred if a reasonable estimate of fair value can be made. At December 31, 2004, we have an accrued asset retirement obligation liability of $760,000 for estimated retirement costs associated with the abandonment of certain of our Conway underground storage caverns. This retirement liability obligation relates to 18 of our well bores which we are no longer using and expect to retire during the next year. Due to the nature of our underground storage caverns, we generally cannot reasonably estimate the expected timing of their abandonment until circumstances indicate that abandonment will be required soon. Our estimate utilizes judgments and assumptions regarding the costs to abandon a well bore and the timing of abandonment. Please read Note 6 of Notes to Combined Financial Statements.
Environmental Remediation Liabilities
      We record liabilities for estimated environmental remediation liabilities when we assess that a loss is probable and the amount of the loss can be reasonably estimated. At December 31, 2004, we have an accrual for estimated environmental remediation obligations of $5.5 million. This remediation accrual is revised, and our associated income is affected, during periods in which new or different facts or information become known or circumstances change that affect the previous assumptions with respect to the likelihood or amount of loss. We base liabilities for environmental remediation upon our assumptions and estimates regarding what remediation work and post-remediation monitoring will be required and the costs of those efforts, which we develop from information obtained from outside consultants and from discussions with the applicable governmental authorities. As new developments occur or more information becomes available, it is possible that our assumptions and estimates in these matters will change. Changes in our assumptions and estimates or outcomes different from our current assumptions and estimates could materially affect future results of operations for any particular quarter or annual period. During 2004, we purchased an insurance policy covering some of our environmental liabilities. Please read “— Environmental” and see Note 10 of Notes to Combined Financial Statements for further information.
Results of Operations
Combined Overview
      The following table and discussion is a summary of our combined results of operations for the three years ended December 31, 2004 and the three months ended March 31, 2004 and 2005. The results of operations by segment are discussed in further detail following this Combined Overview discussion.

				Three Months Ended
	Years Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	($ in thousands)
Revenues	$25,725	$28,294	$40,976	$7,953	$11,369
Costs and expenses:
Operating and maintenance expenses	10,382	13,960	19,376	2,610	5,728
Product cost	—	1,263	6,635	1,037	2,735
Depreciation	3,575	3,574	3,603	869	905
General and administrative expenses	1,956	1,813	2,613	561	706
Taxes other than income	640	640	716	179	192
Other — net	(11)	—	(8)	—	—

Total costs and expenses	16,542	21,250	32,935	5,256	10,266

Operating income	9,183	7,044	8,041	2,697	1,103
Equity earnings — Discovery	2,026	3,447	4,495	1,982	2,212
Impairment of investment in Discovery	—	—	(13,484)	—	—
Interest expense	(3,414)	(4,176)	(12,476)	(3,110)	(3,004)

Income (loss) before cumulative effect of change in accounting principle	7,795	6,315	(13,424)	1,569	311
Cumulative effect of change in accounting principle	—	(1,099)	—	—	—

Net income (loss)	$7,795	$5,216	$(13,424)	$1,569	$311

Three Months Ended March 31, 2005 vs. Three Months Ended March 31, 2004
      Revenues increased $3.4 million, or 43%, due mainly to higher revenues in our NGL Services Segment, reflecting increased product sales volumes and higher storage rates.
      Operating and maintenance expenses increased $3.1 million, from $2.6 million, due primarily to increased costs in our NGL Services Segment reflecting the absence of a gain recognized in 2004 related to the draining of a storage cavern and higher fuel costs.
      Interest expense will decrease significantly following the closing of the initial public offering as the advances from Williams will be forgiven prior to closing (see Note 4 of Notes to Combined Financial Statements).

Year Ended December 31, 2004 vs. Year Ended December 31, 2003
      Revenues increased $12.7 million, or 45%, due mainly to higher revenues in our NGL Services Segment, reflecting higher product sales volumes and storage rates.
      Operating and maintenance expenses increased $5.4 million, or 39%, due primarily to increased costs to comply with recent KDHE requirements at NGL Services’ Conway facilities. Product costs increased $5.4 million, from $1.3 million, due to the increase in product sales.
      General and administrative expenses increased $0.8 million, or 44%, due primarily to an increase in allocated general and administrative expenses from Williams reflecting increased corporate overhead costs within the Williams organization. These increased costs related to various corporate initiatives and Sarbanes-Oxley Act compliance efforts within Williams. Please read Note 4 of Notes to Combined Financial Statements for information pertaining to the methodology used to calculate these allocated general and administrative expenses.
      The impairment of our investment in Discovery is the result of our analysis pursuant to which we concluded that we had experienced an other than temporary decline in the value of our investment in Discovery as described above in “— Critical Accounting Policies and Estimates — Impairment of Long-Lived Assets and Investments.” Please read the discussion of Discovery’s results of operations below for an understanding of the change in equity earnings.
      Interest expense increased $8.3 million, from $4.2 million, due primarily to the cash advanced by Williams in December 2003 to fund our $101.6 million share of a cash call by Discovery to repay its outstanding debt.

Year Ended December 31, 2003 vs. Year Ended December 31, 2002
      Revenues increased $2.6 million, or 10%, due to higher gathering revenues in our Gathering and Processing Segment and new product sales revenues in our NGL Services Segment.
      Operating and maintenance expenses increased $3.6 million, or 34%, primarily from NGL Services’ higher fuel costs and lower product gains. Product costs increased $1.3 million directly related to the new product sales activity in 2003.
      Please read the discussion of Discovery’s results of operations below for an understanding of the change in equity earnings. Adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations in 2003 related to NGL Services’ storage caverns and Discovery’s offshore platform resulted in a charge of $1.1 million classified as a cumulative effect of change in accounting principle. Please read Note 3 of Notes to Combined Financial Statements for further information.
      We currently manage our business in two segments: Gathering and Processing and NGL Services. The following discussion relates to the results of operations of our business segments.

Results of Operations — Gathering and Processing
      This segment includes (1) our 40% ownership interest in Discovery and (2) the Carbonate Trend gathering pipeline.

				Three Months Ended
	Years Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	($ in thousands)
Revenues	$3,962	$5,513	$4,833	$1,166	$880
Costs and expenses:
Operating and maintenance expenses	661	379	572	113	107
Depreciation	1,196	1,200	1,200	300	300

Total costs and expenses	1,857	1,579	1,772	413	407

Segment operating income	2,105	3,934	3,061	753	473
Equity earnings	2,026	3,447	4,495	1,982	2,212
Impairment of investment	—	—	(13,484)	—	—

Segment profit (loss)	$4,131	$7,381	$(5,928)	$2,735	$2,685

Carbonate Trend

Three Months Ended March 31, 2005 vs. Three Months Ended March 31, 2004
      Revenues decreased $0.3 million, or 25%, due primarily to a 31% decline in gathering volumes, offset slightly by a higher overall gathering rate due to a customer’s election not to utilize Transco’s capacity under the bundled rate within its contract. Please read “ — Our Operations — Gathering and Processing Segment — Gathering and Transportation Contracts” above for additional information. The volume decline is due primarily to normal reservoir depletion. There have been no new well completions or workovers since early 2004 to offset this decline.
      The daily average volume for the fourth quarter of 2004 was 43,316 MMBtu/d, which is slightly higher than the daily average of 41,567 MMBtu/d for the first quarter of 2005. In the second quarter of 2005, a rig was on location working over one of the existing wells. If the workover is successful, then gathering volumes could increase.
      We expect to incur $2.5 million of incremental maintenance expenditures over the next twelve months in connection with restoration activities related to the partial erosion of the pipeline overburden caused by Hurricane Ivan in September 2004. In the omnibus agreement, Williams will agree to reimburse us for the cost of these restoration activities. That reimbursement will be reflected as a capital contribution. In connection with these restoration activities, the Carbonate Trend pipeline may experience a temporary shut down. We do not believe that this shut down will have a material adverse effect on our operations.

Year Ended December 31, 2004 vs. Year Ended December 31, 2003
      Revenues decreased $0.7 million, or 12%, due primarily to a 26% decline in gathering volumes in 2004, largely offset by the recognition in 2004 of a $950,000 settlement of a contractual volume deficiency provision. Gathering volumes declined in 2004 due to lower production from connected wells that was not offset by new production coming online.
      Operating and maintenance expenses increased $0.2 million due to additional costs for contractor services.

Year Ended December 31, 2003 vs. Year Ended December 31, 2002
      The $1.6 million, or 39%, increase in revenues was due to a higher average gathering rate and increased gathering volumes. The higher average gathering rate contributed $0.8 million and was the result of a new contract in 2003. Revenues increased $0.8 million due to 19% higher gathering volumes from the connection of three new wells in late 2002 and 2003.
      The $0.3 million decrease in operating and maintenance expenses relates to additional work done in 2002 for our internal corrosion program and pipeline inspections, which is performed about every third year.

Discovery Producer Services
      Discovery is accounted for using the equity method of accounting. As such, our interest in Discovery’s net operating results is reflected as equity earnings in the combined statement of operations. Due to the significance of Discovery’s equity earnings to our results of operations, the following discussion addresses in greater detail, the results of operations for 100% of Discovery.

				Three Months Ended
	Years Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	($ in thousands)
Revenues	$91,422	$103,178	$99,876	$27,823	$27,289
Costs and expenses, including interest:
Operating and maintenance expenses:
Fuel and shrink replacement	35,091	42,914	45,355	12,648	11,124
Other operating and maintenance	15,987	17,229	19,278	4,076	4,493
Depreciation and accretion	21,935	22,875	22,795	5,658	6,113
Interest expense (income)	10,851	9,611	—	(52)	(284)
Other expense, net	2,060	1,501	778	431	312

	85,924	94,130	88,206	22,761	21,758

Net income before cumulative effect of change in accounting principle	$5,498	$9,048	$11,670	$5,062	$5,531

Membership 40% interest	$2,199	$3,619	$4,668	$2,025	$2,212
Capitalized interest amortization	(173)	(172)	(173)	(43)	—

Equity earnings per combined statement of operations	$2,026	$3,447	$4,495	$1,982	$2,212

Three Months Ended March 31, 2005 vs. Three Months Ended March 31, 2004
      The $0.5 million, or 2%, decrease in revenues is primarily due to lower fuel and shrink replacement gas sales and transportation volumes in the first quarter of 2005, substantially offset by higher average per-unit NGL sales prices and the receipt of a volume deficit payment. The significant components of this increase consisted of the following:

•	Increasing gas prices during the first quarter of 2004 made it more economical for Discovery’s customers to bypass the processing plant rather than to process the gas, leaving Discovery with higher levels of excess fuel and replacement gas in the first quarter of 2004 than 2005. This excess natural gas was sold in the market and generated $3.0 million higher revenue in the first quarter of 2004.

•	Fee-based revenues from gathering and transportation decreased $1.1 million due primarily to a 23% decline in the overall transportation volumes from the first quarter of 2004 to the first quarter of 2005. This decline resulted mainly from the high initial decline rate experienced by one of the larger newly connected fields. This was offset somewhat by new volumes from the recently connected Front Runner, Rock Creek and Tarantula prospects.

•	In the first quarter of 2005, Discovery received a $1.4 million volume threshold deficit payment. The deficit payment related to a volume shortfall under its transportation contracts.

•	NGL sales increased $2.0 million due to 18% higher average sales prices, which were slightly offset by a 1% decrease in sales volumes.

      Discovery’s gathered volumes for the fourth quarter of 2004 averaged 291,931 MMBtu/d as compared to 335,727 MMBtu/d for the first quarter of 2005. Although Discovery’s 2005 gathered volumes have declined since the first quarter of 2004, they have increased 15% since the fourth quarter of 2004 following the receipt of first gas deliveries from three new prospects — Front Runner, Rock Creek and Tarantula. We expect annual 2005 gathered volumes to approximate the 2004 level. We also expect incremental revenue in 2005 from Discovery’s market expansion project. Please read “Business — The Discovery Assets” for a further discussion of the market expansion project.
      Shrink replacement costs decreased by $1.5 million, or 12%, primarily due to lower replacement gas sales volumes discussed above in the first quarter of 2005, partially offset by higher average gas prices. Depreciation expense increased $0.5 million, or 8%, from the first quarter of 2004 due to the completion of pipeline connections to the Front Runner and Tarantula prospects in late 2004. Depreciation expense will continue at this level for the second quarter of 2005 and then will increase by approximately $0.2 million per quarter for the remainder of 2005 related to the market expansion project.

Year Ended December 31, 2004 vs. Year Ended December 31, 2003
      The $3.3 million, or 3%, decrease in revenues resulted primarily from lower fuel and shrink replacement gas sales in 2004 and lower NGL sales volumes, partially offset by higher average per-unit NGL sales prices. The significant components of this decrease consisted of the following:

•	Increasing gas prices during some months of 2003 made it more economical for Discovery’s customers to bypass the processing plant rather than to process the gas, leaving Discovery with higher levels of excess fuel and replacement gas in 2003 than 2004. This excess natural gas was sold in the market and resulted in $5.1 million lower revenue in 2004.

•	Transportation volumes declined 6% due to production declines and a temporary interruption of service because of an accidental influx of seawater in a lateral while putting in place a subsea connection to a wellhead. These lower volumes resulted in a decrease in fee-based revenues, including $2.7 million from gathering and transportation, $2.2 million from fee-based processing and $0.2 million from fractionation, for a total of $5.1 million.

•	Other revenues decreased $1.5 million due to a $0.9 million decrease in offshore platform production handling fees related to lower natural gas production volumes and $0.8 million received in connection with the resolution of a condensate measurement and ownership allocation issue in 2003.

•	NGL sales increased $8.5 million due to a 26% increase in average sales prices, which were slightly offset by a 2% decrease in sales volumes.
      Shrink replacement costs increased by $2.4 million, or 6%, primarily due to higher average gas prices. Other operating and maintenance expenses increased $2.0 million, or 12%, from 2003 due primarily to $1.2 million of costs for a routine compressor overhaul and $1.3 million of costs to correct a non-routine temporary interruption of service due to an accidental influx of seawater in our offshore pipeline. These increases were partially offset by lower miscellaneous operating expenses.
      Interest expense decreased $9.6 million due to the repayment of $253.7 million of outstanding debt in December 2003. Other expense, net decreased $0.7 million due primarily to $0.6 million of income earned on the short term investing of excess cash.

Year Ended December 31, 2003 vs. Year Ended December 31, 2002
      The increase of $11.8 million, or 13%, in revenues resulted primarily from the sale of excess fuel and shrink replacement gas in 2003, higher fee-based processing revenue and higher NGL sales prices, partially offset by lower gas transportation and processing volumes. The significant components of this increase consisted of the following:

•	As discussed above, increasing gas prices during some months of 2003 made it more economical for Discovery’s customers to bypass the processing plant. As a result, Discovery’s revenues increased $15.6 million in 2003 from the sale of excess fuel and shrink replacement gas.

•	Fee-based processing and fractionation revenues increased $1.9 million and $0.8 million, respectively, due to increased enforcement of merchantability requirements of the long-haul pipelines that required volumes to be processed before entering the pipelines even though the relationship between natural gas and NGL prices would otherwise not justify processing.

•	Fee-based revenues from gathering and transportation decreased $2.1 million due primarily to 14% lower transportation volumes resulting from production declines.

•	Natural gas liquids sales decreased $5.1 million due to a 38% decline in volumes sold, partially offset by 41% higher average NGL sales prices. The decline in NGL volumes sold was due primarily to Discovery and its customers’ decisions to bypass the processing plant when it was not economical to extract the NGLs due to the relationship between natural gas and NGL prices. Prior to 2003, bypassing the processing plant was not operationally possible.

•	Other revenues increased $0.4 million due primarily to the receipt of $0.8 million in payments in connection with the resolution of a condensate measurement and ownership allocation issue.
      Shrink replacement costs increased $7.8 million, or 22%, due to higher average gas prices, partially offset by the impact of lower processing volumes. The increase of $1.2 million, or 8%, in other operating and maintenance expenses is primarily due to $1.8 million higher fuel costs at the fractionator due to the increase in volumes fractionated partially offset by $0.9 million lower outside services costs. Depreciation expense increased by $0.9 million due to new gathering lines completed in 2003.
      The decrease in interest expense of $1.2 million resulted primarily from lower average interest rates in 2003 and the repayment of Discovery’s outstanding debt of $253.7 million in mid-December 2003.

Results of Operations — NGL Services
      This segment includes our three NGL storage facilities near Conway, Kansas and our undivided 50% interest in the Conway fractionator.

				Three Months Ended
	Years Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	($ in thousands)
Revenues	$21,763	$22,781	$36,143	$6,787	$10,489
Costs and expenses:
Product cost	—	1,263	6,635	1,037	2,735
Operating and maintenance expenses	9,721	13,581	18,804	2,497	5,621
Depreciation	2,379	2,374	2,403	569	605
General and administrative expense — direct	274	421	535	136	203
Taxes other than income taxes	640	640	716	179	192
Other — Net	(11)	—	(8)	—	—

Total costs and expenses	13,003	18,279	29,085	4,418	9,356

Segment profit	$8,760	$4,502	$7,058	$2,369	$1,133

Three Months Ended March 31, 2005 vs. Three Months Ended March 31, 2004
      Revenues increased $3.7 million, or 55%, due primarily to higher product sales and storage revenues. The significant components of the increase consisted of the following:

•	Product sales were $1.8 million higher primarily due to the sale of surplus propane volumes created through our product optimization activities. This increase was offset by the related product cost of sales discussed below.

•	Storage revenues increased $1.3 million due to higher average per-unit storage rates, partially offset by lower contracted storage volumes. The published rate for one-year storage contracts increased 67% and primarily reflects the pass through of increased costs to comply with KDHE regulations. Please read “Business — Environmental Regulation” for a further discussion of KDHE regulation of our Conway storage facilities.

•	Fractionation revenues increased $0.5 million due to a 19% increase in fractionated volumes and a 10% increase in the average fractionation rate in the first quarter of 2005.

•	During the second quarter of 2004 we began offering product upgrading services for normal butane at our fractionator. This service contributed an additional $0.3 million of fee revenues in the first quarter of 2005.
      Product costs increased $1.7 million, from $1.0 million, directly related to increased product sales volumes. Operating and maintenance expenses increased $3.1 million, from $2.5 million, primarily due to a gain recognized in 2004 related to the draining of a storage cavern and higher fuel costs. The significant components consisted of the following:

•	Fuel expense increased $0.4 million due to a 19% increase in the daily average volumes fractionated and an 11% increase in the average price of natural gas.

•	Other operating expenses increased by $2.3 million from a credit balance of $1.4 million in the first quarter of 2004 due primarily to a gain of $1.5 million related to the draining of a storage cavern during the first quarter of 2004 and a lower of cost or market inventory adjustment during the first quarter of 2005 that was $0.6 million higher than the 2004 adjustment.

Year Ended December 31, 2004 vs. Year Ended December 31, 2003
      Revenues increased $13.4 million, or 59%, due primarily to increased product sales and storage revenues. The significant components of the increase consisted of the following:

•	Product sales were $6.9 million higher primarily due to the sale of surplus propane volumes created through our product optimization activities. Prior to 2003, the sale and purchase activities and related inventory associated with product optimization were conducted by another wholly owned subsidiary of Williams that was sold in 2002. We made no sales of surplus propane until 2004 as we transitioned to conducting these activities and accumulated inventory.

•	Storage revenues increased $3.7 million due to higher average per-unit storage rates, slightly offset by lower contracted storage volumes. The published rate for one-year storage contracts increased 67% and primarily reflects the pass through of increased costs to comply with KDHE regulations.

•	During 2004 we began offering product upgrading services for normal butane at our fractionator. This service contributed $1.7 million of fee revenues in 2004.
      Product costs increased $5.4 million, from $1.3 million, directly related to increased product sales. Operating and maintenance expenses increased by $5.2 million, or 38%, primarily from higher maintenance expenses and fuel costs. The significant components consisted of the following:

•	Outside services and materials and supplies expenses increased $3.6 million due to new storage cavern workover activity related to KDHE requirements.

•	Fuel expense increased $1.0 million due to an 18% increase in the average price of natural gas.

Year Ended December 31, 2003 vs. Year Ended December 31, 2002
      Revenues increased $1.0 million, or 5%, mainly from product sales and an increase in per-unit storage fees charged. The significant components of this increase consisted of the following:

•	During 2003, we recognized $1.3 million from the sale of excess propane/propylene mix attributable to product gains realized during the unloading of railcars. As is customary in the industry, when we are able to unload from a railcar more than 97.5% of the products originally loaded, we are entitled to retain such excess amounts. Prior to 2003, risks and benefits associated with this activity belonged to another wholly owned subsidiary of Williams that was sold in 2002.

•	Storage revenues increased $0.8 million due to a $1.2 million increase from higher storage fees charged offset by $0.4 million lower overstorage revenues.

•	Fractionation volumes declined 8%, resulting in a decrease of $0.9 million in fractionation revenues primarily because of customers’ elections to have their mixed NGLs fractionated at facilities in other regions. Please read “Business — The Conway Assets — The Conway Fractionation Facility — Customers and Contracts.”
      Product costs increased $1.3 million related to the sale of propane/propylene mix discussed above. Operating and maintenance expenses increased $3.9 million, or 40%. The significant components of this increase consisted of the following:

•	Fuel costs increased by $2.3 million due primarily to a 48% increase in the price of natural gas and an 8% increase in fuel volumes.

•	The product gain from 2002 to 2003 decreased by approximately $0.5 million, or 46%, due primarily to the lower of cost or market adjustment made to value the product inventory at year end 2003.

•	Other expense increased by $0.4 million due to higher fees paid to KDHE and consulting fees related to environmental monitoring of the storage caverns.

•	Materials and supplies increased by $0.5 million due to commencement of cavern workovers required by KDHE in 2003.

Liquidity and Capital Resources
      Historically, our sources of liquidity included cash generated from operations and funding from Williams. Our cash receipts were deposited in Williams’ bank accounts and all cash disbursements were made from these accounts. Thus, historically our financial statements have reflected no cash balances. Cash transactions handled by Williams for us were reflected in intercompany advances between Williams and us. Following this offering, we plan to maintain our own bank accounts but will continue to allow Williams’ personnel to manage our cash and investments.
      In addition to the retention of a portion of the proceeds from the initial public offering for working capital needs, we expect our ongoing sources of liquidity to include cash generated from operations, cash distributions from Discovery, borrowings under Williams’ credit facility up to the amount of our borrowing limit, borrowings under our working capital facility, issuance of additional partnership units, debt offerings and capital contributions from Williams. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements, long-term capital expenditure requirements, capital contribution obligations to Discovery and quarterly cash distributions.
      Historically, cash distributions from Discovery to its members required unanimous consent and no such distributions were made. Discovery’s limited liability company agreement has been amended, to be effective at the closing of this offering, to provide for quarterly distributions of available cash. We expect future cash requirements for Discovery relating to working capital and maintenance capital expenditures to be funded from cash retained by Discovery at the closing of this offering and from its own internally generated cash flows from operations. Growth or expansion capital expenditures for Discovery will be funded by either cash calls to its members, which requires unanimous consent of the members except in limited circumstances, or from internally generated funds.

Cash Flows and Capital Expenditures

Williams Partners Predecessor

				Three Months
				Ended
	Years Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	($ in thousands)			(unaudited)
Net cash provided (used) by operating activities	$8,144	$6,644	$2,703	$(661)	$(4,055)
Net cash used by investing activities	(3,532)	(102,810)	(1,534)	(95)	(212)
Net cash provided (used) by financing activities	(4,612)	96,166	(1,169)	756	4,267
      The increase of $3.4 million in net cash used by operating activities in the first quarter of 2005 as compared to the first quarter of 2004 is primarily related to a $1.9 million reduction in cash flows from changes in working capital and lower operating income in the first quarter of 2005. Cash flows from changes in accounts payable decreased $2.1 million related mainly to the payment of the December 2004 spot ethane purchases in the first quarter of 2005.
      The decrease of $3.9 million in net cash provided by operating activities in 2004 as compared to 2003 reflects an increase of $8.3 million in interest expense in 2004 related primarily to the funding of our $101.6 million share of a Discovery cash call discussed below. This decrease in net cash provided by operating activities was partially offset by changes in working capital, including a $2.7 million increase in accounts payable. The increase in accounts payable was due to a $1.6 million accrual for spot ethane purchases in December 2004 and a $1.0 million higher accrual for power costs at the end of 2004 as compared to 2003.

      Net cash used by investing activities in 2003 includes our $101.6 million capital contribution to Discovery for the repayment of Discovery’s outstanding debt in December 2003. The remaining investing cash flows were for NGL Services’ maintenance capital expenditures.
      Net cash provided by financing activities in 2003 includes funding of our $101.6 million share of a Discovery cash call discussed above. The remaining financing cash flows represent the pass through of our net cash flows to Williams under its cash management program as described above.
      As mentioned previously, cash distributions from Discovery will be a source of our liquidity. Summarized below are 100% of Discovery’s cash flow activities for years ended December 31, 2002, 2003 and 2004 and three months ended March 31, 2004 and 2005.

Discovery Producer Services — 100%

				Three Months
				Ended
	Years Ended December 31,			March 31,

	2002	2003	2004	2004	2005

	($ in thousands)			(unaudited)
Net cash provided by operating activities	$19,572	$44,025	$35,623	$11,093	$7,981
Net cash used by investing activities	(7,183)	(12,073)	(39,115)	(5,692)	(7,097)
Net cash provided by financing activities	7,320	409	—	—	—
      The decrease of $3.1 million in net cash provided by operating activities in the first quarter of 2005 as compared to the first quarter of 2004 reflects an increase in intercompany accounts receivable relating to an extra month of liquid sales invoices outstanding.
      The increase of $24.5 million in net cash provided by operating activities in 2003 as compared to 2002 reflects our efforts to improve account receivable collections and manage working capital requirements. This resulted in $12.1 million of additional cash generated from working capital in 2003. Working capital levels remained more constant in 2004 as compared to 2003. As a result, net cash provided by operating activities did not include significant amounts from changes in working capital and reflects the return to more normal levels.
      During 2003, net cash used by investing activities was primarily for the purchase of a 12” gathering pipeline ($3.5 million) and initial capital expenditures incurred for the construction of a gathering lateral to connect to Discovery’s pipeline system to the Front Runner prospect ($4.5 million). During 2004, cash used by investing activities was primarily for capital expenditures related to the construction of this gathering lateral ($41.2 million). During 2005, cash used by investing activities was primarily for capital expenditures related to Discovery’s market expansion project and $1.7 million for the purchase of leased compressors at the Larose processing plant.
      During 2003, Discovery’s members made capital contributions of $254.1 million in response to a cash call by Discovery. Discovery used these contributions to retire its outstanding debt of $253.7 million. During 2002, Discovery’s members made capital contributions of $7.3 million, which were used to fund capital projects.
Capital Requirements
      The natural gas gathering, processing and transportation, and NGL fractionation and storage businesses are capital-intensive, requiring investment to upgrade or enhance existing operations and comply with safety and environmental regulations. The capital requirements of these businesses consist primarily of:

•	Maintenance capital expenditures, which are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives; and

•	Expansion capital expenditures such as those to acquire additional assets to grow our business, to expand and upgrade plant or pipeline capacity and to construct new plants, pipelines and storage facilities.
      We estimate that maintenance capital expenditures for the Conway assets will be approximately $4.0 million for 2005, of which approximately $212,000 has been spent through March 31, 2005. The amount of estimated maintenance capital expenditures for the Conway assets includes approximately $1.9 million to be spent in connection with the installation of wellhead control equipment and well meters and KDHE-related cavern compliance. In the omnibus agreement, Williams will agree to reimburse us for the cost of these expenditures.
      We estimate that maintenance capital expenditures for 100% of Discovery will be approximately $3.4 million for 2005, of which approximately $1.9 million has been spent through March 31, 2005. We expect Discovery will fund its maintenance capital expenditures through cash retained at the closing of this offering and cash flow from operations.
      We estimate that expansion capital expenditures for 100% of Discovery will be approximately $7.5 million for 2005, $1.7 million of which has been spent through March 31, 2005. Of this estimated amount of total 2005 expansion capital expenditures, $5.8 million is related to the construction of a potential pipeline lateral expansion project, none of which has been spent through March 31, 2005. From 2005 through June 30, 2008, total capital expenditures for this potential pipeline lateral expansion project are expected to be approximately $69.5 million. We expect that Discovery will fund the construction of this potential pipeline lateral expansion project, in part, through cash calls to its members. Our 40% share of Discovery’s $7.5 million of estimated capital expenditures for 2005 will be $3.0 million. In the omnibus agreement, Williams will agree to reimburse us for up to $27.8 million to cover our 40% share of capital expenditures related to this potential pipeline expansion project whether or not Discovery is required to make cash calls.
Working Capital Attributable to Deferred Revenues
      The storage year for customer contracts at our Conway storage facility runs from April 1 of a year to March 31 of the following year. We typically receive payment for these one-year contracts in April after the beginning of the storage year and recognize the associated revenues over the course of the storage year. We estimate that we will have a deferred revenue balance of approximately $7.4 million as of June 30, 2005 attributable to payments received in April 2005. Accordingly, we will retain approximately $7.4 million of the proceeds in this offering for working capital purposes associated with this deferred revenue.
Borrowing Limit Under Williams’ Credit Facility
      On May 20, 2005, Williams amended its $1.275 billion revolving credit facility, which is available for borrowings and letters of credit, to allow us to borrow up to $75 million under the Williams facility. Borrowings under this facility mature on May 3, 2007. Our $75 million borrowing limit under Williams’ revolving credit facility will be available for general partnership purposes, including acquisitions, but only to the extent that sufficient amounts remain unborrowed by Williams and its other subsidiaries. At March 31, 2005, letters of credit totaling $455 million had been issued on behalf of Williams by the participating institutions under this facility and no revolving credit loans were outstanding.
      Interest on borrowings under this credit facility is calculated based on a choice of two methods: (i) a fluctuating rate equal to the facilitating bank’s base rate plus an applicable margin or (ii) a periodic fixed rate equal to LIBOR plus an applicable margin. We will also be required to pay or reimburse Williams for a commitment fee based on the unused portion of our $75 million borrowing limit under the facility, currently 0.375% annually. The applicable margins, currently 2%, and the commitment fee are based on Williams’ senior unsecured long-term debt rating. Under the credit facility, Williams and certain of its subsidiaries, other than us, are required to comply with certain financial and other covenants. Significant financial covenants under the credit facility to which Williams is subject include the following:

•	ratio of debt to net worth no greater than (i) 70% for the period after December 31, 2004 through December 31, 2005, and (ii) 65% for the remaining term of the agreement;

•	ratio of debt to net worth no greater than 55% for Northwest Pipeline and Transco; and

•	ratio of EBITDA to Interest, on a rolling four quarter basis (or, in the first year, building up to a rolling four-quarter basis), no less than (i) 1.5 for the periods ending September 30, 2004 through March 31, 2005, (ii) 2.0 for any period after March 31, 2005 through December 31, 2005, and (iii) 2.5 for the remaining term of the agreement.
      If any borrower breaches financial or certain other covenants, the lenders may cause the acceleration of the borrower’s indebtedness and may terminate lending to all borrowers under the credit facility. Additionally, if (i) a borrower were to generally not pay its debts as such debts come due, (ii) a borrower were to make a general assignment for the benefit of its creditors or (iii) proceedings relating to the bankruptcy or receivership of any borrower were to remain unstayed or undismissed for 60 days, then all lending under the credit facility would terminate and all indebtedness outstanding under the credit facility would be accelerated. Williams guarantees our indebtedness under this credit facility. Please read “Risk Factors — Risks Inherent in Our Business — Williams’ revolving credit facility and Williams’ public indentures contain financial and operating restrictions that may limit our access to credit. In addition, our ability to obtain credit in the future will be affected by Williams’ credit ratings” for information regarding the potential impact on us of restrictions in Williams’ revolving credit facility and in Williams’ public indentures.
Working Capital Credit Facility
      At the closing of the offering, we will enter into a $20 million revolving credit facility with Williams as the lender. The facility will be available exclusively to fund working capital borrowings. Borrowings under the facility will mature on May 3, 2007 and will bear interest at the same rate as would be available for borrowings under Williams’ revolving credit facility described above. We will pay a commitment fee to Williams on the unused portion of the working capital facility of 0.30% annually.
      We will be required to reduce all borrowings under our working capital credit facility to zero for a period of at least 15 consecutive days once each twelve-month period prior to the maturity date of the facility.
Contractual Cash Obligations and Contingencies
      A summary of our contractual obligations as of December 31, 2004, is as follows (in thousands):

	2005		2006-2007	2008-2009	2010+		Total

Notes payable/long-term debt	$—		$—	$—	$—		$—
Advances from affiliate	186,024	(a)	—	—	—		186,024
Capital leases	—		—	—	—		—
Operating leases	56		—	—	—		56
Purchase obligations	146		240	240	120	(b)	746
Other long-term liabilities	—		—	—	—		—

Total	$186,226		$240	$240	$120		$186,826

(a)	Prior to the closing of this offering, Williams will forgive these advances.

(b)	Year 2010+ represents one year of payments associated with an operating agreement whose term is tied to the life of the underlying gas reserves.

      Our equity investee, Discovery, also has contractual obligations for which we are not contractually liable. These contractual obligations, however, will impact Discovery’s ability to make cash distributions to us. A summary of Discovery’s total contractual obligations as of December 31, 2004, is as follows (in thousands):

	2005	2006-2007	2008-2009	2010+	Total

Notes payable/long-term debt	$—	$—	$—	$—	$—
Capital leases	—	—	—	—	—
Operating leases	511	1,722	1,720	4,967	8,920
Purchase obligations	—	—	—	—	—
Other long-term liabilities	—	—	—	—	—

Total	$511	$1,722	$1,720	$4,967	$8,920

Effects of Inflation
      Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the three-year period ended December 31, 2004. It may in the future, however, increase the cost to acquire or replace property, plant and equipment and may increase the costs of labor and supplies. Our operating revenues and costs are influenced to a greater extent by specific price changes in natural gas and NGLs. To the extent permitted by competition, regulation and our existing agreements, we have and will continue to pass along increased costs to our customers in the form of higher fees.
Regulatory Matters
      As of March 31, 2005, Discovery had a deferred credit of $14.7 million relating to retained system gas gains and the over-recovery of lost and unaccounted-for gas on the Discovery system. Please read Note 7 — Rate and Regulatory Matters and Contingent Liabilities — Rate and Regulatory Matters to the Discovery Producer Services LLC Consolidated Financial Statements included herein. A group of shippers has challenged Discovery’s right to retain these gains. Discovery believes the system gains should be retained by the company and recognized as income while the over-recovery of lost and unaccounted-for gas should be made up by Discovery in the future. FERC has requested and received from Discovery additional information regarding both lost and unaccounted-for volumes and gas gains, but has not issued an order resolving these issues. At the closing of this offering, Discovery will retain an amount of cash reserves equal to the deferred credit to apply toward any sharing of the gain with shippers that might be required by FERC. In the event that payments to shippers are required for both the over-recovered lost and unaccounted-for volumes and system gas gains and such payments were to be calculated based on a June 1, 2005 spot natural gas price instead of gas prices existing at the time such gains or over-recoveries occurred, the amount potentially subject to refund would be approximately $6.1 million for the lost and unaccounted-for volumes and $21.2 million for the system gains. To the extent that Discovery does not have sufficient cash on hand to satisfy any payments required by FERC, it may be required to make a capital call to its members, including us.
      Discovery’s natural gas pipeline transportation is subject to rate regulation by FERC under the Natural Gas Act. For more information on federal and state regulations affecting our business, please read “Risk Factors” and “Business — FERC Regulation” elsewhere in this prospectus.
Environmental
      Our Conway storage facilities are subject to strict environmental regulation by the Underground Storage Unit within the Geology Section of the KDHE under the Underground Hydrocarbon and Natural Gas Storage Program, which became effective on April 1, 2003.
      We are in the process of modifying our Conway storage facilities, including the caverns and brine ponds, and we believe that our storage operations will be in compliance with the Underground Hydrocarbon and

Natural Gas Storage Program regulations by the applicable required compliance dates. In 2003 we began to complete workovers on approximately 30 to 35 salt caverns per year and install, on average, a double liner on one brine pond per year. The incremental costs of these activities is approximately $5.5 million per year to complete the workovers and approximately $900,000 per year to install a double liner on a brine bond. In response to these increased costs, we raised our storage rates by an amount sufficient to preserve our margins in this business. Accordingly, we do not believe that these increased costs have had a material effect on our business or results of operations. We expect on average to complete workovers on each of our caverns every five to ten years and install double liners on each of our brine ponds every 18 years. The KDHE has also advised us that a regulation relating to the metering of NGL volumes that are injected and withdrawn from our caverns may be interpreted and enforced to require the installation of meters at each of our well bores. We have informed the KDHE that we disagree with this interpretation, and the KDHE has asked us to provide it with additional information. We estimate that the cost of installing a meter at each of our well bores at Conway West and Mitchell would be approximately $3.9 million over three years.
      We have accrued liabilities for estimated site remediation costs to be incurred in the future at our facilities and properties. We record liabilities when site restoration and environmental remediation and cleanup obligations are known or considered probable and can be reasonably estimated. As of December 31, 2004, we had accrued environmental liabilities of $5.5 million related to four remediation projects at the Conway storage facilities. In 2004, we purchased an insurance policy that covers up to $5.0 million of remediation costs until an active remediation system is in place or April 30, 2008, whichever is earlier, excluding operation and maintenance costs and ongoing monitoring costs, for these four projects to the extent such costs exceed a $4.2 million deductible. The policy also covers costs incurred as a result of third party claims associated with then existing but unknown contamination related to the storage facilities. The aggregate limit under the policy for all claims is $25 million. Under the omnibus agreement, Williams has agreed to indemnify us for the $4.2 million deductible (less amounts expended prior to the closing of this offering). We estimate that the approximate cost of the project management and soil and groundwater monitoring associated with the four remediation projects at the Conway storage facilities and for which we will not be indemnified will be approximately $200,000 to $400,000 per year following the completion of remediation work. The benefit of the indemnification will be accounted for as a capital contribution to us by Williams as the costs are incurred. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”
      In connection with our operations at the Conway facilities, we are required by the KDHE regulations to provide assurance of our financial capability to plug and abandon the wells and abandon the brine facilities we operate at Conway. Williams has posted two letters of credit on our behalf in an aggregate amount of $17.6 million to guarantee our plugging and abandonment responsibilities for these facilities. We anticipate providing assurance in the form of letters of credit in future periods until such time as we obtain an investment-grade credit rating.
      In connection with the construction of Discovery’s pipeline, approximately 73 acres of marshland was traversed and is required to be restored. In Phase I of this project, Discovery created new marshlands to replace about half of the traversed acreage. Phase II, which will complete the project, will begin during 2005 and will cost approximately $2.0 million. For a further discussion of the environmental laws and regulations affecting our business, please read “Business — Environmental Regulation” elsewhere in this prospectus.
Qualitative and Quantitative Disclosures About Market Risk
      Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risk to which we are exposed is commodity price risk for natural gas and NGLs. We are also exposed to the risk of interest rate fluctuations. Our existing intercompany balances with Williams and future borrowings bear interest at variable market based rates.

Commodity Price Risk
      Please read “— Our Operations — Gathering and Processing Segment” and “— Our Operations — NGL Services Segment” for a discussion of our exposure to commodity price risk.

Interest Rate Risk
      Our current interest rate exposure is related to our advances from Williams. The table below provides information as of December 31, 2003 and 2004 about our interest rate risk.

	December 31, 2003		December 31, 2004

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

($ in thousands)
Advances from Williams	$187,193	$187,193	$186,024	$186,024
      These advances are due on demand. Prior to the closing of this offering, Williams will forgive these advances. The variable interest rate was 7.4% at December 31, 2003 and December 31, 2004. Please read Note 4 of Notes to Combined Financial Statements.

BUSINESS
Our Partnership
      We are a Delaware limited partnership recently formed by Williams to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the business of gathering, transporting and processing natural gas and the fractionating and storing of NGLs. NGLs, such as ethane, propane and butane, result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications. We intend to acquire additional assets in the future and have a management team dedicated to a growth strategy.
      Our initial asset portfolio consists of:

•	a 40% interest in Discovery, which owns an integrated natural gas gathering and transportation pipeline system extending from offshore in the Gulf of Mexico to a natural gas processing facility and an NGL fractionator in Louisiana;

•	the Carbonate Trend natural gas gathering pipeline off the coast of Alabama; and

•	three integrated NGL storage facilities and a 50% interest in an NGL fractionator near Conway, Kansas.
      Discovery provides integrated “wellhead to market” services to natural gas producers operating in the shallow and deep waters of the Gulf of Mexico off the coast of Louisiana. Discovery consists of a 105-mile mainline, 168 miles of lateral gathering pipelines, a natural gas processing plant and an NGL fractionation facility. Discovery has interconnections with five natural gas pipeline systems, which will allow producers to benefit from flexible and diversified access to a variety of natural gas markets. The Discovery mainline was placed into service in 1998 and has a design capacity of 600 million cubic feet per day.
      Our Carbonate Trend gathering pipeline is a 34-mile pipeline that gathers sour gas production from the Carbonate Trend area off the coast of Alabama. “Sour” gas is natural gas that has relatively high concentrations of acidic gases, such as hydrogen sulfide and carbon dioxide, that exceed normal gas transportation specifications. The pipeline was built and placed into service in 2000 and has a maximum design capacity of 120 million cubic feet per day.
      We are also engaged in NGL storage and fractionation near Conway, Kansas, which is the principal NGL market hub for the Mid-Continent region of the United States. We believe our integrated NGL storage facilities at Conway are the largest in the Mid-Continent region. These storage facilities consist of a network of interconnected underground caverns that hold large volumes of NGLs and other hydrocarbons and have an aggregate capacity of approximately 20 million barrels. Our Conway storage facilities connect directly with MAPL and the Kinder Morgan NGL pipeline systems and indirectly with three other large interstate NGL pipelines. We also own a 50% undivided interest in the Conway NGL fractionation facility, which is strategically located at the junction of the south, east and west legs of MAPL. This fractionation facility also benefits from its proximity to other NGL pipelines in the Conway area, and from its proximity to our Conway storage facility. Our share of the fractionator’s capacity is approximately 53,500 barrels per day.
      We account for our 40% interest in Discovery as an equity investment, and therefore do not consolidate its financial results. For the year ended December 31, 2004 and the three months ended March 31, 2005, we generated Adjusted EBITDA Excluding Investment in Discovery of approximately $11.7 million and $2.0 million, respectively. In addition, our 40% interest in Discovery generated Adjusted EBITDA of approximately $13.6 million and $4.5 million for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively. Please read “Prospectus Summary — Summary Historical and Pro Forma Combined Financial and Operating Data — Non-GAAP Financial Measures” for an explanation of our Adjusted EBITDA Excluding Investment in Discovery and an explanation of Discovery’s Adjusted EBITDA as well as a reconciliation of these measures to our and Discovery’s most directly comparable financial measures, calculated and presented in accordance with GAAP. On a pro forma basis, our cash available to pay distributions was approximately $23.8 million for the year ended December 31, 2004 and approximately

$5.7 million for the three months ended March 31, 2005. Please read “Cash Distribution Policy and Restrictions on Distributions” for an explanation of cash available to pay distributions and a reconciliation of pro forma cash available to pay distributions to our most directly comparable financial measure, calculated and presented in accordance with GAAP.
Business Strategies
      Our primary business objectives are to generate stable cash flows sufficient to make quarterly cash distributions to our unitholders and to increase quarterly cash distributions over time by executing the following strategies:

•	grow through accretive acquisitions of complementary energy assets from third parties, Williams or both;

•	capitalize on expected long-term increases in natural gas production in proximity to Discovery’s pipelines in the Gulf of Mexico;

•	optimize the benefits of our scale, strategic location and pipeline connectivity serving the Mid- Continent NGL market; and

•	manage our existing and future asset portfolio to minimize the volatility of our cash flows.
Competitive Strengths
      We believe we are well positioned to execute our business strategies successfully because of the following competitive strengths:

•	our ability to grow through acquisitions is enhanced by our affiliation with Williams, and we expect this relationship to provide us access to attractive acquisition opportunities;

•	our assets are strategically located in areas with high demand for our services;

•	our assets are diversified geographically and encompass important aspects of the midstream natural gas and NGL businesses;

•	the senior management team and board of directors of our general partner have extensive industry experience and include the most senior officers of Williams; and

•	Williams has established a reputation in the midstream natural gas and NGL industry as a reliable and cost-effective operator, and we believe that we and our customers will benefit from Williams’ scale and operational expertise as well as our access to the broad array of midstream services Williams offers.
Our Relationship with Williams
      One of our principal attributes is our relationship with Williams, an integrated energy company with 2004 revenues in excess of $12.4 billion that trades on the New York Stock Exchange under the symbol “WMB”. Williams is engaged in numerous aspects of the energy industry, including natural gas exploration and production, interstate natural gas transportation and midstream services. Williams has been in the midstream natural gas and NGL industry for more than 20 years.
      Williams has a long history of successfully pursuing and consummating energy acquisitions and intends to use our partnership as a growth vehicle for its midstream, natural gas, NGL and other complementary energy businesses. Although we expect to have the opportunity to make acquisitions directly from Williams in the future, although we cannot say with any certainty which, if any, of these acquisition opportunities may be made available to us or if we will choose to pursue any such opportunity. In addition, through our relationship with Williams, we will have access to a significant pool of management talent and strong commercial relationships throughout the energy industry. While our relationship with Williams and its subsidiaries is a significant attribute, it is also a source of potential conflicts. For example, Williams is not restricted from competing with us. Williams may acquire, construct or dispose of midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets. Please read “Conflicts of Interest and Fiduciary Duties.”
      Williams will have a significant interest in our partnership through its indirect ownership of a 61.75% limited partner interest and all of our 2% general partner interest. Additionally, a subsidiary of Williams markets substantially all of the NGLs to which Discovery takes title. We will enter into an omnibus agreement with certain affiliates of Williams that will govern our relationship with them regarding certain reimbursement, indemnification and licensing matters. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”
Industry Overview
      We are engaged in important aspects of the midstream natural gas and NGL businesses along the Gulf Coast and in the Mid-Continent region of the United States. Offshore of and onshore in Louisiana, we gather, transport and process natural gas produced in the Gulf of Mexico, including natural gas that is associated with crude oil production. Near Conway, Kansas, we fractionate and store NGLs. As such, our business is directly impacted by changes in domestic demand for and production of natural gas.

Demand for Natural Gas
      Natural gas continues to be a critical component of energy consumption in the United States. According to the Energy Information Administration, or the EIA, total annual domestic consumption of natural gas is expected to increase from approximately 22.1 trillion cubic feet, or Tcf, (60.7 Bcf/d) in 2004 to approximately 25.4 Tcf (69.7 Bcf/d) in 2010, representing an average annual growth rate of over 2.3% per year. By 2010, natural gas is expected to represent approximately 24% of all end-user domestic energy requirements. During the last five years, the United States has on average consumed approximately 22.6 Tcf per year (62.0 Bcf/d) with average annual domestic production of approximately 19.1 Tcf (52.3 Bcf/d) during the same period.
      The industrial and electricity generation sectors are the largest users of natural gas in the United States. During the last three years, these sectors accounted for approximately 56% of the total natural gas consumed in the United States. According to the EIA, annual consumption in the industrial and electricity generation sectors is expected to increase by over 2.9% per year, on average, to 14.6 Tcf (40.0 Bcf/d) in 2010 from an estimated 12.3 Tcf (33.7 Bcf/d) in 2004.

Natural Gas Production
      Gulf of Mexico. The Gulf of Mexico is a significant producing area for natural gas consumed in the U.S. Many long-haul natural gas pipelines depend on the Gulf of Mexico as a significant source of natural gas. According to the EIA, historic natural gas production rates in the Gulf of Mexico since 1992 have fluctuated from a peak of approximately 14.1 Bcf/d in 1997 to an estimate of approximately 11.8 Bcf/d in 2003. Over that same period, natural gas produced from deepwater wells (greater than 200 meters), as opposed to shallow water wells (less than 200 meters), has constituted an increasingly greater component of total Gulf of Mexico natural gas production.

      The following graph shows total natural gas production in the Gulf of Mexico since 1992 and the portions attributable to both shallow water and deepwater production. A significant portion of this Gulf of Mexico production includes natural gas associated with crude oil production.
Source: Energy Information Agency, Gulf of Mexico Federal Offshore Production, 2004
      According to EIA’s Annual Energy Outlook 2005, both total and deepwater natural gas production levels in the Gulf of Mexico are projected to increase over the next decade. The following graph shows the EIA’s projection of total natural gas production in the Gulf of Mexico increasing from approximately 12.0 Bcf/d in 2004 to approximately 14.0 Bcf/d in 2015 and deepwater natural gas production in the Gulf of Mexico increasing from approximately 5.8 Bcf/d in 2004 to approximately 8.3 Bcf/d in 2015.
Source: Energy Information Agency Annual Energy Outlook 2005

      Mid-Continent. The following graph shows the EIA’s estimates of Mid-Continent natural gas production through the year 2015. The EIA defines the Mid-Continent to include Minnesota, Iowa, Missouri, Nebraska, Kansas, Arkansas, Oklahoma, and the Texas panhandle. According to EIA’s Annual Energy Outlook 2005, Mid-Continent natural gas production is projected to remain at levels above 6.0 Bcf per year through 2015.

Source:	Energy Information Agency Annual Energy Outlook 2005

Midstream Industry
      General. Once natural gas is produced from wells in areas such as the Gulf of Mexico, producers then seek to deliver the natural gas and its components to end-use markets. The midstream natural gas industry is the link between upstream exploration and production activities and downstream end-use markets. The midstream natural gas industry generally consists of natural gas gathering, transportation, processing, storage and fractionation activities. The midstream industry is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.
      The following diagram illustrates the natural gas gathering, processing, fractionation, storage and transportation process. We supply our customers with all of these services from our processing, fractionation and storage facilities, except for natural gas and NGL transportation to end users and natural gas storage.
      Offshore Natural Gas Gathering. An offshore gathering system typically consists of multiple gathering laterals of smaller diameter pipe that collect natural gas directly from production platforms or, in some cases, subsea connections to the wellhead. Production platforms provide production handling services, which in the case of a well producing a mixture of oil and gas involves the separation of natural gas from the oil and water before the natural gas enters the gathering lateral. Gathering laterals then connect to a main or trunk line of larger diameter pipe. The mainline then transports the natural gas collected from the various laterals to an onshore location, typically a treatment facility or gas processing plant. As new natural gas discoveries are made within the vicinity of the mainline or the existing laterals, new “step out” laterals or extensions of existing laterals are built to connect the gathering system to the newly producing wells. Gathering contracts with offshore natural gas producers are typically executed in conjunction with a reserve dedication. A reserve dedication commits the producer to utilize the midstream service provider’s gathering and transportation system for all current and future production, often for the life of the producer’s reservoir lease.
      Natural Gas Processing and Transportation. The principal component of natural gas is methane, but most natural gas also contains varying amounts of NGLs including ethane, propane, normal butane, isobutane and natural gasoline. NGLs have economic value and are utilized as a feedstock in the petrochemical and oil refining industries or directly as a heating, engine or industrial fuel. Long-haul natural gas pipelines have specifications as to the maximum NGL content of the gas to be shipped. Because of the presence of NGLs, natural gas collected through a gathering system is typically unsuitable for long-haul pipeline transportation. In order to meet quality standards for pipelines, unsuitable natural gas must be processed to separate hydrocarbon liquids that can have higher values as mixed NGLs from the natural gas. NGLs are typically recovered by cooling the natural gas until the mixed NGLs become separated through condensation. Cryogenic recovery methods are processes where this is accomplished at temperatures lower than -150°F, and which provide higher NGL recovery yields. After being extracted from natural gas, the mixed NGLs are typically transported to a fractionator for separation of the NGLs into their component parts.
      In addition to NGLs, natural gas collected through a gathering system may also contain impurities, such as water, sulfur compounds, nitrogen or helium. As a result, a natural gas processing plant will typically provide ancillary services such as dehydration and condensate separation prior to processing. Dehydration removes water from the natural gas stream which can form ice when combined with natural gas and cause corrosion when combined with carbon dioxide or hydrogen sulfide. Condensate separation involves the removal of crude oil-like hydrocarbons from the natural gas stream. Once the condensate has been removed, it may be stabilized for transportation away from the processing plant via truck, rail or pipeline. Natural gas with a carbon dioxide or hydrogen sulfide content higher than permitted by pipeline quality standards requires treatment with chemicals called amines at a separate treatment plant prior to processing.
      Fractionation. NGL fractionation facilities separate mixed NGL streams into discrete NGL products: ethane, propane, normal butane, isobutane and natural gasoline.

•	Ethane. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks used in a wide range of plastics and other chemical products;

•	Propane. Propane is used both as a petrochemical feedstock in the production of ethylene and propylene and as a heating, engine and industrial fuel;

•	Normal Butane. Normal butane is used as a petrochemical feedstock in the production of ethylene and butadiene (a key ingredient in synthetic rubber), as a blendstock for motor gasoline and to derive isobutane through isomerization;

•	Isobutane. Isobutane is fractionated from mixed butane (a stream of normal butane and isobutane in solution) or refined from normal butane through the process of isomerization, principally for use in refinery alkylation to enhance the octane content of motor gasoline; and

•	Natural Gasoline. Natural gasoline, a mixture of pentanes and heavier hydrocarbons, is used primarily as motor gasoline blendstock or petrochemical feedstock.
      NGLs are fractionated by heating mixed NGL streams and passing them through a series of distillation towers. Fractionation takes advantage of the differing boiling points of the various NGL products. As the temperature of the NGL stream is increased, the lightest (lowest boiling point) NGL product boils off to the top of the tower where it is condensed and routed to storage. The mixture from the bottom of the first tower is then moved into the next tower where the process is repeated, and a heavier NGL product is separated and stored. This process is repeated until the NGLs have been separated into their components. Since the fractionation process requires large quantities of heat, energy costs are a major component of the total cost of fractionation.
      The following diagram illustrates the NGL fractionation process:
      NGLs are produced domestically in the United States from two sources — gas processing plants and crude oil refineries. We believe, based on industry data, NGLs produced from domestic gas processing operations accounted for approximately 70% of the total NGL supplies in the United States in 2003. The mixed NGLs delivered from domestic gas processing plants and crude oil refineries to fractionation facilities are typically transported by NGL pipelines and, to a lesser extent, by railcar and truck.
      Gas processing facilities have some flexibility in the degree to which they separate NGLs from natural gas. The actual volume of NGLs produced is often determined by the extent to which NGL prices exceed the cost of separating the mixed NGLs from the natural gas stream. This in turn is influenced by the cost of the natural gas consumed in the fractionation process. When operating and extraction costs of gas processing and fractionation plants are higher than the incremental value of the NGL products that would be received by NGL extraction, the recovery levels of certain NGL products, particularly ethane, may be reduced. The increase or decrease in NGL recovery levels is a primary factor behind changes in gross fractionation volumes.

      The following graph shows the total domestic NGL production from 1993 through 2003, the most recent year for which this data is available.

Source:	Energy Information Agency U.S. Crude Oil, Natural Gas, and Natural Gas Liquids Reserves 2003 Annual Report.
      NGL Storage. After NGLs are fractionated, the fractionated products are stored for customers when they are unable or do not wish to take immediate delivery. NGL storage customers may include both NGL producers, who sell to end users, and NGL end users, such as retail propane companies. Both the producers and the end users seek to store NGLs to ensure an adequate supply for their respective customers over the course of the year, particularly during periods of increased demand. A significant portion of the U.S. NGL production is brought through pipelines to two market centers: one on the Gulf Coast at Mont Belvieu, Texas and the other in the Mid-Continent area at Conway, Kansas.
      Fractionated NGL products are typically stored underground in salt formations because large capacity above-ground storage would be uneconomical. NGL products must be pressurized or refrigerated for storage or transportation in a liquid state. Salt formations, which are indigenous to the Mont Belvieu and Conway areas, provide a medium that is impervious to the stored products and can contain large quantities of hydrocarbons in a safe manner and at a significantly lower per-unit cost than any above-ground alternative. A salt cavern is formed by drilling and dissolving, through percolation, an underground cavern in a naturally existing salt formation and installing related surface facilities. Water mixed with salt, or brine, is used to displace the stored products and to maintain pressure in the well as product volumes fluctuate. The typical salt cavern storage facility consists of a solution mining plant, which provides fresh water to dissolve cavities within the underlying salt, brine handling and disposal facilities, and the necessary surface equipment to compress the fractionated products into the cavity and allow them to flow back into a pipeline.

The Discovery Assets

General
      We own a 40% interest in Discovery, which in turn owns:

•	a 273-mile natural gas gathering and transportation pipeline system, located primarily off the coast of Louisiana in the Gulf of Mexico, with a FERC-certified capacity of approximately 600 MMcf/d on its mainline;

•	a cryogenic natural gas processing plant in Larose, Louisiana with a capacity of approximately 600 MMcf/d;

•	a fractionator in Paradis, Louisiana with a current capacity of approximately 32,000 bpd (which can be expanded to 42,000 bpd); and

•	two onshore liquids pipelines, including a 22-mile mixed NGL pipeline connecting the gas processing plant to the fractionator and a 10-mile condensate pipeline connecting the gas processing plant to a third party oil gathering facility.
      Discovery’s customers are primarily offshore natural gas producers. Discovery provides these customers with “wellhead to market” delivery options by offering a full range of services including gathering, transportation, processing and fractionation. Discovery also has the ability to provide its customers with other specialized services, such as offshore production handling, condensate separation and stabilization and dehydration.
      The Discovery pipeline system currently connects to two natural gas pipelines for delivery of natural gas to end-use markets: the Bridgeline and Texas Eastern pipeline systems. Access to these two pipeline systems provides Discovery’s producer customers with market flexibility. In addition, FERC recently approved Discovery’s market expansion project, which provides additional market flexibility by enabling Discovery to connect to three additional interstate pipeline systems. As a result, Discovery’s customers have access to markets from the Gulf of Mexico to the Eastern United States.

      The following map shows the location of the Discovery offshore gathering and transportation pipelines and the blocks of reserves dedicated to Discovery.

LOUISIANA
To Larose Plant
GRAND ISLE
Rock Creek
12"
30"
SOUTH TIMBALIER
Gulf of Mexico
12"
12"
GRAND ISLE SOUTH
8"
18"
8"
20"
SOUTH TIMBALIER SOUTH
8"
Tarantula
EWING BANK
MISSISSIPPI CANYON
Morpeth
16"
Allegheny
16"
Front Runner
N
W
E
S
GREEN CANYON
Existing Dedicated Blocks
Discovery System
0 2.5 5 10 15 20
Miles

      The following map shows the locations of Discovery’s onshore Larose natural gas processing plant, the raw make pipeline, the Paradis fractionator and the connecting long-haul natural gas pipeline systems.
      MAPCO, Inc., which Williams acquired in 1998, purchased a 50.0% interest in Discovery from Texaco in February 1997. Construction of the Discovery assets commenced in March 1997, and the system became operational in January 1998. After the consummation of this offering and the related transactions, Discovery will be owned 40% by us, 26.7% by Williams and 33.3% by Duke Energy Field Services. Williams has granted Duke Energy Field Services an option, which expires on October 31, 2005, to acquire an additional 6.7% interest from Williams. Williams is the operator of the Discovery assets.

Discovery Management
      Upon the consummation of this offering, Discovery will be managed by a three member management committee consisting of representation from each of the three owners. The members of the management committee will have voting power that corresponds to the ownership interest of the owner they represent. However, except under limited circumstances, all actions and decisions relating to Discovery require the unanimous approval of the owners. Discovery must make quarterly distributions of available cash (generally, cash from operations less required and discretionary reserves) to its owners. The management committee, by majority approval, will determine the amount of such distributions. In addition, the owners are required to offer to Discovery all opportunities to construct pipeline laterals within an “area of interest.”

Discovery Natural Gas Pipeline System
      General. The Discovery natural gas gathering and transportation pipeline system consists of:

•	a 105-mile, 30-inch natural gas pipeline, or mainline, that runs from the edge of the Outer Continental Shelf in the Gulf of Mexico north to Discovery’s natural gas processing plant in Larose, Louisiana and continues as a four-mile, 20-inch natural gas pipeline that connects to the Texas Eastern Pipeline; and

•	approximately 168 miles of gathering laterals, with pipeline diameters ranging from eight inches to 20 inches.
      The mainline and approximately 60 miles of the gathering laterals are under the jurisdiction of FERC.
      Natural Gas Pipeline. The mainline of the Discovery pipeline system consists of a 105-mile, 30-inch diameter natural gas and condensate pipeline, which begins at a platform, owned by a third party, located in the offshore Louisiana Outer Continental Shelf at Ewing Bank 873 and extends northerly to the Larose gas processing plant and a four-mile, 20-inch natural gas pipeline that connects the Larose plant to the Texas Eastern Pipeline. Approximately 66 miles of the mainline is located offshore, in water depths ranging from approximately 40 to 800 feet. Producers have dedicated their production from over 50 offshore blocks to Discovery. Each block represents an area of 5,760 square acres. The mainline has a FERC-certificated capacity of approximately 600 MMcf/d.
      The Discovery system currently connects to two natural gas pipelines, which provide 1.3 Bcf/d of takeaway capacity: the Bridgeline system, which serves southern Louisiana and connects to the Henry Hub natural gas market point, and the Texas Eastern Pipeline system, which serves markets from Texas to the northeastern United States. Access to these two pipeline systems allows Discovery’s producer customers to sell their gas in a number of markets. In 2004, FERC approved a proposed market expansion project that connects the Discovery system to three additional pipeline systems: Tennessee Gas Pipeline, Columbia Gulf Transmission and Transco. Together, these pipelines provide up to an additional 500 MMcf/d of takeaway capacity. This market expansion project, consisting of approximately 40 miles of 20-inch diameter pipe extending from the Larose processing plant to Pointe Au Chien, Louisiana and Old Lady Lake, Louisiana commenced operations in June 2005 and cost approximately $11.2 million, most of which has been expended. The market expansion project has a FERC-certificated capacity of approximately 150 MMcf/d.
      Shallow Water/ Onshore Gathering. Discovery also owns shallow water and onshore gathering assets that consist of:

•	90 miles of offshore laterals with pipeline diameters ranging from 12 inches to 20 inches with connections to the mainline. These shallow water laterals are located in water depths ranging from approximately 50 to 360 feet. Of the 90 miles of shallow water laterals, 60 miles are regulated by FERC;

•	a fixed-leg shelf production handling facility installed along the mainline at Grand Isle 115. The platform facility allows for the injection of condensate into the pipeline and is equipped with a production handling facility; and

•	a five-mile onshore gathering lateral with 20-inch diameter pipe that extends from a production area north of the Larose gas processing plant directly to the plant. This lateral is not regulated by FERC.
      A ChevronTexaco-owned gathering system also connects to the Larose gas processing plant.
      Deepwater Gathering. Discovery’s deepwater gathering assets, which are located in water depths of greater than 1,000 feet, consist of 73 miles of gathering laterals, with pipeline diameters ranging from eight inches to 16 inches that extend to deepwater producing areas such as the Morpeth prospect, Allegheny prospect and Front Runner prospect. The maximum water depth of these deepwater laterals is approximately 3,200 feet. None of Discovery’s deepwater laterals are regulated by FERC.

Larose Gas Processing Plant
      General. Discovery’s cryogenic gas processing plant is located near Larose, Louisiana at the onshore terminus of Discovery’s natural gas pipeline and has a design capacity of approximately 600 MMcf/d. The plant was placed in service in January 1998 and is located on land that Discovery leases from a third party. The initial term of the lease is 20 years and is renewable for ten-year intervals thereafter at Discovery’s option for up to a total of 50 years.
      We believe that the Larose plant is one of the most efficient and flexible gas processing plants in south Louisiana. The Larose plant is able to recover over 90% of the ethane contained in the natural gas stream and effectively 100% of the propane and heavier liquids. In addition, the processing plant is able to reject ethane down to effectively 0% when justified by market economics, while retaining a propane recovery rate of over 95% and butanes and heavier liquids recovery rates of effectively 100%. We believe that the Larose plant consumes very low amounts of natural gas as fuel, using only approximately 1.4% of the volume of natural gas processed.
      In addition to its gas processing activities, the Larose plant generates additional revenues by charging separate fees for ancillary services, such as dehydration and condensate separation and stabilization. Producers may also contract with Discovery for transportation of condensate from offshore production handling facilities and upon separation and stabilization, through Discovery’s 10-mile condensate pipeline to a third party’s oil gathering facility. Discovery also provides compression services for a third party’s onshore gathering system that connects to Discovery’s onshore lateral.
      Gas processed at the Larose plant is delivered to the Bridgeline pipeline system with markets throughout southern Louisiana including the Henry Hub natural gas market point, and to the Texas Eastern Pipeline system with markets from Texas to the northeastern United States. As described above, Discovery’s market expansion project provides connectivity to three additional interstate pipeline systems.
      Through its portfolio of processing contracts, we believe that Discovery is able to mitigate its exposure in its processing operations to commodity price risk. Discovery’s portfolio of contracts includes the following types of contracts:

•	Fee-based. Under fee-based contracts, Discovery receives revenue based on the volume of natural gas processed and the per-unit fee charged.

•	Percent-of-liquids. Under percent-of-liquids gas processing contracts, Discovery (1) processes natural gas for customers, (2) delivers to customers an agreed upon percentage of the NGLs extracted in processing and (3) retains a portion of the extracted NGLs. Discovery generates revenue from the sale of these retained NGLs to third parties at market prices. Some of Discovery’s percent-of-liquids contracts have a “bypass” option. Under contracts with a bypass option, if customers elect not to process their natural gas due to unfavorable processing economics, Discovery retains a portion of the customers’ natural gas in lieu of NGLs as a fee. Discovery may choose to process gas that a customer has elected to bypass, but then must deliver natural gas with an equivalent Btu content to the customer.
Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Operations — Gathering and Processing Segment — Processing and Fractionation Contracts” for additional information on Discovery’s contracts.

Paradis Fractionation Facility
      General. The fractionator is located onshore near Paradis, Louisiana. The fractionator and mixed NGL pipeline went into service in January 1998. The initial term of the lease is 20 years and is renewable for ten-year intervals thereafter at Discovery’s option for up to a total of 50 years. The Paradis fractionator is designed to fractionate 32,000 bpd of mixed NGLs and is expandable to 42,000 bpd. In 2004, Discovery fractionated an average of approximately 8,900 bpd of mixed NGLs. All products can be delivered through the ChevronTexaco TENDS NGL pipeline system and propane and heavier products may be transported by truck or railway.
      Discovery fractionates NGLs for third party customers and for itself, and it receives title to approximately one-half of the mixed NGL volumes leaving the Larose plant. A subsidiary of Williams markets substantially all of the NGLs and excess natural gas to which Discovery takes title by purchasing them from Discovery and reselling them to end-users. Discovery fractionates third party NGL volumes for a fractionation fee, which typically includes a base fractionation fee per gallon, that is subject to adjustment for changes in certain fractionation expenses, including natural gas fuel costs on a monthly basis and labor costs on an annual basis, which are the principal variable costs in NGL fractionation. As a result, Discovery is generally able to pass through increases in those fractionation expenses to its customers.

Discovery Customers and Contracts
      Customers. Five offshore producer customers accounted for approximately 36.8% of Discovery’s revenues in 2004. Of these five customers, Eni Petroleum accounted for approximately 10.9% of Discovery’s revenues. No other customer accounted for over 10% of Discovery’s revenues in 2004. For the three months ended March 31, 2005, Eni Petroleum and El Paso Production accounted for approximately 9.5% and 8.1%, respectively, of Discovery’s revenues. No other customer accounted for over 5% of Discovery’s revenues for the three months ended March 31, 2005. Additionally, a subsidiary of Williams, which markets substantially all of the NGLs and excess natural gas to which Discovery takes title, accounted for approximately 57.9% of Discovery’s revenues in 2004 and 54.6% for the three months ended March 31, 2005 even though it does not produce any of the natural gas that is supplied to Discovery.
      Contracts. Discovery provides a complete range of “wellhead to market” services for its customers who are offshore producers in the Gulf of Mexico. The principal services provided include gathering, transportation, processing and fractionation. Discovery also provides ancillary services such as dehydration and condensate transportation, separation and stabilization. Each of these services is usually supported by a separate customer contract.
      The mainline and the FERC-regulated laterals generate revenues through FERC-regulated tariffs for two types of service — firm transportation service on a commodity basis with reserve dedication, and traditional interruptible transportation service. Discovery also offers a third type of service, traditional firm service with reservation fees, but none of Discovery’s customers currently contracts for this transportation service. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Operations — Gathering and Processing Segment.”
      Discovery’s maximum regulated rate for mainline transportation is scheduled to decrease in 2008. At that time, Discovery will be required to reduce its mainline transportation rate on all of its contracts that have rates above the new reduced rate. This could reduce the revenues generated by Discovery. Discovery may elect to file a rate case with FERC to alter this scheduled reduction. However, if filed, we cannot assure you that a rate case would be successful in even partially preventing the scheduled rate reduction. Please read “— FERC Regulation.”

Competition
      The Discovery pipeline system competes with other “wellhead to market” delivery options available to offshore producers in the Gulf of Mexico. While Discovery offers integrated gathering, transportation, processing and fractionation services through a single provider, it generally competes with other offshore Gulf of Mexico gathering systems and interconnecting gas processing and fractionation facilities, some of which may have the same owner. On the continental shelf in shallow water, Discovery’s pipeline system competes primarily with the MantaRay/ Nautilus system, the Trunkline system, the Tennessee System and the Venice Gathering System. These competing shallow water gathering systems connect to the following gas processing and fractionation facilities: the MantaRay/ Nautilus System connects to the Neptune gas processing plant, the Trunkline pipeline connects to the Patterson and Calumet gas processing plants, the Tennessee pipeline connects to the Yscloskey gas processing plant, and the Venice Gathering System connects to the Venice gas processing plant. In the deepwater region of the Gulf of Mexico, the Discovery pipeline system competes primarily with the GulfTerra pipeline and the Cleopatra pipeline. The GulfTerra pipeline connects to the ANR/ Pelican gas processing plant near Patterson, Louisiana, and the Cleopatra pipeline connects to the Neptune plant in Centerville, Louisiana.

Gas Supply
      Over 50 offshore production blocks are currently dedicated to the Discovery system. Recently connected blocks include Murphy’s Front Runner discovery, Energy Partner’s Rock Creek discovery and Apache’s Tarantula discovery. In addition, in areas that we believe are accessible to the Discovery pipeline system, approximately 600 deepwater blocks are currently leased and approximately 100 have related exploration plans filed with the Minerals Management Service of the U.S. Department of the Interior, or the MMS, or are named prospects. A named prospect is an individual lease or group of adjacent leases that are generally considered by a producer to have some economic potential for production.
The Carbonate Trend Pipeline

General
      Our Carbonate Trend gathering pipeline is a sour gas gathering pipeline consisting of approximately 34 miles of 12-inch diameter pipe that is used to gather sour gas production from the Carbonate Trend area off the coast of Alabama. Our Carbonate Trend pipeline is not regulated under the Natural Gas Act but is regulated under the Outer Continental Shelf Lands Act, which requires us to transport gas supplies on the Outer Continental Shelf on an open and non-discriminatory access basis. “Sour” gas is natural gas that has relatively high concentrations of acidic gases such as hydrogen sulfide and carbon dioxide. Our pipeline is designed to transport gas with a hydrogen sulfide and carbon dioxide content that exceeds normal gas transportation specifications. The pipeline was built and placed in service in 2000 and has a maximum design throughput capacity of approximately 120 MMcf/d. For the three months ended March 31, 2005, our average transportation volume was approximately 40 MMcf/d. The pipeline is operated by ChevronTexaco under an operating agreement.
      Gas is shipped through our pipeline to Shell’s offshore sour gas gathering pipeline and Yellowhammer sour gas treatment facility located onshore in Coden, Alabama. From the Yellowhammer facility, treated gas can be delivered to the Williams-owned Mobile Bay gas processing plant, which has multiple pipeline interconnections to Transco, Florida Gas Transmission, Gulfstream, Mobile Gas Services and GulfSouth pipelines. Treated gas may also be delivered directly into the GulfSouth or the Transco pipelines at the tailgate of the Yellowhammer facility without processing.

      The following map shows the location of our Carbonate Trend gathering pipeline, the Yellowhammer facility and Williams’ Mobile Bay gas processing plant.
      Our pipeline extends from ChevronTexaco’s production platform located at Viosca Knoll Block 251 to an interconnection point with Shell’s offshore sour gas gathering facility located at Mobile Bay Block 113. ChevronTexaco operates the pipeline, and we contract with Williams for the formulation of a corrosion control program to ensure the maintenance and reliability of our pipeline. Due to the corrosive nature of the sour gas, Williams has formulated and ChevronTexaco has implemented a corrosion control program for the Carbonate Trend pipeline. Please read “— Safety and Maintenance.”
      Revenue from the Carbonate Trend pipeline is generated through negotiated fees that we charge our customers to transport gas to the Shell offshore sour gas gathering system. These fees typically depend on the volume of gas we transport.

Carbonate Trend Customers and Contracts
      Customers. Our primary customer on the Carbonate Trend pipeline is ChevronTexaco, which, together with Noble Energy, have large lease positions in the Carbonate Trend area. ChevronTexaco and Noble Energy own an interest in 27 federal leases in the southeast segment of the Carbonate Trend area and ChevronTexaco is the operator for the majority of these leases. For the year ended December 31, 2004 and three months ended March 31, 2005, volumes from these ChevronTexaco leases represented approximately 68% and 66%, respectively, of Carbonate Trend’s total throughput and 72% and 73%, respectively, of Carbonate Trend’s total revenue with volumes from Noble Energy constituting the remainder.

      Contracts. We have long-term transportation agreements with ChevronTexaco and Noble Energy. Pursuant to these agreements, ChevronTexaco and Noble Energy have agreed to transport on our pipeline all gas produced on their 27 Carbonate Trend leases for the life of the leases or the economic life of the underlying reserves. There is no minimum volume requirement, and if the leases held by ChevronTexaco and Noble Energy expire or the underlying reserves are depleted, ChevronTexaco and Noble Energy will not be committed to ship any natural gas on our pipeline. In addition, if any lease expires, and is reacquired by the same company within ten years of such expiration, all production from that lease must again be transported via our pipeline. Under these agreements ChevronTexaco and Noble Energy may make an annual election to utilize capacity along a segment of Transco. When ChevronTexaco or Noble Energy utilize this capacity, our per-unit gathering fee is determined by subtracting the FERC tariff-based rate charged by Transco for this capacity from the total negotiated fee. Should these customers elect not to utilize the capacity along this segment of Transco, there is no assurance that this capacity will not be made available to these customers in the future. We have the option to terminate these agreements if expenses exceed certain levels or if revenues fall below certain levels and we are not compensated for these expenses or shortfalls.

Competition
      Other than the producer gathering lines that connect to the Carbonate Trend pipeline, there are no other sour gas gathering and transportation pipelines in the Carbonate Trend area, and we know of no current plans to build competing pipelines. As a result, as other blocks in the Carbonate Trend are developed, we believe that producers will find it more cost effective to connect to our pipeline than to construct or commission new sour gas pipelines of their own.

Gas Supply
      ChevronTexaco developed the Viosca Knoll Carbonate Trend area in the shallow waters of the Mobile and Viosca Knoll areas in the eastern Gulf of Mexico. ChevronTexaco has filed 12 exploration plans with the MMS that we believe could result in the discovery of additional amounts of natural gas. Other producers may also transport gas on the Carbonate Trend pipeline. If the Yellowhammer facility becomes unavailable for the treatment of our customer’s sour gas, we believe that we can construct pipeline connections to access either of two third party-owned treatment facilities also located in Coden, Alabama.
The Conway Assets

General
      Our Conway assets are strategically located at one of the two major NGL trading hubs in the continental United States, and consist of:

•	three integrated NGL storage facilities; and

•	a 50% interest in an NGL fractionator.

      The following map shows our Conway storage facilities, the Conway fractionator, connecting NGL and mixed NGL pipelines and competing storage and fractionation facilities.

Conway Storage Assets
      General. We believe we are the largest NGL storage facility, in terms of capacity, in the Mid-Continent Region. We own and operate three integrated underground NGL storage facilities in the Conway, Kansas area with an aggregate capacity of approximately 20 million barrels, which we refer to as the Conway West, Conway East and Mitchell storage facilities. Each facility is comprised of a network of caverns located several hundred feet below ground, and all three facilities are connected by pipeline. The caverns hold large volumes of NGLs and other hydrocarbons, such as propylene and naphtha. We operate these assets as one coordinated facility. Three lines connect the Mitchell facility to the Conway West facility and two lines connect the Conway East facility to the Conway West Facility. As of March 31, 2005, the storage facilities included a total of 158 caverns available for service with 162 well bores. These facilities also include a total of 18 brine ponds with a total capacity of approximately 13 million barrels. Ten of the brine basins are located at the Conway West facility, five at the Conway East facility and three at the Mitchell facility.
      Our Conway storage facilities interconnect directly with two end-use interstate NGL pipelines: MAPL and the Kinder Morgan pipeline. We also, through connections of less than a mile, indirectly interconnect to two end-use interstate NGL pipelines: the Kaneb pipeline and the Koch pipeline. Through these pipelines and other storage facilities we can provide our customers interconnectivity to additional interstate NGL pipelines. We believe that the attributes of our storage facilities, such as the number and size of our caverns and well bores and our extensive brine system, coupled with our direct connectivity to MAPL through multiple meters allows our customers to inject, withdraw and deliver all of their products stored in our facilities more rapidly than products stored with our competitors.
      Conway West. The Conway West facility located adjacent to the Conway fractionation facility in McPherson County, Kansas is our primary storage facility. This facility consists of 54 caverns available for service and four undeveloped caverns with an aggregate storage capacity of approximately ten million barrels and ten brine ponds.
      Conway East. The Conway East facility is located approximately four miles east of the Conway West facility in McPherson County, Kansas and consists of 81 caverns available for service and five brine ponds. The Conway East facility has an aggregate storage capacity of approximately five million barrels. The Conway East facility also has an active truck loading and unloading facility, each with two spots, and a rail loading and unloading facility with 20 spots.
      Mitchell. The Mitchell facility is located approximately 14 miles west of the Conway West facility in Rice County, Kansas and consists of 23 caverns available for service with an aggregate storage capacity of approximately five million barrels and three brine ponds.

Customers and Contracts
      Customers. Our NGL storage customers include NGL producers, NGL pipeline operators, NGL service providers and NGL end-users. Our three largest customers, which accounted for 66% of our storage revenues for the storage year ended March 31, 2005, are SemStream, Enterprise and Koch. Enterprise is an NGL pipeline operator, Koch is an NGL service provider, while SemStream is principally involved in propane marketing and distribution.
      Contracts. Our storage year for customer contracts runs from April 1 to March 31. We lease capacity on varying terms from less than six months to a year or more and have additional capacity available to contract. Our storage revenues are not generally affected by seasonality because our customers generally pay for storage capacity, not injected or withdrawn volumes.
      We have long-term contracts with SemStream, Enterprise and Koch. These three customers contract for approximately seven million barrels of storage capacity per year for terms that expire between 2009 and 2018. Each of these contracts is based on a percentage of our published price of storage in our Conway facilities, which we adjust annually.
      Aside from our long-term contracts, most of our contracts are for a period of one year. In addition, we also enter into contracts for fungible product storage in increments of six months, three months or one month. For contracts of one year or less, our customers are required to remit the full contract price at the time the contract is signed, which makes us less susceptible to credit risks. One of our customers is the beneficiary of an agreement, which terminates in 2019, that provides this customer with a yearly $177,000 credit against storage fees that it may incur in excess of the fees that it incurs for its contracted storage.
      We currently offer our customers four types of storage contracts — single product fungible, two product fungible, multi-product fungible and segregated product storage — in various quantities and at varying terms. Single product fungible storage allows customers to store a single product. Two-product fungible storage allows customers to store any combination of two fungible products. Multi-product fungible storage allows customers to store any combination of fungible products. In the case of two-product and multi-product storage, the customer designates the quantity of storage space for each product at the beginning of the lease period. Customers may change their quantity configurations throughout the year based upon our ability to accommodate each change. Segregated storage also is available to customers who desire to store non-fungible products at Conway, such as propylene, refinery grade butane and naphtha. We evaluate pricing, volume and availability for segregated storage on a case-by-case basis. Segregated storage allows a customer to lease an entire storage cavern and have its own product injected and withdrawn without having its product commingled with the products of our other customers. In addition to the fees we charge for fungible product storage and segregated product storage, we also receive fees for overstorage.

Competition
      We compete with other salt cavern storage facilities. Our most direct competitor is a ONEOK-owned Bushton, Kansas storage facility that is directly connected to a Kinder Morgan pipeline. Other competitors include a ONEOK-owned facility in Conway, Kansas, a NCRA-owned facility in Conway, Kansas, a Koch-owned facility in Hutchinson, Kansas and a Ferrellgas-owned facility in Hutchinson, Kansas. We also compete with storage facilities on the Gulf Coast and in Canada to the extent that NGL product commodity prices differ between the Mid-Continent region and those areas and interstate pipelines to the extent that they offer storage services.
      An increase in competition in the market could arise from new ventures or expanded operations from existing competitors. Many of our competitors have capital and other resources far greater than ours. Other competitive factors include (1) the quantity, location and physical flow characteristics of interconnected pipelines, (2) the ability to offer service from multiple storage locations, (3) the costs of service and rates of our competitors and (4) NGL product commodity prices in the Mid-Continent region as compared to prices in other regions.

NGL Sources and Transportation Options
      We generally receive the NGLs that we inject into our facilities, and our customers generally choose to transport the NGLs that we withdraw from our facilities, through the interstate NGL pipelines that interconnect with our storage facilities, including MAPL, a Kinder Morgan pipeline, a Kaneb pipeline and a Koch pipeline. We also receive substantially all of the separated NGLs from our fractionator for storage and further transportation through these interstate pipelines.
      Additionally, our customers have the option to have NGLs delivered to or transported from our storage facility, through our active truck loading and unloading facility, each with two spots, or our rail loading and unloading facility with 20 spots.

The Conway Fractionation Facility
      General. The Conway fractionation facility is strategically located at the junction of the south, east and west legs of MAPL and has interconnections with the BP Wattenberg pipeline and the ConocoPhillips Chisholm pipeline, each of which transports mixed NGLs to our facility. The Conway fractionation facility began operations in 1973 with single production train. In 1977, a second train was added and the capacity of the first train was upgraded, which brought the total design capacity of the Conway fractionation facility to approximately 107,000 bpd.
      We own a 50% undivided interest in the Conway fractionation facility, representing capacity of approximately 53,500 bpd. ConocoPhillips owns a 40% undivided interest, representing capacity of approximately 42,800 bpd, and Koch owns a 10% undivided interest, representing capacity of approximately 10,700 bpd. Each joint owner markets its own capacity independently. Each owner can also contract with the other owners for additional capacity at the Conway fractionation facility, if necessary. We will be the operator of the facility pursuant to an operating agreement that extended until May 2006. This agreement has automatically renewed for an additional five years, until 2011.
      We primarily fractionate NGLs for third party customers for a fee based on the volumes of mixed NGLs fractionated. The fee per unit we charge is generally subject to adjustment for changes in certain fractionation expenses, including natural gas, electricity and labor costs, which are the principal variable costs in NGL fractionation. As a result, we are generally able to pass through increases in those fractionation expenses to our customers. However, under one of our long-term fractionation contracts described below, there is a cap on the per-unit fee and, under current natural gas market conditions, we are not able to pass through the full amount of increases in variable expenses to this customer. In order to mitigate the fuel price risk with respect to our purchases of natural gas needed to perform under this contract, upon the closing of this offering, we will be a party to a gas purchase contract with a subsidiary of Williams for a sufficient quantity of natural gas at a fixed price to satisfy our fuel requirements under this fractionation contract. Please read

“Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Operations — NGL Services Segment — Fractionation Contracts.”
      The results of operations of the Conway fractionation facility are dependent upon the volume of mixed NGLs fractionated and the level of fractionation fees charged. Overall, the NGL fractionation business exhibits little to no seasonal variation as NGL production is relatively constant throughout the year. We have additional capacity available at our fractionation facility to accommodate additional volumes.

Customers and Contracts
      Customers. We have long-term fractionation agreements with BP and Enterprise, which together accounted for approximately 66% and 63% of our NGL fractionation capacity at the Conway facility for the year ended December 31, 2004 and three months ended March 31, 2005, respectively. Our other fractionation customers include Duke and Coffeyville Resources.
      Contracts. We have a long-term contract with BP which requires BP to deliver all of its proprietary mixed NGLs from its Wattenberg pipeline, which runs from eastern Colorado to Bushton, Kansas, and its Hugoton, Kansas gas processing plant to the Conway fractionator. There is no minimum volume requirement, however, and if BP’s Hugoton processing plant and the Wattenberg pipeline were to cease operations for any reason, BP would not be required to deliver any mixed NGLs for fractionation under this agreement. Deliveries of mixed NGLs under the BP agreement have averaged approximately 27,200 bpd during the period from April to December 2003 and 25,400 bpd during the full year of 2004. The term of the agreement with respect to deliveries from the Wattenberg pipeline expires on January 1, 2008 but will automatically be renewed on a year-to-year basis unless otherwise terminated by the parties. The term of the agreement with respect to deliveries from Hugoton expires on January 1, 2013 and may be terminated effective January 1, 2008 if either party provides notice of termination before December 31, 2005. Pursuant to the terms of this agreement, we provided notice of termination to BP in July 2005.
      Another long-term contract requires a customer to deliver all of the mixed NGLs that customer purchases from Pioneer’s Texas Panhandle and southwestern Kansas natural gas processing facilities to the Conway fractionator if it chooses to ship its mixed NGLs to the Mid-Continent region, as defined in the agreement. However, if the customer chooses to ship its mixed NGLs to another region, it has the right, on a month-to-month basis, to deliver its mixed NGLs elsewhere. The customer’s decision on whether to ship its products to the Mid-Continent region or to another region depends on factors including supply and demand in the respective regions and the current price being paid for fractionated products in each region. Deliveries of mixed NGL products under this agreement have averaged approximately 10,000 bpd during the full year of 2004 and 6,100 bpd during the period from April to December 2003. This agreement expires in 2009.
      We generally enter into contracts that cover a portion of our remaining capacity at the Conway facility for periods of one year or less.

Competition
      Although competition for NGL fractionation services is primarily based on the fractionation fee, the ability of an NGL fractionator to obtain mixed NGLs and distribute NGL products are also important competitive factors and are determined by the existence of the necessary pipeline and storage infrastructure. NGL fractionators connected to extensive storage, transportation and distribution systems such as ours have direct access to larger markets than those with less extensive connections. Our principal competitors are a Koch-owned fractionator located in Medford, Oklahoma, a Koch-owned fractionator located in Hutchinson, Kansas and a ONEOK-owned fractionator located in Bushton, Kansas. We compete with the two other joint owners of the Conway fractionation facility for third party customers. We also compete with fractionation facilities on the Gulf Coast, to the extent that NGL product commodity prices differ between the Mid-Continent region and the Gulf Coast.
      An increase in competition in the market could arise from new ventures or expanded operations from existing competitors. Many of our competitors have capital and other resources far greater than ours. Other competitive factors include (1) the quantity and location of interconnected pipelines, (2) the costs and rates of our competitors, (3) whether fractionation providers offer to purchase a customers mixed NGLs instead of providing fee based fractionation services and (4) NGL product commodity prices in the Mid-Continent region as compared to prices in other regions.

Mixed NGL Sources
      Based on EIA projections of relatively stable production levels of natural gas in the Mid-Continent region over the next ten years, we believe that sufficient volumes of mixed NGLs will be available for fractionation in the foreseeable future. In addition, through connections with MAPL and the BP Wattenberg pipeline, the Conway fractionation facility has access to mixed NGLs from additional major supply basins in North America, including additional major supply basins in the Rocky Mountain production area.

NGL Transportation Options
      After the mixed NGLs are separated at the fractionator, the NGL products are typically transported to our storage facilities. At our storage facilities, the NGLs may be stored or transported on one of the interconnected NGL pipelines. Our customers also have the option to have their NGL products transported through our truck loading and rail loading facilities. Additionally, when market conditions dictate, we have the ability to place propane directly into MAPL from our fractionator, providing our customers with expedited access to interstate markets.
Safety and Maintenance
      Discovery’s natural gas pipeline system is subject to regulation by the United States Department of Transportation, referred to as DOT, under the Accountable Pipeline and Safety Partnership Act of 1996, referred to as the Hazardous Liquid Pipeline Safety Act, and comparable state statutes with respect to design, installation, testing, construction, operation, replacement and management. The Hazardous Liquid Pipeline Safety Act covers petroleum and petroleum products and requires any entity that owns or operates pipeline facilities to comply with such regulations, to permit access to and copying of records and to file certain reports and provide information as required by the United States Secretary of Transportation. These regulations include potential fines and penalties for violations.
      Discovery’s gas pipeline system is also subject to the Natural Gas Pipeline Safety Act of 1968 and the Pipeline Safety Improvement Act of 2002. The Natural Gas Pipeline Safety Act regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities while the Pipeline Safety Improvement Act establishes mandatory inspections for all United States oil and natural gas transportation pipelines and some gathering lines in high-consequence areas within 10 years. The DOT has developed regulations implementing the Pipeline Safety Improvement Act that will require pipeline operators to implement integrity management programs, including more frequent inspections and other safety protections in areas where the consequences of potential pipeline accidents pose the greatest risk to people and their property. We currently estimate we will incur costs of approximately $1.3 million between 2005 and 2009 to implement integrity management program testing along certain segments of Discovery’s 16, 20, and 30-inch diameter natural gas pipelines and its 10, 14, and 18-inch diameter NGL pipelines. This does not include the costs, if any, of any repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program.
      States are largely preempted by federal law from regulating pipeline safety but may assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. In practice, states vary considerably in their authority and capacity to address pipeline safety. We do not anticipate any significant problems in complying with applicable state laws and regulations in those states in which we or the entities in which we own an interest operate.
      Our natural gas pipelines have continuous inspection and compliance programs designed to keep its facilities in compliance with pipeline safety and pollution control requirements. In compliance with applicable permit requirements, we completed a survey of portions of our Carbonate Trend pipeline. As a result of this survey, we have determined that it will be necessary for us to undertake certain restoration activities to repair the partial erosion of the pipeline overburden caused by Hurricane Ivan in September 2004. We estimate that the cost of these restoration activities will be approximately $2.5 million and that they will be completed over the next 12 months. In the omnibus agreement, Williams will agree to reimburse us for the cost of these restoration activities. In connection with these restoration activities, the Carbonate Trend pipeline may experience a temporary shut down. We do not believe that this shut down will have a material adverse effect on our operations. We believe that our natural gas pipelines are in material compliance with the applicable requirements of these safety regulations.
      Our Carbonate Trend pipeline requires a corrosion control program to protect the integrity of the pipeline and prolong its life. The corrosion control program consists of continuous monitoring and injection of corrosion inhibitor into the pipeline, periodic chemical treatments and annual detailed comprehensive inspections. We believe that this is an aggressive and proactive corrosion control program that will reduce metal loss, limit corrosion and possibly extend the service life of the pipe by 15 to 20 years.
      In addition, we are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, referred to as OSHA, and comparable state statutes, whose purpose is to protect the health and safety of workers, both generally and within the pipeline industry. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We and the entities in which we own an interest are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above the specified thresholds or any process which involves flammable liquid or gas, pressurized tanks, caverns and wells in excess of 10,000 pounds at various locations. Flammable liquids stored in atmospheric tanks below their normal boiling point without the benefit of chilling or refrigeration are exempt. We have an internal program of inspection designed to monitor and enforce compliance with worker safety requirements. We believe that we are in material compliance with the OSHA regulations.
FERC Regulation

General
      The Carbonate Trend sour gas gathering pipeline and the offshore portion of Discovery’s natural gas pipeline are subject to regulation under the Outer Continental Shelf Lands Act, which calls for nondiscriminatory transportation on pipelines operating in the outer continental shelf region of the Gulf of Mexico.
      Portions of Discovery’s natural gas pipeline are also subject to regulation by FERC, under the Natural Gas Act. The Natural Gas Act requires, among other things, that the rates be “just and reasonable” and nondiscriminatory. Under the Natural Gas Act, the FERC has authority over the construction, operation and expansion of interstate pipeline facilities, as well as the terms and conditions of service provided by the operator of such facilities. In general, Discovery must receive prior FERC approval to construct, operate or expand its FERC-regulated facilities, to initiate new service using such facilities, to alter the terms and conditions of service provided on such facilities, and to abandon service provided by its FERC-regulated facilities. With respect to certain types of construction activities and certain types of service, the FERC has issued rules that allow regulated pipelines to obtain blanket authorizations that obviate the need for prior specific FERC approvals for initiating and abandoning service. Commencing in 1992, the FERC issued a series of orders (“Order No. 636”), which require interstate pipelines to provide transportation service separate or “unbundled” from the pipelines’ sales of gas. Order No. 636 also required interstate pipelines, such as Discovery to provide open access transportation on a non-discriminatory basis that is equal for all similarly situated shippers. The Natural Gas Act also gives FERC the authority to regulate the rates that Discovery charges for service on portions of its natural gas pipeline system. The natural gas pipeline industry has historically been heavily regulated by federal and state governments, and we cannot predict what further actions FERC, state regulators, or federal and state legislators may take in the future.
      The Discovery 105-mile mainline, approximately 60 miles of laterals and its market expansion project are subject to regulation by FERC. The following table shows the maximum transportation tariffs that Discovery can charge on its regulated transportation pipelines:

Discovery Asset	Maximum FERC Rate

Mainline	$0.1569/MMBtu through January 2008; $0.08 thereafter
FERC-regulated laterals	$0.039/MMBtu
Market expansion project	$0.08/MMBtu
      Under Discovery’s current FERC-approved tariff, the maximum rate that Discovery may charge its customers for the transportation of natural gas along its mainline is $0.1569/ MMBtu. This maximum rate is scheduled to decrease in 2008 to $0.08/ MMBtu. At that time, Discovery will be required to reduce its mainline transportation rate on all of its contracts that have rates above the new maximum rate. This could reduce the revenues generated by Discovery. Discovery may elect to file a rate case with FERC seeking to alter this scheduled reduction. However, if filed, we cannot assure you that a rate case would be successful in even partially preventing the scheduled rate reduction.
      In connection with a rate case filed by Discovery, all aspects of its cost of service and rate design of its rates could be reviewed, including the following:

•	the overall cost of service, including operating costs and overhead;

•	the allocation of overhead and other administrative and general expenses to the rate;

•	the appropriate capital structure to be utilized in calculating rates;

•	the appropriate rate of return on equity;

•	the cost of debt;

•	the rate base, including the proper starting rate base;

•	the throughput underlying the rate; and

•	the proper allowance for federal and state income taxes.
      In a decision last year involving an oil pipeline limited partnership, BP West Coast Products, LLC v. FERC, the United States Court of Appeals for the District of Columbia Circuit vacated FERC’s Lakehead policy. In its Lakehead decision, FERC allowed an oil pipeline limited partnership to include in its cost of service an income tax allowance to the extent that its unitholders were corporations subject to income tax. In May and June 2005, FERC issued a statement of general policy, as well as an order on remand of BP West Coast, respectively, in which it has stated it will permit pipelines to include in cost of service a tax allowance to reflect actual or potential tax liability on their public utility income attributable to all entities or individuals owning public utility assets, if the pipeline proves that the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by FERC on a case-by-case basis. Although the new policy affords pipelines that are organized as pass-through entities an opportunity to recover a tax allowance, FERC has not indicated what evidence is required to establish such actual or legal income tax liability for all owners. The new tax allowance policy is subject to rehearing and further action by FERC. Further, the new tax allowance policy and the BP West Coast decision are subject to review by the United States Court of Appeals for the District of Columbia Circuit. Therefore, the ultimate outcome of these proceedings is not certain and could result in changes to FERC’s treatment of income tax allowances in cost of service. If FERC were to disallow a substantial portion of Discovery’s income tax allowance, it may be more difficult for Discovery to justify its rates.

      These aspects of Discovery’s rates also could be reviewed if FERC or a shipper initiated a complaint proceeding. However, we do not believe that it is likely that there will be a challenge to Discovery’s rates by a current shipper that would materially affect its revenues or cash flows.
      In 2000, FERC issued Order No. 637 which, among other things:

•	required pipelines to implement imbalance management services;

•	restricted the ability of pipelines to impose penalties for imbalances, overruns and non-compliance with operational flow orders; and

•	implemented a number of new pipeline reporting requirements.
      In addition, FERC implemented new regulations governing the procedure for obtaining authorization to construct new pipeline facilities and has issued a policy statement, which it largely affirmed in a recent order on rehearing, establishing a presumption in favor of requiring owners of new pipeline facilities to charge rates based solely on the costs associated with such new pipeline facilities. We cannot predict what further action FERC will take on these matters. However, we do not believe that Discovery will be affected by any action taken previously or in the future on these matters materially differently than other natural gas gatherers and processors with which it competes.
      Commencing in 2003, the FERC issued a series of orders adopting rules for new Standards of Conduct for Transmission Providers (Order No. 2004) which apply to interstate natural gas pipelines such as Discovery. Order No. 2004 became effective last year. Among other matters, Order No. 2004 requires interstate pipelines to operate independently from their energy affiliates, prohibits interstate pipelines from providing non-public transportation or shipper information to their energy affiliates; prohibits interstate pipelines from favoring their energy affiliates in providing service; and obligates interstate pipelines to post on their websites a number of items of information concerning the pipeline, including its organizational structure, facilities shared with energy affiliates, discounts given for transportation service, and instances in which the pipeline has agreed to waive discretionary terms of its tariff. Discovery requested and received a partial waiver from certain portions of Order No. 2004. Since the effective date of Order No. 2004, Discovery has determined that additional waivers from compliance with Order No. 2004 are necessary to accommodate the management committee structure under which Discovery operates. Discovery filed for additional limited waivers from Order No. 2004 compliance on May 6, 2005 requesting a limited waiver to permit three Duke Energy Field Services (“DEFS”) employees to be shared between Discovery and DEFS and to provide information necessary for DEFS to carry out its responsibilities as an owner of Discovery. FERC has not yet acted on this filing. If FERC were to deny the waiver request, there would be a cost to implement other procedures that comply with Order No. 2004.
      Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC and the courts. The natural gas industry historically has been heavily regulated. Accordingly, we cannot assure you that the less stringent and pro-competition regulatory approach recently pursued by FERC and Congress will continue.
      The Carbonate Trend pipeline is a gathering pipeline, and is not subject to FERC jurisdiction under the Natural Gas Act.

Processing Plant
      The primary function of Discovery’s natural gas processing plant is the extraction of NGLs and the conditioning of natural gas for marketing into the natural gas pipeline grid. FERC has traditionally maintained that a processing plant that primarily extracts NGLs is not a facility for transportation or sale of natural gas for resale in interstate commerce and therefore is not subject to its jurisdiction under the Natural Gas Act. We believe that the natural gas processing plant is primarily involved in removing NGLs and, therefore, is exempt from the jurisdiction of FERC.

Environmental Regulation

General
      Our operation of pipelines, plants and other facilities for gathering, transporting, processing or storing natural gas, NGLs and other products is subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment. Due to the myriad of complex federal, state and local laws and regulations that may affect us, directly or indirectly, you should not rely on the following discussion of certain laws and regulations as an exhaustive review of all regulatory considerations affecting our operations.
      As with the industry generally, compliance with existing and anticipated laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe that they do not affect our competitive position in that the operations of our competitors are similarly affected. We believe that our operations are in material compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to frequent, and often times more stringent, change by regulatory authorities and we are unable to predict the ongoing cost to us of complying with these laws and regulations or the future impact of these laws and regulations on our operations. Violation of environmental laws, regulations and permits can result in the imposition of significant administrative, civil and criminal penalties, remedial obligations, injunctions and construction bans or delays. A discharge of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expense, including both the cost to comply with applicable laws and regulations and claims made by neighboring landowners and other third parties for personal injury and property damage.
      We or the entities in which we own an interest inspect the pipelines regularly using equipment rented from third party suppliers. Third parties also assist us in interpreting the results of the inspections.
      Williams has agreed to indemnify us in an aggregate amount not to exceed $12.5 million, including any amounts recoverable under our insurance policy covering remediation costs and unknown claims at Conway, for three years after the closing of this offering for certain environmental noncompliance and remediation liabilities associated with the assets transferred to us and occurring or existing before the closing date.

Air Emissions
      Our operations are subject to the Clean Air Act and comparable state and local statutes. Amendments to the Clean Air Act enacted in late 1990 require or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the U.S. Environmental Protection Agency, or EPA, and state environmental agencies. As a result of these amendments, our facilities that emit volatile organic compounds or nitrogen oxides are subject to increasingly stringent regulations, including requirements that some sources install maximum or reasonably available control technology. In addition, the 1990 Clean Air Act Amendments established a new operating permit for major sources. Although we can give no assurances, we believe that the expenditures needed for us to comply with the 1990 Clean Air Act Amendments will not have a material adverse effect on our financial condition or results of operations.

Hazardous Substances and Waste
      To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances or solid wastes into soils, groundwater and surface water, and include measures to control pollution of the environment. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste. They also require corrective action, including the investigation and remediation of certain units, at a facility where such waste may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as CERCLA or the Superfund law and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a

“hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. Despite the “petroleum exclusion” of CERCLA Section 101(14) that currently encompasses natural gas, we may nonetheless handle “hazardous substances” within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.
      We also generate solid wastes, including hazardous wastes, that are subject to the requirements of the federal Solid Waste Disposal Act, the federal Resource Conservation and Recovery Act, referred to as RCRA, and comparable state statutes. From time to time, the EPA considers the adoption of stricter disposal standards for wastes currently designated as “non-hazardous.” However, it is possible that these wastes, which could include wastes currently generated during our operations, will in the future be designated as “hazardous wastes” and therefore subject to more rigorous and costly disposal requirements than non-hazardous wastes. Any such changes in the laws and regulations could have a material adverse effect on our maintenance capital expenditures and operating expenses.
      We currently own or lease, and our predecessor has in the past owned or leased, properties where hydrocarbons are being or have been handled for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where these hydrocarbons and wastes have been taken for treatment or disposal. In addition, certain of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination.

Water
      The Federal Water Pollution Control Act of 1972, as renamed and amended as the Clean Water Act, also referred to as the CWA, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into navigable waters. Pursuant to the CWA and analogous state laws, permits must be obtained to discharge pollutants into state and federal waters. The CWA imposes substantial potential civil and criminal penalties for non-compliance. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities. In addition, some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. The EPA has promulgated regulations that require us to have permits in order to discharge certain storm water run-off. The EPA has entered into agreements with certain states in which we operate whereby the permits are issued and administered by the respective states. These permits may require us to monitor and sample the storm water run-off. We believe that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our financial condition or results of operations.

Endangered Species Act
      The Endangered Species Act restricts activities that may affect endangered species or their habitats. Although none of our facilities have been designated as a habitat for endangered species, the discovery of previously unidentified endangered species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Hazardous Materials Transportation Requirements
      The DOT regulations affecting pipeline safety require pipeline operators to implement measures designed to reduce the environmental impact of discharge from onshore pipelines. These regulations require operators to maintain comprehensive spill response plans, including extensive spill response training for pipeline personnel. In addition, the DOT regulations contain detailed specifications for pipeline operation and maintenance. We believe our operations are in substantial compliance with these regulations. Please read “— Safety and Maintenance.”

Kansas Department of Health and Environment Obligations
      We currently own and operate underground storage caverns near Conway, Kansas that have been created by solutioning the caverns in the Hutchinson salt formation. These storage caverns are used to store NGLs and other liquid hydrocarbons. These caverns are subject to strict environmental regulation by the Underground Storage Unit within the Bureau of Water, Geology Section of the KDHE under the Underground Hydrocarbon and Natural Gas Storage Program. The current revision of the Underground Hydrocarbon and Natural Gas Storage regulations became effective on April 1, 2003 (temporary) and August 8, 2003 (permanent); these rules regulate the storage of liquefied petroleum gas, hydrocarbons and natural gas in bedded salt for the purpose of protecting public health and safety, property and the environment and regulates the construction, operation and closure of brine ponds associated with our storage caverns. The regulations specify several compliance deadlines including the final permit application for existing hydrocarbon storage wells by April 1, 2006, certain equipment requirements no later than April 1, 2008 and mechanical integrity and casing testing requirements by April 1, 2010. Failure to comply with the Underground Hydrocarbon and Natural Gas Storage Program may lead to the assessment of administrative, civil or criminal penalties.
      We are in the process of modifying our Conway storage facilities, including the caverns and brine ponds, and we believe that our storage operations will be in compliance with the Underground Hydrocarbon and Natural Gas Storage Program regulations by the applicable compliance dates. In 2003 we began to complete workovers on approximately 30 to 35 salt caverns per year and install, on average, a double liner on one brine pond per year. The incremental costs of these activities is approximately $5.5 million per year to complete the workovers and approximately $900,000 per year to install a double liner on a brine pond. In response to these increased costs, we raised our storage rates by an amount sufficient to preserve our margins in this business. Accordingly, we do not believe that these increased costs have had a material effect on our business or results of operations. We expect on average to complete workovers on each of our caverns every five to ten years and install double liners on each of our brine ponds every 18 years.
      Furthermore, the KDHE has advised us that a regulation relating to the metering of NGL volumes that are injected and withdrawn from our caverns may be interpreted to require the installation of meters at each of our well bores. We have informed the KDHE that we disagree with this interpretation, and the KDHE has asked us to provide it with additional information. We estimate that the cost of installing a meter at each of our well bores at Conway West and Mitchell would be approximately $3.9 million over three years.
      Additionally, we are currently undergoing remedial activities pursuant to KDHE Consent Orders issued in the early 1990s. The Consent Orders were issued after elevated concentrations of chlorides were discovered in various on-site and off-site shallow groundwater resources at each of our Conway storage facilities. With KDHE approval, we are currently installing and implementing a containment and monitoring system to delineate further the scope of and to arrest the continued migration of the chloride plume at the Mitchell facility. Investigation and delincation of chloride impacts is ongoing at the two Conway area facilities as specified in their respective consent orders. One of these facilities is located near the Groundwater Management District No. 2’s jurisdictional boundary of the Equus Beds aquifer. At the other Conway area facility, remediation of residual hydrocarbon derivatives from a historic pipeline release is included in the consent order required activities.
      Although not mandated by any consent order, we are currently cooperating with the KDHE and other area operators in an investigation of fugitive NGLs observed in the subsurface at the Conway Underground East facility. In addition, we have also recently detected fugitive NGLs in groundwater monitoring wells adjacent to two abandoned storage caverns at the Conway West facility. Although the complete extent of the contamination appears to be limited and appears to have been arrested, we are continuing to work to delineate further the scope of the contamination. To date, KDHE has not undertaken any enforcement action related to the releases around the abandoned storage caverns.
      We are continuing to evaluate our assets to prevent future releases. While we maintain an extensive inspection and audit program designed, as appropriate, to prevent and to detect and address such releases promptly, there can be no assurance that future environmental releases from our assets will not have a material effect on us.
Title to Properties and Rights-of-Way
      Our real property falls into two categories: (1) parcels that we own in fee, such as land at the Conway fractionation and storage facility, and (2) parcels in which our interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities permitting the use of such land for our operations. The fee sites upon which major facilities are located have been owned by us or our predecessors in title for many years without any material challenge known to us relating to the title to the land upon which the assets are located, and we believe that we have satisfactory title to such fee sites. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way or license held by us or to our title to any material lease, easement, right-of-way, permit or lease, and we believe that we have satisfactory title to all of our material leases, easements, right-of-way and licenses.
      Some of the leases, easements, rights-of-way, permits and licenses to be transferred to us require the consent of the grantor of such rights, which in certain instances is a governmental entity. Our general partner expects to obtain, prior to the closing of this offering, sufficient third-party consents, permits and authorizations for the transfer of the assets necessary to enable us to operate our business in all material respects as described in this prospectus. With respect to any material consents, permits or authorizations that have not been obtained prior to closing of this offering, the closing of this offering will not occur unless reasonable bases exist that permit our general partner to conclude that such consents, permits, or authorizations will be obtained within a reasonable period following the closing, or the failure to obtain such consents, permits or authorizations will have no material adverse effect on the operation of our business. With respect to leases and right-of-way interests in federal waters of the Gulf of Mexico, the MMS regulations require MMS approval for assignments of such leases and right-of-way interests and such approval cannot be obtained in advance of the consummation of this offering. Based on Williams’ prior experience with the MMS, we believe that we will obtain the requisite MMS approvals in the ordinary course of business after the closing of the offering.
      Williams or its affiliates initially may continue to hold record title to portions of certain assets until we make the appropriate filings in the jurisdictions in which such assets are located and to obtain any consents and approvals that are not obtained prior to transfer. Such consents and approvals would include those required by federal and state agencies or political subdivisions such as the MMS. In some cases, Williams or its affiliates may, where required consents or approvals have not been obtained, temporarily hold record title to property as nominee for our benefit and in other cases may, on the basis of expense and difficulty associated with the conveyance of title, cause its affiliates to retain title, as nominee for our benefit, until a future date. We anticipate that there will be no material change in the tax treatment of our common units resulting from the holding by Williams or its affiliates of title to any part of such assets subject to future conveyance or as our nominee. We have established a legal opinion with regard to the risk, if any, of the holding by Williams or its affiliates of record title to some portion of our assets as our nominee.
Employees
      We do not have any employees. We are managed and operated by the directors and officers of our general partner. To carry out our operations, our general partner or its affiliates employ approximately 42 people who will spend at least a majority of their time operating the Conway and Carbonate Trend facilities and approximately 24 general and administrative employees who will spend a portion of their time on our operations. Discovery is operated by Williams pursuant to an operating and maintenance agreement and the employees who operate the Discovery assets are therefore not included in the above numbers. Please read “Management — Management of Williams Partners L.P.” and “Certain Relationships and Related Transactions — Discovery Operating and Maintenance Agreements.”
Legal Proceedings
      We are not a party to any legal proceeding but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business. Please read “— FERC Regulation” and “— Environmental Regulation.”

MANAGEMENT
Management of Williams Partners L.P.
      Williams Partners GP LLC, as our general partner, will manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation.
      Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, our general partner intends to incur indebtedness or other obligations that are nonrecourse.
      At least two members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by the New York Stock Exchange and the Sarbanes-Oxley Act of 2002 and other federal securities laws. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, we will have an audit committee of at least three independent directors that will review our external financial reporting, recommend engagement of our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. Our conflicts committee will consist of two or more independent members that will also serve on our audit committee. We will also have a compensation committee, consisting of two or more independent members, with the limited function of administering our long-term incentive plan and any future compensation plans, should the board of directors of our general partner choose to implement these plans. Please read “— Long-Term Incentive Plan.”
      In compliance with the requirements of the New York Stock Exchange, the members of the board of directors of our general partner will appoint an independent member to the board upon the closing of this offering, a second independent member within 90 days of listing and a third independent member within 12 months of listing. The independent members of the board of directors of our general partner will serve as the initial members of the conflicts, audit and compensation committees.
      We are managed and operated by the directors and officers of our general partner. All of our operational personnel will be employees of an affiliate of our general partner.
      All of the senior officers of our general partner are also senior officers of Williams and will spend a sufficient amount of time overseeing the management, operations, corporate development and future acquisition initiatives of our business. Alan Armstrong, the Chief Operating Officer of our general partner will be the principal executive responsible for the oversight of our affairs. Our non-executive directors will devote as much time as is necessary to prepare for and attend board of directors and committee meetings.
Directors and Executive Officers of Our General Partner
      The following table shows information for the directors and executive officers of our general partner. Directors are elected for one-year terms.

Name	Age	Position with Williams Partners GP

Steven J. Malcolm	56	Chairman of the Board and Chief Executive Officer
Donald R. Chappel	53	Chief Financial Officer and Director
Alan S. Armstrong	42	Chief Operating Officer and Director
James J. Bender	48	General Counsel
Phillip D. Wright	49	Director

      Our directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.
      Steven J. Malcolm is chairman of the board of directors of our general partner and chief executive officer of our general partner. Mr. Malcolm has served as president of Williams since September 2001, chief executive of Williams since January 2002, and chairman of the board of directors of Williams since May 2002. From May 2001 to September 2001, he served as executive vice president of Williams. From December 1998 to May 2001, he served as president and chief executive officer of Williams Energy Services, LLC. From November 1994 to December 1998, Mr. Malcolm served as the senior vice president and general manager of Williams Field Services Company. Mr. Malcolm served as chief executive officer and chairman of the board of directors of the general partner of Williams Energy Partners L.P. from the initial public offering in February 2001 of Williams Energy Partners L.P. (now known as Magellan Midstream Partners, L.P.) to the sale of Williams’ interests therein in June 2003. Mr. Malcolm has been named as a defendant in numerous shareholder class action suits that have been filed against Williams. These class actions include actions related to WilTel Communications, previously an owned subsidiary of Williams, and a public offering in early January 2002, known as the FELINE PACS offering. Additionally four class action complaints have been filed against Williams and the members of the Williams board of directors, including Mr. Malcolm, among others, under the Employee Retirement Income Security Act of 1974, or ERISA, by participants in Williams’ 401(k) plan.
      Donald R. Chappel is chief financial officer and a director of our general partner. Mr. Chappel has served as senior vice president and chief financial officer of Williams since April 2003. Prior to joining Williams, Mr. Chappel, from 2000 to April 2003, founded and served as chief executive officer of a development business in Chicago, Illinois. From 1987 though February 2000, Mr. Chappel served in various financial, administrative and operational leadership positions for Waste Management, Inc., including twice serving as chief financial officer, during 1997 and 1998 and most recently during 1999 through February 2000.
      Alan S. Armstrong is chief operating officer and a director of our general partner. Mr. Armstrong has served as a senior vice president of Williams since February 2002 responsible for heading Williams’ midstream business unit. From 1999 to February 2002, Mr. Armstrong was vice president, gathering and processing in Williams’ midstream business unit and from 1998 to 1999 was vice president, commercial development in Williams’ midstream business unit. From 1997 to 1998, Mr. Armstrong was vice president of retail energy in Williams’ energy services business unit.
      James J. Bender is the general counsel of our general partner. Mr. Bender has served as senior vice president and general counsel of Williams since December 2002. From June 2000 until joining Williams, Mr. Bender was senior vice president and general counsel with NRG Energy, Inc. Mr. Bender was vice president, general counsel and secretary of NRG Energy from June 1997 to June 2000. NRG Energy filed a voluntary bankruptcy petition during 2003 and its plan of reorganization was approved in December 2003.
      Phillip D. Wright is a director of our general partner. Mr. Wright has served as senior vice president of Williams’ gas pipeline operations since January 2005. From October 2002 to January 2005, Mr. Wright served as chief restructuring officer of Williams. From September 2001 to October 2002, Mr. Wright served as president and chief executive officer of Williams Energy Services. From 1996 to September 2001, he was senior vice president, enterprise development and planning for Williams’ energy services group. Mr. Wright, from 1989 to 1996 served in various capacities for Williams. Mr. Wright served as president, chief operating officer and director of the general partner of Williams Energy Partners L.P. from the initial public offering in February 2001 of Williams Energy Partners L.P. (now known as Magellan Midstream Partners, L.P.) to the sale of Williams’ interests therein in June 2003.
Executive Compensation
      Williams Partners L.P. and our general partner were formed in February 2005. We have not accrued any obligations with respect to management incentive or retirement benefits for the directors and officers for the

2005 fiscal year. Officers and employees of our general partner or its affiliates may participate in employee benefit plans and arrangements sponsored by our general partner or its affiliates, including plans that may be established by our general partner or its affiliates in the future.
      We have no employees. We are managed by the officers of our general partner. We reimburse Williams for direct and indirect general and administrative expenses incurred on our behalf. For the fiscal year ended December 31, 2004, Steven J. Malcolm, the Chairman of the Board and Chief Executive Officer of our general partner, was allocated compensation expense by Williams to our predecessor of $34,719, which represents salary and bonus expense, restricted stock awards, matching contributions made under a 401(k) plan and premiums for term life insurance allocated to our predecessor by Williams and excludes amounts allocated to Discovery by Williams. No officer of our general partner received compensation allocable to our predecessor in excess of $100,000.
Employment Agreements
      The executive officers of our general partner are also executive officers of Williams. These executive officers do not have employment agreements in their capacity as officers of our general partner.
Compensation of Directors
      Following the completion of this offering, officers or employees of our affiliates who also serve as directors of our general partner will not receive additional compensation. Our general partner anticipates that each independent director will receive compensation for attending meetings of the board of directors, as well as committee meetings. The amount of compensation to be paid to independent directors has not yet been determined. In addition, each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law.
Long-Term Incentive Plan
      Our general partner intends to adopt the Williams Partners L.P. Long-Term Incentive Plan for employees, consultants and directors of our general partner and employees and consultants of its affiliates who perform services for our general partner or its affiliates. Our general partner currently has no intention to make any grants or awards under the plan in connection with this offering or afterwards, but reserves the right to implement the plan in the future. The long-term incentive plan consists of four components: restricted units, phantom units, unit options and unit appreciation rights. The long-term incentive plan currently permits the grant of awards covering an aggregate of 675,862 units. If the plan is implemented, it will be administered by the compensation committee of the board of directors of our general partner.
      Our general partner’s board of directors, or its compensation committee, in its discretion may initiate, terminate, suspend or discontinue the long-term incentive plan at any time with respect to any award that has not yet been granted. Our general partner’s board of directors, or its compensation committee, also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.
Restricted Units and Phantom Units
      Should we choose to implement the long-term incentive plan, a restricted unit will be a common unit subject to forfeiture prior to the vesting of the award. A phantom unit will be a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. The compensation committee may determine to make grants under the plan of restricted units and phantom units to employees, consultants and directors containing such terms as the compensation committee shall determine. The compensation committee will determine the period over which restricted units and phantom units granted to employees, consultants and directors will vest. The committee may base its determination upon the achievement of specified financial objectives. In addition, the restricted units and phantom units will vest upon a change of control of Williams Partners L.P., our general partner or Williams, unless provided otherwise by the compensation committee.
      If a grantee’s employment, service relationship or membership on the board of directors terminates for any reason, the grantee’s restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise. Common units to be delivered in connection with the grant of restricted units or upon the vesting of phantom units may be common units acquired by our general partner on the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. Thus, the cost of the restricted units and delivery of common units upon the vesting of phantom units will be borne by us. If we issue new common units in connection with the grant of restricted units or upon vesting of the phantom units, the total number of common units outstanding will increase. The compensation committee, in its discretion, may grant tandem distribution rights with respect to restricted units and tandem distribution equivalent rights with respect to phantom units.
Unit Options and Unit Appreciation Rights
      Should we choose to implement the long-term incentive plan, it will permit the grant of options covering common units and the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in common units, cash, or a combination thereof, as determined by the compensation committee in its discretion. The compensation committee will be able to make grants of unit options and unit appreciation rights under the plan to employees, consultants and directors containing such terms as the committee shall determine. Unit options and unit appreciation rights may have an exercise price that is less than, equal to or greater than the fair market value of the common units on the date of grant. In general, unit options and unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit options and unit appreciation rights will become exercisable upon a change in control of Williams Partners L.P., our general partner or Williams, unless provided otherwise by the committee.
      Upon exercise of a unit option (or a unit appreciation right settled in common units), our general partner will acquire common units on the open market or directly from us or any other person or use common units already owned by our general partner, or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the difference between the cost incurred by our general partner in acquiring these common units and the proceeds received from a participant at the time of exercise. Thus, the cost of the unit options (or a unit appreciation right settled in common units) will be borne by us. If we issue new common units upon exercise of the unit options (or a unit appreciation right settled in common units), the total number of common units outstanding will increase, and our general partner will pay us the proceeds it receives from an optionee upon exercise of a unit option. The availability of unit options and unit appreciation rights is intended to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of common unitholders.

Reimbursement of Expenses of Our General Partner
      Our general partner will not receive any management fee or other compensation for its management of Williams Partners L.P. Our general partner and its affiliates will be reimbursed for expenses incurred on our behalf, including the compensation of employees of an affiliate of our general partner that perform services on our behalf. These expenses include all expenses necessary or appropriate to the conduct of the business of, and allocable to, Williams Partners L.P. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to Williams Partners L.P. There is no cap on the amount that may be paid or reimbursed to our general partner for compensation or expenses incurred on our behalf, except that pursuant to the omnibus agreement, Williams will provide a partial credit for general and administrative expenses that we incur for a period of five years following this offering. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the beneficial ownership of units of Williams Partners L.P. that will be owned upon the consummation of this offering and the related transactions by:

•	each person known by us to be a beneficial owner of more than 5% of the units;

•	each of the directors of our general partner;

•	each of the named executive officers of our general partner; and

•	all directors and executive officers of our general partner as a group.
      The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.
      Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.
      Percentage of beneficial ownership after the transaction is based on 13,517,242 units outstanding. The table assumes that the underwriters’ option to purchase additional units is not exercised and excludes any units purchased in this offering by the respective beneficial owners. The address for the beneficial owners listed below is One Williams Center, Tulsa, Oklahoma 74172-0172.

		Percentage of		Percentage of	Percentage of
	Common	Common	Subordinated	Subordinated	Total
	Units to be	Units to be	Units to be	Units to be	Units to be
	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned	Owned	Owned	Owned

The Williams Companies, Inc.(a)	1,758,621	26.0%	6,758,621	100.0%	63.0%
Williams Energy Services, LLC	233,769	3.5	898,406	13.3	8.4
Williams Energy, LLC	517,633	7.7	1,989,333	29.4	18.5
Williams Discovery Pipeline LLC	284,432	4.2	1,093,111	16.2	10.2
Williams Partners Holdings LLC	722,787	10.7	2,777,771	41.1	25.9
Steven J. Malcolm	—	—	—	—	—
Donald R. Chappel	—	—	—	—	—
Alan S. Armstrong	—	—	—	—	—
James J. Bender	—	—	—	—	—
Phillip D. Wright	—	—	—	—	—
All executive officers and directors as a group (5 persons)	—	—	—	—	—

*	Less than 1%.

(a)	The Williams Companies, Inc. is the ultimate parent company of Williams Energy Services, LLC, Williams Energy, LLC, Williams Discovery Pipeline LLC and Williams Partners Holdings LLC and may, therefore, be deemed to beneficially own the units held by Williams Energy Services, LLC, Williams Energy, LLC, Williams Discovery Pipeline LLC and Williams Partners Holdings LLC. The Williams Companies, Inc.’s common stock is listed on the New York Stock Exchange under the symbol “WMB.” The Williams Companies, Inc. files information with or furnishes information to, the Securities and Exchange Commission pursuant to the information requirements of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      After this offering, our general partner and its affiliates will own 1,758,621 common units and 6,758,621 subordinated units representing a direct 61.75% limited partner interest in us. In addition, our general partner will own a 2% general partner interest in us.
Distributions and Payments to Our General Partner and Its Affiliates
      The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation, and liquidation of Williams Partners L.P. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.
Formation Stage

The consideration received by our general partner and its affiliates for the contribution of the assets and liabilities	• 1,758,621 common units;

• 6,758,621 subordinated units;

• 2% general partner interest;

• the incentive distribution rights; and

• $76.1 million cash distribution of the proceeds of the offering, in part to reimburse them for capital expenditures relating to the assets contributed to us.
Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 98% to unitholders, including our general partner and its affiliates, as holders of an aggregate of 1,758,621 common units, all of the subordinated units and the remaining 2% to our general partner.

In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level. We refer to the rights to the increasing distributions as “incentive distribution rights.” Please read “How We Make Cash Distributions — Incentive Distribution Rights” for more information regarding the incentive distribution rights.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units, our general partner would receive an annual distribution of approximately $0.4 million on the 2% general partner interest and the affiliates of our general partner described above would receive an annual distribution of approximately $12.4 million on their common units and subordinated units.

Payments to our general partner and its affiliates	Our general partner will not receive a management fee or other compensation for the management of our partnership. Our general partner and its affiliates will be reimbursed, however, for all direct and indirect expenses incurred on our behalf. Our general partner will determine the amount of these expenses.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement — Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.
Agreements Governing the Transactions
      We, our general partner, our operating company and other parties have entered into or will enter into the various documents and agreements that will effect the transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements will not be the result of arm’s-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with vesting assets into our subsidiaries, will be paid from the proceeds of this offering.
Omnibus Agreement
      Upon the closing of this offering, we will enter into the omnibus agreement with Williams and its affiliates that will govern our relationship with them regarding the following matters:

•	reimbursement of certain general and administrative expenses;

•	indemnification for certain environmental liabilities, tax liabilities and right-of-way defects;

•	reimbursement for certain expenditures; and

•	a license for the use of certain software and intellectual property.

General and Administrative Expenses
      Williams will provide us with a five-year partial credit for general and administrative, or G&A, expenses incurred on our behalf. For 2005, the amount of this credit will be $3.9 million on an annualized basis but will be pro rated from the closing of this offering through the end of the year. Beginning in 2006, the amount of the G&A credit will be $3.2 million, and the amount of the credit will decrease by $800,000 for each subsequent year. As a result, after 2009, we will no longer receive any credit and will be required to reimburse Williams for all of the general and administrative expenses incurred on our behalf.

Indemnification for Environmental and Related Liabilities
      Williams will indemnify us after the closing of this offering for a period of three years against certain environmental and related liabilities arising out of or associated with the operation of the assets before the closing date of this offering. These liabilities include both known and unknown environmental and related liabilities, including:

•	remediation costs associated with the KDHE Consent Orders and certain fugitive NGLs associated with our Conway storage facilities;

•	the costs associated with the installation of wellhead control equipment and well meters at our Conway storage facility;

•	KDHE-related cavern compliance at our Conway storage facility; and

•	the costs relating to the restoration of the overburden along our Carbonate Trend pipeline in connection with erosion caused by Hurricane Ivan in September 2004.
      Williams will not be required to indemnify us for any project management or monitoring costs. There is an aggregate cap of $12.5 million on the amount of indemnity coverage, including any amounts recoverable under our insurance policy covering those remediation costs and unknown claims at Conway. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental.” In addition, we are not entitled to indemnification until the aggregate amounts of claims exceed $250,000. Liabilities resulting from a change of law after the closing of this offering are excluded from the environmental indemnity by Williams for the unknown environmental liabilities.
      Williams will also indemnify us for liabilities related to:

•	certain defects in the easement rights or fee ownership interests in and to the lands on which any assets contributed to us are located and failure to obtain certain consents and permits necessary to conduct our business that arise within three years after the closing of this offering; and

•	certain income tax liabilities attributable to the operation of the assets contributed to us prior to the time they were contributed.
Reimbursement for Certain Capital Expenditures Attributable to Discovery
      Williams will reimburse us for $27.8 million for expansion capital expenditures to be incurred by Discovery in connection with the construction of a potential pipeline lateral expansion project, which amount represents our 40% share of the estimated cost of the project.

Intellectual Property and Software License
      Williams and its affiliates will grant a license to us for the use of the Product Accounting System software system and other intellectual property, including our logo, for as long as Williams controls our general partner, at no charge.

Amendments
      The omnibus agreement may not be amended without the prior approval of the conflicts committee if the proposed amendment will, in the reasonable discretion of our general partner, adversely affect holders of our common units.

Competition
      Williams will not be restricted under the omnibus agreement from competing with us. Williams may acquire, construct or dispose of additional midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.

Credit Facilities

Working Capital Facility
      At the closing of the offering, we will enter into a $20 million revolving credit facility with Williams as the lender. The facility will be available exclusively to fund working capital borrowings. Borrowings under the facility will mature on May 3, 2007 and bear interest at the same rate as would be available for borrowings under the Williams revolving credit facility described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Borrowing Limit Under Williams’ Credit Facility.”
      We will be required to reduce all borrowings under our working capital credit facility to zero for a period of at least 15 consecutive days once each twelve-month period prior to the maturity date of the facility.
Williams Revolving Credit Facility
      In addition we will also have the ability to borrow up to $75 million under the Williams revolving credit facility. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Borrowing Limit Under Williams’ Credit Facility,” and “Risk Factors — Risks Inherent in Our Business — Williams’ revolving credit facility and Williams’ public indentures contain financial and operating restrictions that may limit our access to credit. In addition, our ability to obtain credit in the future will be affected by Williams’ credit ratings.”
Discovery Limited Liability Company Agreement
      We, an affiliate of Williams and Duke Energy Field Services have entered into an amended and restated limited liability company agreement for Discovery Producer Services LLC to be effective at the closing of this offering. This agreement governs the ownership and management of Discovery and provides for quarterly distributions of available cash to the members. The amount of any such distributions will be determined by majority approval of Discovery’s management committee, which consists of representatives from each of the three owners. In addition, to the extent Discovery requires working capital in excess of applicable reserves, the Williams affiliate that is a Discovery member (Williams Energy LLC) must make capital advances to Discovery up to the amount of Discovery’s two most recent prior quarterly distributions of available cash, but Discovery must repay these advances before it makes any future distributions. In addition, the owners are required to offer to Discovery all opportunities to construct pipeline laterals within an “area of interest.”
Discovery Operating and Maintenance Agreements
      Discovery is party to three operating and maintenance agreements with Williams: one relating to Discovery Producer Services LLC, one relating to Discovery Gas Transmission LLC and another relating to the Paradis Fractionation Facility and the Larose Gas Processing Plant. Under these agreements, Discovery is required to reimburse Williams for direct payroll and employee benefit costs incurred on Discovery’s behalf. Most costs for materials, services and other charges are third-party charges and are invoiced directly to Discovery. Discovery is required to pay Williams a monthly operation and management fee to cover the cost of accounting services, computer systems and management services provided to Discovery under each of these agreements. Discovery also pays Williams a project management fee to cover the cost of managing capital projects. This fee is determined on a project by project basis.
Gas Purchase Contract
      Upon the closing of this offering, we will be a party to a gas purchase contract with a subsidiary of Williams for a sufficient quantity of natural gas at a fixed price to satisfy our fuel requirements under this fractionation contract. The fair value of this gas purchase contract will be an equity contribution to us by Williams. This gas purchase contract will terminate on December 31, 2007. Please read “Management’s

Discussion and Analysis of Financial Condition and Results of Operations — Our Operations — NGL Services Segment — Fractionation Contracts.”
Natural Gas and NGL Marketing Contracts
      A subsidiary of Williams markets substantially all of the NGLs and excess natural gas to which Discovery and our Conway fractionation and storage facility take title. Discovery and our Conway fractionation and storage facility conduct the sales of the NGLs and excess natural gas to which they take title pursuant to a base contract for sale and purchase of natural gas and a natural gas liquids master purchase, sale and exchange agreement. These agreements contain the general terms and conditions governing the transactions such as apportionment of taxes, timing and manner of payment, choice of law and confidentiality. Historically, the sales of natural gas and NGLs to which Discovery and our Conway fractionation and storage facility take title have been conducted at market prices with a subsidiary of Williams as the counter party. Additionally, Discovery and our Conway fractionation and storage facility may purchase natural gas to meet their fuel and other requirements and our Conway storage facility may purchase NGLs as needed to maintain inventory balances.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
Conflicts of Interest
      Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Williams, on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.
      Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner. An independent third party is not required to evaluate the fairness of the resolution.
      Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.
      If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires. Please read “Management — Management of Williams Partners L.P.” for information about the conflicts committee of the board of directors of our general partner.
      Conflicts of interest could arise in the situations described below, among others.
Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.
      The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.
      In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.
      For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “How We Make Cash Distributions — Subordination Period.”
      Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.
Neither our partnership agreement nor any other agreement requires Williams to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Williams’ directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Williams, which may be contrary to our interests.
      Because the officers and certain of the directors of our general partner are also directors and/or officers of Williams, such directors and officers have fiduciary duties to Williams that may cause them to pursue business strategies that disproportionately benefit Williams or which otherwise are not in our best interests.
Our general partner is allowed to take into account the interests of parties other than us, such as Williams, in resolving conflicts of interest.
      Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.
Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.
      In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•	provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.
      Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to general partner. The officers of general partner are not required to work full time on our affairs. These officers are required to devote time to the affairs of Williams or its affiliates and are compensated by them for the services rendered to them.
Certain of our officers are not required to devote their full time to our business.
      All of the senior officers of our general partner are also senior officers of Williams and will spend sufficient amounts of their time overseeing the management, operations, corporate development and future acquisition initiatives of our business. Alan Armstrong, the Chief Operating Officer of our general partner will be the principal executive responsible for the oversight of our affairs. Our non-executive directors will devote as much time as is necessary to prepare for and attend board of directors and committee meetings.
We will reimburse our general partner and its affiliates for expenses.
      We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. Please read “Certain Relationships and Related Transactions — Omnibus Agreement.”
Our general partner intends to limit its liability regarding our obligations.
      Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.
Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.
      Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.
Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.
      Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).
      Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.
      Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.
Except in limited circumstances our general partner has the power and authority to conduct our business without unitholder approval.
      Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of the partnership, and the incurring of any other obligations;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of partnership cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

      Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.
Common units are subject to our general partner’s limited call right.
      Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right.”
We may not choose to retain separate counsel for ourselves or for the holders of common units.
      The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.
Our general partner’s affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.
      Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Williams may acquire, construct or dispose of midstream or other assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogus doctrine, will not apply to the general partner and its affiliates. As a result, neither the general partner nor any of its affiliates will have any obligation to present business opportunities to us.
Fiduciary Duties
      Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.
      Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise would be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owner, Williams, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interests would be restricted. The modifications to the fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These modifications also strengthen the ability of our general partner to attract and retain experienced and capable directors. These modifications represent a detriment to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicted interests. The following is a summary of:

•	the fiduciary duties imposed on our general partner by the Delaware Act;

•	material modifications of these duties contained in our partnership agreement; and

•	certain rights and remedies of unitholders contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, Section 7.9 of our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner’s general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us, our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
      In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Description of the Common Units — Transfer of Common Units.” This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.
      Under the partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable. If you have questions regarding the fiduciary duties of our general partner please read “The Partnership Agreement — Indemnification.”

DESCRIPTION OF THE COMMON UNITS
The Units
      The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section, “Cash Distribution Policy and Restrictions on Distributions” and “Description of the Subordinated Units.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”
Transfer Agent and Registrar

Duties
      EquiServe Trust Company, N.A. will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.
      There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent against all claims and losses that may arise out of all actions of the transfer agent or its agents or subcontractors for their activities in that capacity, except for any liability due to any gross negligence or willful misconduct of the transfer agent or its agents or subcontractors.

Resignation or Removal
      The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units
      By transfer of common units or the issuance of common units in a merger or consolidation in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee:

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

      An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.
      We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
      Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF THE SUBORDINATED UNITS
      The subordinated units represent a separate class of limited partner interests in our partnership, and the rights of holders of subordinated units to participate in distributions differ from, and are subordinated to, the rights of the holders of common units. Unlike the common units, the subordinated units will not be publicly traded.
Cash Distribution Policy
      During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.365 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units.
      The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. The subordinated units are not entitled to receive any arrearages in the payment of the minimum quarterly distribution from prior quarters. For a more complete description of our cash distribution policy on the subordinated units, please read “How We Make Cash Distributions — Distributions of Available Cash from Operating Surplus During the Subordination Period.”
Conversion of the Subordinated Units
      Each subordinated unit will convert into one common unit at the end of the subordination period, which will end once we meet the financial tests in the partnership agreement. For a more complete description of the circumstances under which the subordinated units will convert into common units, please read “How We Make Cash Distributions — Subordination Period.”
Distributions Upon Liquidation
      If we liquidate during the subordination period, we will, to the extent possible, allocate gain and loss to entitle the holders of common units a preference over the holders of subordinated units to the extent required to permit the common unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages. For a more complete description of this liquidation preference, please read “How We Make Cash Distributions — Distributions of Cash Upon Liquidation.”
Limited Voting Rights
      For a more complete description of the voting rights of holders of subordinated units, please read “The Partnership Agreement — Voting Rights.”

THE PARTNERSHIP AGREEMENT
      The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. The form of limited liability company agreement of our operating company is included as an exhibit to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of these agreements upon request at no charge.
      We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Cash Distribution Policy and Restrictions on Distributions;”

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”
Organization and Duration
      We were organized on February 28, 2005 and have a perpetual existence.
Purpose
      Our purpose under the partnership agreement is limited to serving as the sole member of our operating company and engaging in any business activities that may be engaged in by our operating company and its subsidiaries or that are approved by our general partner. The limited liability company agreement of our operating company will provide that it may, directly or indirectly, engage in:

(1) its operations as conducted immediately before our initial public offering;

(2) any other activity approved by our general partner but only to the extent that our general partner determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code; or

(3) any activity that enhances the operations of an activity that is described in (1) or (2) above.
      Although our general partner has the ability to cause us, our operating company or its subsidiaries to engage in activities other than gathering, transporting and processing natural gas and the fractionating and storing of NGLs, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.
Power of Attorney
      Each limited partner and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “— Amendment of the Partnership Agreement” below.
Capital Contributions
      Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Limited Liability
Participation in the Control of Our Partnership
      Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.
Unlawful Partnership Distribution
      Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.
Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business
      Our subsidiaries may be deemed to conduct business in Kansas, Louisiana and Alabama. Our subsidiaries may conduct business in other states in the future. Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our membership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights
      The following matters require the unitholder vote specified below. Matters requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.
      In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “— Merger, Sale or Other Disposition of Assets.”

Amendment of the limited liability company agreement of the operating company and other action taken by us as the sole member of our operating company

Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read “— Amendment of the Partnership Agreement — Action Relating to the Operating Company.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Continuation of our partnership upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2015 in a manner which would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of the general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2015. Please read “— Transfer of General Partner Interest.”

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to, or sale of all or substantially all of its equity interest to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2015. Please read “— Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in Our General Partner.”

Issuance of Additional Securities
      Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.
      It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.
      In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to our common units.
      Upon issuance of additional partnership securities other than upon exercise of the underwriters’ option to purchase additional units, our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.
Amendment of the Partnership Agreement
General
      Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments
      No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.
      The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, our general partner and its affiliates will own approximately 63% of the outstanding units.

No Unitholder Approval
      Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1) a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating company nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940 or “plan asset” regulations adopted under ERISA whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) subject to the limitations on the issuance of additional partnership securities described above, an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8) any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9) a change in our fiscal year or taxable year and related changes;

(10) certain mergers or conveyances as set forth in our partnership agreement; or

(11) any other amendments substantially similar to any of the matters described in clauses (1) through (10) above.
      In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval
      Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being taxed as an entity for federal income tax purposes in connection with any of the amendments described above under “— No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.
      In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Action Relating to the Operating Company
      Without the approval of the holders of units representing a unit majority, our general partner is prohibited from consenting on our behalf, as the sole member of the operating company, to any amendment to the limited liability company agreement of the operating company or taking any action on our behalf permitted to be taken by a member of the operating company, in each case, that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.
Merger, Sale or Other Disposition of Assets
      A merger or consolidation of us requires the consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger or consolidation without the prior approval of our unitholders if our general partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of to the limited partners or result in our being taxed as an entity for federal income tax purposes, we are the surviving entity in the transaction, the transaction would not result in an amendment to our partnership agreement that the could not otherwise be adopted solely by our general partner, each of our units will be an identical unit of our partnership following the transaction, and the units to be issued do not exceed 20% of our outstanding units immediately prior to the transaction.
      If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.
Termination and Dissolution
      We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

(2) the entry of a decree of judicial dissolution of our partnership;

(3) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor; or.

(4) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law.
      Upon a dissolution under clause (3) above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	none of our partnership, the limited partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.
Liquidation and Distribution of Proceeds
      Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period at time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner
      Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner of our partnership prior to June 30, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Interest” and “— Transfer of Incentive Distribution Rights” below.
      Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”
      Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent the general partner’s removal. At the closing of this offering, our general partner and its affiliates will own 63.0% of the outstanding units.
      Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.
      In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
      If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
      In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Interest
      Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to June 30, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.
      Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.
Transfer of Incentive Distribution Rights
      Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all the ownership interests in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to June 30, 2015, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units (excluding common units held by our general partner and its affiliates). On or after June 30, 2015, the incentive distribution rights will be freely transferable.
Transfer of Ownership Interests in Our General Partner
      At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.
Change of Management Provisions
      Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Williams Partners GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.
      Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.
Limited Call Right
      If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(1) the highest price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those partnership securities; and

(2) the current market price as of the date three days before the date the notice is mailed.
      As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. Our partnership agreement provides that the resolution of any conflict of interest that is fair and reasonable will not be a breach of the partnership agreement. Our general partner may, but it is not obligated to, submit the conflict of interest represented by the exercise of the limited call right to the conflicts committee for approval or seek a fairness opinion from an investment banker. If our general partner exercises its limited call right, it will make a determination at the time, based on the facts and circumstances, and upon the advice of counsel, as to the appropriate method of determining the fairness and reasonableness of the transaction. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right.
      There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934.
      The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”
Meetings; Voting
      Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.
      Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
      Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, or a person or group who acquire units with the prior approval of the board of our general partner acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.
      Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Status as Limited Partner
      By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer is reflected in our books and records.
      Except as described above under “— Limited Liability” above, the common units will be fully paid, and unitholders will not be required to make additional contributions.
Non-Citizen Assignees; Redemption
      If we are or become subject to federal, state or local laws or regulations that, in the determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner we may redeem the units held by the limited partner at their current market price, in accordance with the procedures set forth in our partnership agreement. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification
      Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of our general partner (including Williams and its subsidiaries) or any departing general partner;

(4) any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

(6) any person designated by our general partner.
      Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.
Books and Reports
      Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.
      We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm or make such reports available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) System. Except for our fourth quarter, we will also furnish or make available on EDGAR summary financial information within 90 days after the close of each quarter.
      We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.
Right to Inspect Our Books and Records
      Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

(1) a current list of the name and last known address of each partner;

(2) a copy of our tax returns;

(3) information as to the amount of cash, and a description and statement of the net agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4) copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

(5) information regarding the status of our business and financial condition; and

(6) any other information regarding our affairs as is just and reasonable.
      Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential.
Registration Rights
      Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Williams Partners GP LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale” beginning on the following page.

UNITS ELIGIBLE FOR FUTURE SALE
      After the sale of the common units offered by this prospectus, our general partner and its affiliates will hold, directly and indirectly, an aggregate of 1,758,621 common units and 6,758,621 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period, and some may convert earlier. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.
      The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.
      Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.
      The partnership agreement does not restrict our ability to issue equity securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement — Issuance of Additional Securities.”
      Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.
      We, our subsidiaries and our general partner and its affiliates, including the directors and executive officers of our general partner have agreed not to sell any common units for a period of 180 days after the date of this prospectus, subject to certain exceptions. Please read “Underwriting — Lock-Up Agreements” for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES
      This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP, counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Williams Partners L.P. and our operating company.
      The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.
      All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.
      No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
      For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues: the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).
Partnership Status
      A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.
      Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than           % of our current income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.
      No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating company will be disregarded as an entity separate from us for federal income tax purposes.
      In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

(a) Neither we nor our operating company will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of our gross income will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
      If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation would be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
      If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.
      The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.
Limited Partner Status
      Unitholders who have become limited partners of Williams Partners L.P. will be treated as partners of Williams Partners L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Williams Partners L.P. for federal income tax purposes.

      A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”
      Income, gain, loss or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Williams Partners L.P. for federal income tax purposes.
Tax Consequences of Unit Ownership
          Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.
          Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”
      A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.
          Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2007, will be allocated an amount of federal taxable income for that period that will be less than           % of the cash distributed with respect to that period. We anticipate that after the taxable year ending December 31, 2007, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.
          Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”
          Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.
      In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.
      The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.
      A unitholder’s share of our net earnings may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
          Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
      The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.
          Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.
          Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.
      Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) to account for the difference between the tax basis and fair market value of property contributed to us by our general partner and its affiliates, referred to in this discussion as “Contributed Property.” These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity.” The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of Contributed Property was equal to its fair market value at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

      An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.
      Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.
          Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.
      Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”
          Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.
          Tax Rates. In general, the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.
          Section 754 Election. We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.
      Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Uniformity of Units.”
      Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”
      A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.
      The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations
      Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”
      Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and its affiliates. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”
      To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
      If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”
      The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.
      Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Common Units
      Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

      Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.
      Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.
      The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.
      Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
      Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
      Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
      The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.
      A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
      Notification Requirements. A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.
      Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
Uniformity of Units
      Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”
      We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”
Tax-Exempt Organizations and Other Investors
      Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.
      Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.
      A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source, effective for taxable years of a regulated investment company beginning after October 22, 2004. For taxable years of a regulated investment company beginning on or before October 22, 2004, very little of our income will be treated as derived from such a permitted source. For any subsequent year of a regulated investment company, we anticipate that all of our net income will be treated as derived from such a permitted source.
      Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
      In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
      Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters
      Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.
      The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
      Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names Williams Partners GP LLC as our Tax Matters Partner.
      The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
      A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
      Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is:

1. a person that is not a United States person;

2. a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3. a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
      Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties
      An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
      For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority;” or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.
      If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but we believe we are not a tax shelter.
      A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.
      Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.
      Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.
      We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations
      In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Kansas, Louisiana and Alabama. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.
      It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN WILLIAMS PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS
      An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.
      The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.
      Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.
      In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be fiduciaries of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.
      The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.
      Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.
      Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

SELLING UNITHOLDERS
      At the closing of this offering, we will issue to the selling unitholders an aggregate of 1,758,621 common units and 6,758,621 subordinated units representing an aggregate 61.75% limited partner interest in us. The following table sets forth information concerning the ownership of common and subordinated units by the selling unitholders immediately after this offering assuming:

•	the underwriters’ option to purchase additional units is not exercised; and

•	the underwriters exercise their option to purchase additional units in full with an equal number of common units being sold by the selling unitholders, pro rata in proportion to their percentage ownership of the common units;

•	the number of common units sold by each of the selling unitholders upon any exercise of the underwriters’ option to purchase additional units may be allocated pro rata among the selling unitholders in proportion to their percentage ownership of common units or by any other method upon which they mutually agree.

				Units owned immediately
	Units owned immediately			after exercise of
	after this offering			underwriters’ option

	Assuming		Units to be sold	Assuming
	underwriters’		assuming exercise	underwriters’
	option is not		of underwriters’	option is
Name of Selling Unitholder	exercised	Percent	option in full	exercised in full	Percent

Williams Energy Services, LLC
Common Units	233,769	3.5%	99,695	134,073	2.0%
Subordinated Units	898,406	13.3%	—	898,406	13.3%

Williams Energy, LLC
Common Units	517,633	7.7%	220,755	296,878	4.4%
Subordinated Units	1,989,333	29.4%	—	1,989,333	29.4%

Williams Discovery Pipeline LLC
Common Units	284,432	4.2%	121,302	163,130	2.4%
Subordinated Units	1,093,111	16.2%	—	1,093,111	16.2%

Williams Partners Holdings LLC
Common Units	722,787	10.7%	308,248	414,540	6.1%
Subordinated Units	2,777,771	41.1%	—	2,777,771	41.1%

TOTAL
Common Units	1,758,621	26.0%	750,000	1,008,621	14.9%
Subordinated Units	6,758,621	100.0%	—	6,758,621	100.0%

UNDERWRITING
      Lehman Brothers Inc. is acting as representative of the underwriters. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common units opposite their names below.

Number of
Underwriters	Common Units

Lehman Brothers Inc.
Citigroup Global Markets Inc.
RBC Capital Markets Corporation
Wachovia Capital Markets, LLC

Total	5,000,000

      The underwriting agreement provides that the underwriters’ obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common units offered hereby if any of the common units are purchased;

•	the representations and warranties made by us and the selling unitholders to the underwriters are true;

•	there is no material change in the financial markets; and

•	we and the selling unitholders deliver customary closing documents to the underwriters.

Commissions and Expenses
      The following table summarizes the underwriting discounts and commissions we and the selling unitholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling unitholders for the common units.

	No Exercise	Full Exercise

Paid by us per unit	$	$
Paid by the selling unitholders per unit	$	$
Total	$	$
      The representative of the underwriters has advised us and the selling unitholders that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $           per common unit. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $           per common unit to other dealers. After the offering, the representative may change the offering price and other selling terms.
      In addition, we will pay the representative a structuring fee of $                    for evaluation, analysis and structuring of our partnership.
      The expenses of the offering that are payable by us are estimated to be $          (exclusive of underwriting discounts and commissions).
Option to Purchase Additional Common Units
      The selling unitholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 5,000,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section. We will not receive any proceeds from any common units to be sold by the selling unitholders upon any exercise of the underwriters’ option to purchase additional common units.

Directed Unit Program
      At our request, Lehman Brothers, Inc. has established a Directed Unit Program under which they have reserved up to 350,000 units offered hereby at the public offering price for officers, directors, employees and certain other persons associated with us. The number of units available for sale to the general public will be reduced to the extent such persons purchase units reserved under the Directed Unit Program. Any reserved units not so purchased will be offered by the underwriters to the general public on the same basis as the other units offered hereby.
Lock-Up Agreements
      We, the selling unitholders, our subsidiaries, our general partner and its affiliates, including the directors and executive officers of the general partner, have agreed, without the prior written consent of Lehman Brothers Inc., not to, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common units or any securities which may be converted into or exchanged for any common units or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units for a period of 180 days from the date of this prospectus other than permitted transfers.
      The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.
      Lehman Brothers Inc., in its sole discretion, may release the common units subject to these restrictions in whole or in part at anytime with or without notice. When determining whether or not to release common units from these restrictions, the primary factors that Lehman Brothers Inc. will consider include the requesting unitholder’s reasons for requesting the release, the number of common units for which the release is being requested and the prevailing economic and equity market conditions at the time of the request.
Offering Price Determination
      Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common units, the representatives will consider:

•	the history and prospects for the industry in which we compete,

•	our financial information,

•	the ability of our management and our business potential and earning prospects,

•	the prevailing securities markets at the time of this offering, and

•	the recent market prices of, and the demand for, publicly traded common units of generally comparable master limited partnerships.
Indemnification
      We, our general partner, the selling unitholders and Williams (or their successors) have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
      The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of the common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
      Neither we nor any of the underwriters or the selling unitholders make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution
      A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.
      Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
New York Stock Exchange
      The common units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “WPZ.”
      In connection with the listing of our common units on the New York Stock Exchange, the underwriters have advised us that they will undertake to sell round lots of 100 units or more to a minimum of 2,000 beneficial owners.
Discretionary Sales
      The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without the prior written approval of the customer.
Relationships
      The underwriters may in the future perform investment banking and advisory services for us or the selling unitholders from time to time for which they may receive customary fees and expenses. The underwriters may also, from time to time, engage in other transactions with or perform services for us in the ordinary course of their business. In addition, some of the underwriters and their affiliates have performed, and may in the future perform, various financial advisory, investment banking and other banking services in the ordinary course of business with Williams for which they received or will receive customary compensation. An affiliate of Lehman Brothers Inc. is a lender, and affiliates of Citigroup Global Markets Inc. are agents and lenders, under Williams’ $1.275 billion revolving credit facility under which we have a $75 million borrowing limit, and each such affiliate of Lehman Brothers Inc. and Citigroup Global Markets Inc. has received customary fees for such services.
NASD Conduct Rules
      Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE COMMON UNITS
      The validity of the common units will be passed upon for us and the selling unitholders by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins LLP, Houston, Texas.
EXPERTS
      The balance sheet of Williams Partners L.P. as of April 15, 2005 and the balance sheet of Williams Partners GP LLC as of April 15, 2005 appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      The financial statements of Williams Partners Predecessor as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The financial statements of Discovery Producer Services LLC as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 appearing in this prospectus and the registration statement of which this prospectus forms a part have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
      The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
      As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the

Internet is located at http://www.williamslp.com, and we expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.
      We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.
      Williams is subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the SEC. You may read Williams’ filings on the SEC’s web site and at the public reference room described above. Williams’ common stock trades on the New York Stock Exchange under the symbol “WMB.” Reports that Williams files with the New York Stock Exchange may be inspected and copied at the offices of the New York Stock Exchange described above.
FORWARD-LOOKING STATEMENTS
      Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

INDEX TO FINANCIAL STATEMENTS

Page

UNAUDITED WILLIAMS PARTNERS L.P. PRO FORMA FINANCIAL STATEMENTS:
Introduction	F-2
Unaudited Pro Forma Balance Sheet as of March 31, 2005	F-3
Unaudited Pro Forma Statement of Operations for the year ended December 31, 2004 and the three months ended March 31, 2005	F-4
Notes to Unaudited Pro Forma Financial Statements	F-5
WILLIAMS PARTNERS PREDECESSOR COMBINED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-8
Combined Balance Sheets as of December 31, 2003 and 2004 and March 31, 2005 (Unaudited)	F-9
Combined Statements of Operations and Comprehensive Income for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 and 2005 (Unaudited)	F-10
Combined Statement of Owner’s Equity for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005 (Unaudited)	F-11
Combined Statements of Cash Flows for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 and 2005 (Unaudited)	F-12
Notes to Combined Financial Statements	F-13
DISCOVERY PRODUCER SERVICES LLC CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-26
Consolidated Balance Sheets as of December 31, 2003 and 2004 and March 31, 2005 (Unaudited)	F-27
Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 and 2005 (Unaudited)	F-28
Consolidated Statements of Members’ Capital for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2005 (Unaudited)	F-29
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 and 2005 (Unaudited)	F-30
Notes to Consolidated Financial Statements	F-31
WILLIAMS PARTNERS L.P. FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-39
Balance Sheet as of April 15, 2005	F-40
Note to Balance Sheet	F-41
WILLIAMS PARTNERS GP LLC FINANCIAL STATEMENTS:
Report of Independent Registered Public Accounting Firm	F-42
Balance Sheet as of April 15, 2005	F-43
Note to Balance Sheet	F-44

UNAUDITED WILLIAMS PARTNERS L.P. PRO FORMA FINANCIAL STATEMENTS
Introduction
      The pro forma financial statements are based upon the historical combined financial position and results of operations of the Williams Partners Predecessor. Williams Partners L.P. (the “Partnership”) will own and operate the businesses of the Williams Partners Predecessor effective with the closing of the offering. This contribution will be recorded at historical cost as it is considered to be a reorganization of entities under common control. Unless the context otherwise requires, references herein to the Partnership include the Partnership and its operating company. The pro forma financial statements for the Partnership have been derived from the historical combined financial statements of the Williams Partners Predecessor set forth elsewhere in this Prospectus and are qualified in their entirety by reference to such historical combined financial statements and related notes contained therein. The pro forma financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal income tax purposes. The unaudited pro forma financial statements should be read in conjunction with the notes accompanying such pro forma financial statements and with the historical combined financial statements and related notes set forth elsewhere in this Prospectus.
      The pro forma balance sheet and the pro forma statement of operations were derived by adjusting the historical combined financial statements of Williams Partners Predecessor. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.
      The pro forma financial statements may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Williams Partners Predecessor on the dates indicated or which would be obtained in the future.

WILLIAMS PARTNERS L.P.
UNAUDITED PRO FORMA BALANCE SHEET
March 31, 2005

	Company			Partnership
	Historical	Adjustments		Pro Forma

	(In thousands)
ASSETS
Current assets:
Cash	$—	$100,000	(a)	$7,000
		(6,500	)(b)
		(4,600	)(c)
		1,575	(d)
		(83,475	)(e)
Accounts Receivable	2,860	(1,575	)(d)	1,285
Other current assets	794	4,885	(f)	5,679

Total current assets	3,654	10,310		13,964
Investment in Discovery Producer Services	149,493	(10,000	)(g)	128,577
		(10,916	)(h)
Property, plant and equipment, net	67,146	—		67,146
Other noncurrent assets	—	7,040	(f)	7,040

Total assets	$220,293	$(3,566)		$216,727

LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$2,966	$—		$2,966
Product imbalance	2,283	—		2,283
Deferred revenue	104	—		104
Accrued liabilities	3,706	—		3,706

Total current liabilities	9,059	—		9,059
Advances from affiliate	190,291	(190,291	)(i)	—
Environmental remediation liabilities	3,964	—		3,964
Owner’s equity	16,979	(83,475	)(e)	—
		11,925	(f)
		(10,000	)(g)
		(10,916	)(h)
		190,291	(i)
		(114,804	)(j)
Partners’ capital:
Common unitholders	—	100,000	(a)	99,815
		(6,500	)(b)
		(4,600	)(c)
		10,915	(j)
Subordinated unitholders	—	99,815	(j)	99,815
General partner	—	4,074	(j)	4,074

Total partners’ capital	—	203,704		203,704

Total liabilities and partners’ capital	$220,293	$(3,566)		$216,727

See accompanying notes to unaudited pro forma financial statements.

WILLIAMS PARTNERS L.P.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

	Year Ended December 31, 2004				Three Months Ended March 31, 2005

	Company			Partnership	Company			Partnership
	Historical	Adjustments		Pro Forma	Historical	Adjustments		Pro Forma

	(In thousands — except per unit amounts)
Revenues	$40,976	$—		$40,976	$11,369	$—		$11,369
Cost and expenses:
Operating and maintenance expense	19,376	—		19,376	5,728	—		5,728
Product cost	6,635	—		6,635	2,735	—		2,735
Depreciation	3,603	—		3,603	905	—		905
General and administrative expense	2,613	—		2,613	706	—		706
Taxes other than income	716	—		716	192	—		192
Other — net	(8)	—		(8)	—	—		—

Total costs and expenses	32,935	—		32,935	10,266			10,266

Operating income	8,041	—		8,041	1,103	—		1,103
Equity earnings — Discovery Producer Services	4,495	—		4,495	2,212	—		2,212
Impairment of investment in Discovery Producer Services	(13,484)	—		(13,484)	—	—		—
Interest expense — affiliate	(11,980)	11,980	(k)	—	(2,805)	2,805	(k)	—
Interest expense — third party	(496)	(282	) (l)	(778)	(199)	(71	)(l)	(270)

Net income (loss)	$(13,424)	$11,698		$(1,726)	$311	$2,734		$3,045

General partner’s interest in net income (loss)				$(35)				$61

Limited partners’ interest in net income (loss)				$(1,691)				$2,984

Net income (loss) per limited partner’s unit:
Common units				$(0.13)				$0.22
Subordinated units				(0.13)				0.22
Weighted average number of limited partners units outstanding:
Common units				6,758,621				6,758,621
Subordinated units				6,758,621				6,758,621
See accompanying notes to unaudited pro forma financial statements.

WILLIAMS PARTNERS L.P.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
December 31, 2004 and March 31, 2005
(Unaudited)

Note 1.	Basis of Presentation, the Offering and Other Transactions
      The historical financial information is derived from the historical combined financial statements of Williams Partners Predecessor. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place on March 31, 2005, in the case of the pro forma balance sheet or as of January 1, 2004, in the case of the pro forma statement of operations for the year ended December 31, 2004, and the three months ended March 31, 2005.
      The pro forma financial statements reflect the following transactions:

•	the contribution of certain assets and liabilities of Williams Partners Predecessor to Williams Partners L.P. by affiliates of The Williams Companies, Inc. (“Williams”);

•	the issuance by Williams Partners L.P. of common units to the public and the distribution of proceeds from this issuance to Williams, in part, as reimbursement for capital expenditures relating to the contributed assets;

•	the payment of estimated underwriting commissions and other offering expenses;

•	the forgiveness of the advances from affiliates reflected in the historical balance sheet of Williams Partners Predecessor prior to the offering; and

•	the effect of Williams’ April 14, 2005 acquisition of an additional interest in Discovery Producer Services (“DPS”) on the calculation of the carrying value of the 40 percent investment in DPS and a cash distribution by DPS prior to the transfer of the assets to the Partnership.
      Upon completion of the offering, Williams Partners L.P. anticipates incurring incremental general and administrative expenses of approximately $5.5 million per year as a result of being a public company. These costs include business development, annual and quarterly reports to unitholders, audit, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees and incremental insurance costs. In the omnibus agreement, Williams will agree to provide a five-year partial credit for general and administrative expenses incurred on our behalf. In 2005, the amount of this credit will be $3.9 million which will be pro rated for the period from the closing of this offering through year end. The amount of the credit will be $3.2 million in 2006 and will decrease by approximately $800,000 in each subsequent year.
      We will record total general and administrative costs, including those costs that are subject to the credit by Williams, as an expense, and we will record the credit as a capital contribution by an affiliate of Williams. Accordingly, our net income will not reflect the benefit of the credit received from Williams. However, the cost subject to this credit will be allocated entirely to the affiliate of Williams. As a result, the net income allocated to limited partners on a per-unit basis will reflect the benefit of this credit. The pro forma financial statements do not reflect these additional general and administrative expenses.
      As of March 31, 2005 we had accrued environmental liabilities of $5.5 million related to certain remediation projects associated with our assets. In 2004, we purchased an insurance policy that covers up to $5.0 million of remediation costs, excluding operation and maintenance costs and ongoing monitoring costs, for these projects to the extent such costs exceed a $4.2 million deductible. Under an omnibus agreement, Williams has agreed to indemnify us for the $4.2 million deductible (less amounts expended prior to the closing of this offering) of remediation expenditures not covered by the insurance policy, excluding costs of project management, soil and groundwater monitoring, and operation and maintenance costs. We estimate that the cost of this project management and soil and groundwater monitoring associated with the four remediation projects at the Conway storage facilities and for which we will not be indemnified will be

WILLIAMS PARTNERS L.P.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)
approximately $200,000 to $400,000 per year following the completion of the remediation work. The benefit of this indemnification will be accounted for as a capital contribution to the Partnership by Williams as the costs are incurred. No pro forma adjustment has been made to reflect the benefit of indemnified liabilities not yet disbursed. There are currently $2.9 million of environmental accruals for such amounts that would be recoverable from Williams under this indemnification.

Note 2.	Pro Forma Adjustments and Assumptions

(a)	Reflects the proceeds to Williams Partners L.P. of $100.0 million from the issuance and sale of 5,000,000 common units at an initial public offering price of $20 per unit.

(b)	Reflects the payment of estimated underwriter commissions of $6.5 million, which will be allocated to the common units.

(c)	Reflects the payment of $4.6 million for the estimated costs associated with the offering.

(d)	Reflects the cash settlement of outstanding trade accounts receivable of $1.6 million, by Williams, just prior to the transfer of the assets to the Partnership.

(e)	Reflects the distribution to Williams of a portion of the net proceeds from the offering in the amount of $83.5 million and the retention of approximately $5.4 million of cash to provide initial working capital calculated as follows:

Offering proceeds	$100.0
Underwriter commissions and offering expenses	(11.1)
Cash retained in the Partnership(1)	(5.4)

Distribution to Williams(1)	$83.5

(1)	Excludes an additional $7.4 million of proceeds from this offering that we will retain for working capital purposes to offset an estimated balance of an equal amount of deferred revenues as of June 30, 2005. Therefore, the actual distribution to Williams at the closing of this offering will not include that $7.4 million.

(f)	Reflects the transfer to the Partnership, by Williams, of a natural gas purchase contract for the purchase of gas from a wholly owned subsidiary of Williams through December 2007 at a fixed price in order to mitigate the fuel price risk under a fractionation contract containing a fee cap. Due to the monthly amortization of the related asset, this will not significantly affect our fuel expense in pro forma historical or future periods. However, subsequent to the offering, it will reduce our annual cash used for fuel by approximately $3.0 million to $5.0 million based on recent natural gas prices.

(g)	Reflects the effects of a cash distribution by DPS, pursuant to an agreement among its members, to be made just prior to the contribution of a 40% interest in DPS to the Partnership.

(h)	Reflects the effect of Williams’ April 14, 2005 acquisition of an additional interest in DPS on the calculation of the carrying value of the 40 percent investment in DPS.

(i)	Reflects the forgiveness, by Williams prior to the offering, of the advances from affiliate reflected in the historical balance sheet of Williams Partners Predecessor.

(j)	Represents the conversion of the adjusted equity of the Williams Partners Predecessor of $114.8 million from owner’s equity to common and subordinated limited partner equity of the Partnership and the general partner’s interest in the Partnership. The conversion is as follows:

•	$10.9 million for 1,758,621 common units;

WILLIAMS PARTNERS L.P.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS — (Continued)

•	$99.8 million for 6,758,621 subordinated units; and

•	$4.1 million for the general partner’s interest.

After the conversion, the equity amounts of the common and subordinated unitholders are each 49 percent of total equity, with the remaining 2 percent equity representing the general partner equity.

(k)	Reflects the effect on interest expense of the forgiveness of the advances from affiliate as discussed in adjustment (i).

(l)	Represents the commitment fees for our $75 million borrowing limit under Williams’ revolving credit facility.

Note 3.	Pro Forma Net Income (Loss) Per Unit
      Pro forma net income (loss) per unit is determined by dividing the pro forma net income (loss) that would have been allocated to the common and subordinated unitholders under the two-class method, after deducting the general partner’s interest in the pro forma net income (loss), by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of units assumed to be outstanding was 6,758,621 common and 6,758,621 subordinated. All units were assumed to have been outstanding since January 1, 2004. Basic and diluted pro forma net loss per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units of Williams Partners L.P. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common and subordinated units. The pro forma net income (loss) per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
     The Williams Companies, Inc.
      We have audited the accompanying combined balance sheets of Williams Partners Predecessor as of December 31, 2004 and 2003, and the related combined statements of operations and comprehensive income, owner’s equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of The Williams Companies, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Williams Partners Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Williams Partners Predecessor’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Williams Partners Predecessor at December 31, 2004 and 2003, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As described in the second paragraph under the heading “Property, Plant and Equipment” in Note 3, effective January 1, 2003, Williams Partners Predecessor adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
April 22, 2005

WILLIAMS PARTNERS PREDECESSOR
COMBINED BALANCE SHEETS

	December 31,
			March 31,
	2003	2004	2005

			(Unaudited)
	(In thousands)
ASSETS
Current assets:
Accounts receivable:
Trade	$2,934	$2,150	$1,237
Affiliate	—	—	338
Other	865	1,388	1,285
Other current assets	387	749	794

Total current assets	4,186	4,287	3,654
Investment in Discovery Producer Services	156,269	147,281	149,493
Property, plant and equipment, net	69,695	67,793	67,146

Total assets	$230,150	$219,361	$220,293

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable:
Trade	$719	$2,480	$1,263
Affiliate	942	1,980	1,703
Product imbalance	382	1,071	2,283
Deferred revenue	2,530	3,305	104
Accrued liabilities	1,403	3,924	3,706

Total current liabilities	5,976	12,760	9,059
Advances from affiliate	187,193	186,024	190,291
Environmental remediation liabilities	5,542	3,909	3,964
Other noncurrent liabilities	1,347	—	—
Commitments and contingent liabilities (Note 10)
Owner’s equity	30,092	16,668	16,979

Total liabilities and owner’s equity	$230,150	$219,361	$220,293

See accompanying notes to combined financial statements.

WILLIAMS PARTNERS PREDECESSOR
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

				Three Months
				Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In thousands)
Revenues:
Storage:
Affiliate	$4,162	$2,426	$—	$—	$—
Third-party	6,692	9,223	15,318	3,109	4,388
Fractionation:
Affiliate	1,588	66	—	—	—
Third-party	7,577	8,155	9,070	1,978	2,430
Gathering	3,962	5,513	3,883	1,166	880
Product sales:
Affiliate	—	—	506	—	2,829
Third-party	—	1,263	7,947	1,128	63
Other:
Affiliate	460	337	28	28	—
Third-party	1,284	1,311	4,224	544	779

Total revenues	25,725	28,294	40,976	7,953	11,369
Costs and expenses:
Operating and maintenance expense:
Affiliate	6,117	8,789	9,986	2,287	2,653
Third-party	4,265	5,171	9,390	323	3,075
Product cost	—	1,263	6,635	1,037	2,735
Depreciation	3,575	3,574	3,603	869	905
General and administrative expense:
Affiliate	1,915	1,738	2,534	542	687
Third-party	41	75	79	19	19
Taxes other than income	640	640	716	179	192
Other — net	(11)	—	(8)	—	—

Total costs and expenses	16,542	21,250	32,935	5,256	10,266

Operating income	9,183	7,044	8,041	2,697	1,103
Equity earnings — Discovery Producer Services	2,026	3,447	4,495	1,982	2,212
Impairment of investment in Discovery Producer Services	—	—	(13,484)	—	—
Interest expense:
Affiliate	(3,414)	(4,176)	(11,980)	(3,110)	(2,805)
Third-party	—	—	(496)	—	(199)

Income (loss) before cumulative effect of change in accounting principle	7,795	6,315	(13,424)	1,569	311
Cumulative effect of change in accounting principle	—	(1,099)	—	—	—

Net income (loss)	$7,795	$5,216	$(13,424)	$1,569	$311

Other comprehensive income (loss):
Cash flow hedging activities:
Losses reclassified to earnings during year	$1,738	$2,078	$—	$—	$—
Unrealized losses during year	(1,855)	(116)	—	—	—

Other comprehensive income (loss)	(117)	1,962	—	—	—

Comprehensive income (loss)	$7,678	$7,178	$(13,424)	$1,569	$311

See accompanying notes to combined financial statements.

WILLIAMS PARTNERS PREDECESSOR
COMBINED STATEMENT OF OWNER’S EQUITY

		Accumulated
		Other
	Owner’s	Comprehensive
	Equity	Income (Loss)	Total

	(In thousands)
Balance, December 31, 2001	$17,081	$(1,845)	$15,236
Net income — 2002	7,795	—	7,795
Other comprehensive loss	—	(117)	(117)

Balance, December 31, 2002	24,876	(1,962)	22,914
Net income — 2003	5,216	—	5,216
Other comprehensive income	—	1,962	1,962

Balance, December 31, 2003	30,092	—	30,092
Net loss — 2004	(13,424)	—	(13,424)

Balance, December 31, 2004	16,668	—	16,668
Net income — three months ended March 31, 2005 (unaudited)	311	—	311

Balance, March 31, 2005 (unaudited)	$16,979	$—	$16,979

See accompanying notes to combined financial statements.

WILLIAMS PARTNERS PREDECESSOR
COMBINED STATEMENTS OF CASH FLOWS

				Three Months Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Income (loss) before cumulative effect of change in accounting principle	$7,795	$6,315	$(13,424)	$1,569	$311
Adjustments to reconcile to cash provided by operations:
Depreciation and accretion	3,575	3,707	3,686	890	905
Impairment of investment in Discovery Producer Services	—	—	13,484	—	—
Undistributed earnings of Discovery Producer Services	(2,026)	(3,447)	(4,495)	(1,982)	(2,212)
Cash provided (used) by changes in assets and liabilities:
Accounts receivable	(958)	(850)	261	1,760	678
Other current assets	(185)	(187)	(362)	49	(45)
Accounts payable	593	(274)	2,711	616	(1,495)
Accrued liabilities	(1,218)	(320)	(417)	41	(209)
Deferred revenue	(765)	1,108	775	(2,474)	(3,200)
Other, including changes in noncurrent assets and liabilities	1,333	592	484	(1,130)	1,212

Net cash provided (used) by operating activities	8,144	6,644	2,703	(661)	(4,055)

INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(295)	(1,176)	(1,622)	(95)	(212)
Changes in accounts payable — capital expenditures	(189)	9	88	—	—
Investment in Discovery Producer Services	(3,048)	(101,643)	—	—	—

Net cash used by investing activities	(3,532)	(102,810)	(1,534)	(95)	(212)

FINANCING ACTIVITIES:
Advances from affiliates — net	(4,612)	96,166	(1,169)	756	4,267

Net cash provided (used) by financing activities	(4,612)	96,166	(1,169)	756	4,267

Increase in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—	$—	$—

See accompanying notes to combined financial statements.

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1.	Basis of Presentation
      The accompanying combined financial statements and related notes present the combined financial position, results of operations, cash flows and owner’s equity of (1) a 40 percent equity method investment in Discovery Producer Services LLC (“DPS”), held by Williams Energy, LLC; (2) the Carbonate Trend gathering pipeline owned by Williams Mobile Bay Producers Services, LLC; (3) natural gas liquids (“NGL”) product storage caverns near Conway, Kansas, held by Mid-Continent Fractionation and Storage, LLC; and (4) a 50 percent undivided ownership interest in a fractionator near Conway, Kansas, also held by Mid-Continent Fractionation and Storage, LLC. Williams Energy, LLC, Williams Mobile Bay Producers Services, LLC and Mid-Continent Fractionation and Storage, LLC are wholly owned subsidiaries of The Williams Companies, Inc. (“Williams”). These combined financial statements are prepared in connection with the proposed initial public offering of limited partner units in Williams Partners L.P. (the “Partnership”), which was formed in February 2005 and which will own the businesses previously conducted by Williams. All significant intercompany transactions have been eliminated.
      The accompanying unaudited interim combined financial statements include all normal recurring adjustments that, in the opinion of our management, are necessary to present fairly our financial position at March 31, 2005, and results of operations and cash flows for the three months ended March 31, 2004 and 2005.

Note 2.	Description of Business
      Operations of our businesses are located in the United States and are organized into the two reporting segments: (1) Gathering and Processing and (2) NGL Services. Our Gathering and Processing segment includes the equity investment in DPS and the Carbonate Trend gathering pipeline. Our NGL Services segment includes the Conway fractionation and storage operations.
      Gathering and Processing. We own a 40 percent interest in DPS, which has a wholly owned subsidiary, Discovery Gas Transmission LLC (collectively referred to as “Discovery”). Discovery owns (1) a 273-mile natural gas gathering and transportation pipeline system, located primarily off the coast of Louisiana in the Gulf of Mexico, (2) a 600 million cubic feet per day (“MMcf/d”) cryogenic natural gas processing plant in Larose, Louisiana, (3) a 32,000 barrels per day (“bpd”) natural gas liquids fractionator in Paradis, Louisiana and (4) two onshore liquids pipelines, including a 22-mile mixed NGL pipeline connecting the gas processing plant to the fractionator and a 10-mile condensate pipeline connecting the gas processing plant to a third party oil gathering facility. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing. Hence, this equity investment, which can only be presented in one segment, is considered part of the Gathering and Processing segment.
      Our Carbonate Trend gathering pipeline is an unregulated sour gas gathering pipeline consisting of approximately 34 miles of pipeline off the coast of Alabama.
      NGL Services. Our Conway storage facilities include three underground NGL storage facilities with 158 active caverns in the Conway, Kansas, area with a storage capacity of approximately 20 million barrels. The facilities are connected via a series of pipelines. The storage facilities receive daily shipments of a variety of products, including mixed NGLs and fractionated products. In addition to pipeline connections, one facility offers truck and rail service.
      Our Conway fractionation facility is located near McPherson, Kansas, and has a capacity of approximately 107,000 bpd. We own a 50 percent undivided interest in these facilities representing capacity of approximately 53,500 bpd. ConocoPhillips and Koch Hydrocarbon are the other owners. Historically Williams has operated the facility pursuant to an operating agreement with the co-owners that extends until May 2006 with an automatic renewal for an additional five years unless notification of cancellation is received

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
one year in advance. The fractionator separates mixed NGLs into five products: ethane, propane, normal butane, isobutane and natural gasoline. Portions of these products are then transported and stored at our Conway storage facilities.

Note 3.	Summary of Significant Accounting Policies
      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.
      Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:

•	impairment assessments of long-lived assets;

•	loss contingencies; and

•	environmental remediation obligations.
      These estimates are discussed further throughout the accompanying notes.
      Proportional Accounting for the Conway Fractionator. No separate legal entity exists for the fractionator. We hold a 50 percent undivided interest in the fractionator property, plant and equipment, and we are responsible for our proportional share of the costs and expenses of the fractionator. As operator of the facility, we incur the liabilities of the fractionator (except for certain fuel costs purchased directly by one of the co-owners) and are reimbursed by the co-owners for their proportional share of the total costs and expenses. Each co-owner is responsible for the marketing of their proportional share of the fractionator’s capacity. Accordingly, we reflect our proportionate share of the revenues and costs and expenses of the fractionator in the Combined Statements of Operations; and we reflect our proportionate share of the fractionator property, plant and equipment in the Combined Balance Sheets. Liabilities in the Combined Balance Sheets include those incurred on behalf of the co-owners with corresponding receivables from the co-owners. Accounts receivable also includes receivables from our customers for fractionation services.
      Accounts Receivable. Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful.
      Investments. The voting rights under DPS’ limited liability company agreement are such that our 40 percent interest combined with the additional interest held by Williams do not control Discovery. Hence, we account for our investment in Discovery under the equity method. Prior to 2004, the excess of the carrying value of our investment over the amount of underlying equity in net assets of Discovery represented interest capitalized during construction on the funds advanced to Discovery for construction prior to Discovery’s receipt of external financing. This excess was being amortized on a straight-line basis over the life of the related assets. In 2004, we recognized an other-than-temporary impairment of our investment. As a result, Discovery’s underlying equity exceeds the carrying value of our investment at December 31, 2004.
      Property, Plant and Equipment. Property, plant and equipment is recorded at cost. We base the carrying value of these assets on capitalized costs, useful lives and salvage values. Depreciation of property,

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
plant and equipment is provided on the straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that extend the useful lives of the assets are capitalized. The cost of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition. Gains and losses on the disposal of property, plant and equipment are recorded in the statement of operations.
      Effective January 1, 2003, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” This Statement requires that the fair value of a liability for an asset retirement obligation (“ARO”) be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. As required by the new standard, we recorded liabilities totaling $993,000 equal to the present value of expected future asset retirement obligations at January 1, 2003. The obligations relate to underground storage caverns. At the end of their useful lives, we are legally obligated to properly abandon storage caverns and remove any related surface equipment. We have not recorded liabilities for pipeline gathering and transmission assets or processing assets. A reasonable estimate of the fair value of the retirement obligations for these assets cannot be made as the remaining life of these assets is not currently determinable. The liabilities are slightly offset by a $1,000 increase in property, plant and equipment, net of accumulated depreciation, recorded as if the provisions of the Statement had been in effect at the date the obligation was incurred. The net $992,000 reduction to earnings is reflected as a cumulative effect of a change in accounting principle. An additional $107,000 reduction of earnings is reflected in the cumulative effect of a change in accounting principle for our 40 percent interest in Discovery’s cumulative effect of a change in accounting principle related to the adoption of SFAS No. 143. If the Statement had been adopted as of the beginning of 2002, the impact to our income from continuing operations and net income would have been immaterial. The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in segment profit.
      Revenue Recognition. The nature of our businesses result in various forms of revenue recognition. Our Gathering and Processing segment recognizes revenue from gathering services when the services have been performed. Our NGL Services segment recognizes (1) fractionation revenues when services have been performed and product has been delivered, (2) storage revenues under prepaid contracted storage capacity evenly over the life of the contract as services are provided and (3) product sales revenue when the product has been delivered.
      Product Imbalances. In the course of providing fractionation and storage services to our customers, we realize product gains and losses that are reflected as product imbalance receivables or payables on the Combined Balance Sheets. These imbalances are valued based on the market price of the products when the imbalance is identified and are evaluated for a decline in market prices at the balance sheet date. Certain of these product gains and losses arise due to the product blending process at the fractionator. Others are realized when storage caverns are emptied. Storage caverns are emptied periodically to determine whether any product gains or losses have occurred, and as these cavern are emptied, it is possible that the resulting product gains or losses could have a material impact to the results of operations for the period during which the cavern drain is performed.
      Impairment of Long-Lived Assets and Investments. We evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The impairment evaluation of tangible long-lived assets is measured pursuant to the guidelines of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
whether an impairment has occurred. We apply a probability weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes. If an impairment of the carrying value has occurred, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.
      We evaluate our investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.
      Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.
      Income Taxes. Our operations are currently included in the Williams’ consolidated federal income tax return. However, following the initial public offering of the Partnership, our operations will be treated as a partnership with each partner being separately taxed on its share of our taxable income. Therefore, we have excluded income taxes from these combined financial statements.
      Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing contamination caused by past operations that do not contribute to current or future revenue generation are expensed. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account our prior remediation experience. Environmental contingencies are recorded independently of any potential claim for recovery.
      Capitalized Interest. We capitalize interest on major projects during construction. Historically, Williams provided the financing for capital expenditures; hence, the rates used to calculate the interest were based on Williams’ average interest rate on debt during the applicable period in time.
      Earnings Per Share. During the periods presented, the combined businesses were wholly owned by Williams. Accordingly, we have not calculated earnings per share.

Note 4.	Related Party Transactions
      The employees supporting our operations are employees of Williams. Their payroll costs are directly charged to us by Williams. Williams carries the accruals for most employee-related liabilities in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off accruals. Certain of these costs are charged back to the other Conway fractionator co-owners. Our share of those costs is charged to us through intercompany billings and are reflected in operating and maintenance expense — affiliate in the accompanying combined statements of operations.
      Williams charges its affiliates, including Williams’ Midstream segment of which we are a part, for certain corporate administrative expenses, which are directly identifiable or allocable to the affiliates. Direct costs charged from Williams represent the direct costs of services provided by Williams at our request. Charges allocated to the Midstream segment are then allocated from the Midstream segment to us. These allocated general corporate expenses are based on a three-factor formula, which considers revenues, property, plant and equipment and payroll. Certain of these costs are charged back to the other Conway fractionator co-owners. Our share of these costs are reflected in affiliate general and administrative expenses in the

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
accompanying Combined Statements of Operations. In management’s estimation, the allocation methodologies used are reasonable and result in an allocation to us of our costs of doing business borne by Williams.
      We purchase fuel for the Conway fractionator, including fuel on behalf of the co-owners, from Williams Power Company, a wholly owned subsidiary of Williams. These purchases are made at market rates at the time of purchase. Our share of these costs are reflected in operating and maintenance expense — affiliate in the accompanying Combined Statements of Operations.
      During 2002 and part of 2003, we provided propane storage, fractionation, transportation and terminalling services to subsidiaries of Williams that have subsequently been sold. In December 2004, we began selling products to Williams Power Company, which takes title to the product and resells it, for its own account, to end users. This activity is expected to continue in 2005. Revenues associated with these activities are reflected as affiliate revenues on the Combined Statements of Operations.
      A summary of the general and administrative expenses directly charged and allocated to us and fuel purchases from Williams Power Company for the years ended December 31 is as follows:

	2002	2003	2004

	(In thousands)
General and administrative expenses, including amounts subsequently charged to co-owners:
Allocated	$1,682	$1,392	$2,078
Directly charged	233	346	456
Operating and maintenance expenses, including amounts subsequently charged to co-owners:
Fuel purchases	8,116	12,843	17,053
Salaries and benefits	3,339	2,105	3,473
      The per-unit gathering fee associated with two of our three Carbonate Trend gathering contracts was negotiated on a bundled basis that includes transportation along a segment of Transcontinental Gas Pipe Line Company’s (Transco), a wholly owned subsidiary of Williams, system. The fees we realize are dependent upon whether our customer elects to utilize this Transco capacity. When they make this election, our gathering fee is determined by subtracting the Transco tariff from the total negotiated fee. The rate associated with the capacity agreement is based on a Federal Energy Regulatory Commission tariff that is subject to change. Accordingly, if the Transco rate increases, our gathering fees will be reduced. The customers with these bundled contracts must make an annual election to receive this capacity. For 2005 only one of our customers has elected to utilize this capacity.
      We participate in Williams’ cash management program; hence, we carry no cash balances on our Combined Balance Sheets. Prospectively, we plan to maintain our own bank accounts but will continue to participate in Williams’ cash management program. As of December 31, 2003 and 2004, our net advances from affiliate consists of an unsecured promissory note agreement with Williams for both advances to and from Williams. The advances are due on demand; however, Williams has not historically required repayment. Therefore advances from affiliate at December 31, 2003 and 2004 are classified as noncurrent. Prior to the initial public offering, Williams will forgive the advances reflected in the historical balance sheet of Williams Partners Predecessor due it at the date the net assets are transferred to the Partnership. Accordingly, the advances balance will be reflected as owners’ equity at that date.
      Until September 2003, affiliate interest income or expense under the cash management program was calculated at the London Interbank Offered Rate (“LIBOR”) plus a spread applied to the outstanding balance of the note receivable or note payable with Williams. The spread was equivalent to the spread above LIBOR rates on Williams’ revolving credit facility. Effective September 2003, affiliate interest income or expense is

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
calculated using Williams’ weighted average cost of debt applied to the outstanding balance of the note receivable or note payable with Williams. The interest rate on the note with Williams was 7.399 percent and 7.373 percent at December 31, 2003 and 2004, respectively.

Note 5.	Investments
      Investments at December 31, 2003 and 2004 and March 31, 2005 represent our 40 percent ownership interest in Discovery. During 2004, we performed an impairment review of this investment because of Williams’ planned purchase of an additional interest in Discovery at an amount below our current carrying value. As a result, we recorded a $13.5 million impairment of our investment in Discovery based on a probability-weighted estimation of fair value of our investment. In December 2003, each of the owners made an additional investment in Discovery, which was subsequently used by Discovery to repay maturing debt. Our proportionate share of this additional investment was approximately $101.6 million. There were no dividends or distributions received from Discovery during 2002, 2003 and 2004. Owner’s equity on the Combined Balance Sheets at December 31, 2004 is net of $46.6 million of losses from Discovery.
      At December 31, 2004, Williams owned an additional 10 percent ownership interest in Discovery through Williams Energy, LLC, a wholly owned subsidiary of Williams. In April 2005, Williams acquired an additional 16.67 percent interest in Discovery from Eni BB Pipelines LLC (“Eni”). In connection with this acquisition, Duke Energy Field Services, LP (“Duke”) has an option until October 31, 2005, to acquire a 6.67 percent interest in Discovery from Williams. Although, on a combined basis, we and Williams hold a 66.67 percent interest following Williams’ acquisition from Eni, the voting provisions of DPS’ limited liability company agreement give Duke significant participatory rights such that we and Williams do not control Discovery.
      Williams is the operator of Discovery. Discovery reimburses Williams for actual payroll and employee benefit costs incurred on their behalf. In addition, Discovery pays Williams a monthly operations and management fee to cover the cost of accounting services, computer systems and management services provided to them. Discovery also has an agreement with Williams pursuant to which Williams markets the NGLs and excess natural gas to which Discovery takes title.

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The summarized financial position and results of operations for 100 percent of Discovery are presented below.

				Three Months Ended
				March 31,

	2002	2003	2004	2004	2005

				(unaudited)
	(In thousands)
Current assets	$43,636	$69,127	$67,534	$72,763	$72,395
Property, plant and equipment	340,173	332,398	356,385	331,820	353,932
Long-term debt due within one year	(253,701)	—	—	—	—
Other current liabilities	(10,625)	(20,929)	(31,572)	(18,905)	(28,427)
Non-current liabilities	(7,304)	(621)	(702)	(641)	(724)

Members’ capital	$112,179	$379,975	$391,645	$385,037	$397,176

Revenues	$91,422	$103,178	$99,876	$27,823	$27,289
Costs and expenses	75,073	84,519	88,756	22,813	22,042
Interest expense	10,851	9,611	—	—	—
Interest income	—	—	(550)	(52)	(284)

Income before cumulative effect of change in accounting principle	$5,498	$9,048	$11,670	5,062	5,531

Net income	$5,498	$8,781	$11,670	$5,062	$5,531

Note 6.	Property, Plant and Equipment
      Property, plant and equipment, at cost, is as follows:

	December 31,		Estimated
			Depreciable
	2003	2004	Lives

	(In thousands)
Land and right of way	$2,373	$2,373
Fractionation plant and equipment	16,531	16,555	30 years
Storage plant and equipment	62,069	63,632	30 years
Pipeline plant and equipment	23,684	23,684	20-30 years
Construction work in progress	538	566
Other	1,417	1,490	5-45 years

Total property, plant and equipment	106,612	108,300
Accumulated depreciation	36,917	40,507

Net property, plant and equipment	$69,695	$67,793

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      We adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003 (see Note 3). A rollforward of our asset retirement obligation for 2003 and 2004 is presented below.

	2003	2004

	(In thousands)
Balance, January 1	$—	$801
Cumulative effect of change in accounting principle	993	—
Liabilities incurred during the period	—	79
Liabilities settled during the period	(310)	(166)
Accretion expense	133	83
Gain on settlements	(15)	(37)

Balance, December 31	$801	$760

Note 7.	Accrued Liabilities
      Accrued liabilities are as follows:

	December 31,

	2003	2004

	(In thousands)
Environmental remediation — current portion	$262	$1,633
Customer volume deficiency payment	84	749
Asset retirement obligation	203	760
Employee costs — affiliate	320	317
Taxes other than income	478	359
Other	56	106

	$1,403	$3,924

Note 8.	Major Customers and Concentrations of Credit Risk
      In 2002, two customers, BP Products North America, Inc. (BP) and Williams Power Company (an affiliate company) accounted for approximately 25.4 percent and 17.3 percent, respectively, of our total revenues. In 2003, four customers, BP, Enterprise, ChevronTexaco and Williams Power Company, accounted for approximately 24.6 percent, 15.9 percent, 14.7 percent and 11.6 percent, respectively, of our total revenues. In 2004, three customers, SemStream, L.P., BP and Enterprise accounted for approximately 20.6 percent, 16.1 percent and 16.0 percent, respectively, of our total revenues. SemStream, L.P., BP, Enterprise and Williams Power Company are customers of the NGL Services segment. ChevronTexaco is a customer of the Gathering and Processing segment.
      Our Carbonate Trend gathering pipeline has only two customers. The loss of either of these customers, unless replaced, would have a significant impact on the Gathering and Processing segment.

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the concentration of accounts receivable by service.

	December 31,

	2003	2004

	(In thousands)
Receivables by segment and service:
Gathering and Processing:
Natural gas gathering	$1,036	$441
NGL Services:
Fractionation services	821	1,498
Storage	298	1,241
Sale of NGL products	1,263	—
Other	381	358

	$3,799	$3,538

      Our fractionation and storage customers include crude refiners; propane wholesalers and retailers; gas producers; natural gas plant, fractionator and storage operators; and NGL traders and pipeline operators. Our two Carbonate Trend natural gas gathering customers are oil and gas producers. While sales to our customers are unsecured, we routinely evaluate their financial condition and creditworthiness.

Note 9.	Financial Instruments
      The carrying amounts and estimated fair values of our financial instruments are as follows (in thousands):

	December 31,

	2003		2004

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Advances from affiliates	$187,193	$187,193	$186,024	$186,024
      The carrying amounts reported in the combined balance sheet approximate fair value as these instruments have interest rates approximating market.

Note 10.	Commitments and Contingencies
      Environmental Matters. We are a participant in certain environmental activities associated with soil and groundwater contamination at our Conway storage facilities. These activities relate to four projects which are in various remediation stages including assessment studies, cleanups and/or remedial operations and monitoring. We continue to coordinate with the Kansas Department of Health and Environment (“KDHE”) to develop screening, sampling, cleanup and monitoring programs. The costs of such activities will depend upon the program scope ultimately agreed to by the KDHE.
      In 2004, we purchased an insurance policy that covers up to $5.0 million of remediation costs until an active remediation system is in place or April 30, 2008, whichever is earlier, excluding operation and maintenance costs and ongoing monitoring costs, for these projects to the extent such costs exceed a $4.2 million deductible. The policy also covers costs incurred as a result of third party claims associated with then existing but unknown contamination related to the storage facilities. The aggregate limit under the policy for all claims is $25 million. In addition, under an omnibus agreement, Williams has agreed to indemnify us for the $4.2 million deductible (less amounts expended prior to the closing of this offering) of remediation expenditures not covered by the insurance policy, excluding costs of project management and soil and

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
groundwater monitoring. We estimate that the approximate cost of this project management and soil and groundwater monitoring associated with the four remediation projects at the Conway storage facilities and for which we will not be indemnified will be approximately $200,000 to $400,000 per year following the completion of the remediation work. The benefit of this indemnification will be accounted for as a capital contribution to the Partnership by Williams as the costs are incurred.
      It is reasonably possible that we will incur losses in excess of recorded amounts for these matters; however, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by KDHE and other governmental authorities and other factors.
      Other. We are not a party to any legal proceedings but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect upon our future financial position.

Note 11.	Accumulated Other Comprehensive Loss
      The main component of our accumulated other comprehensive loss is our share of Discovery’s accumulated other comprehensive loss which is related to a cash flow hedge of interest rate risk held by Discovery from 2001 to 2003. The table below presents changes in accumulated other comprehensive loss for 2002 and 2003.

	2002	2003

	(In thousands)
Balance at January 1	$(1,845)	$(1,962)
Net unrealized losses	(1,855)	(116)
Net reclassification into earnings of derivative instrument losses	1,738	2,078

Balance at December 31	$(1,962)	$—

Note 12.	Segment Disclosures
      Our reportable segments are strategic business units that offer different products and services. The segments are managed separately because each segment requires different industry knowledge, technology and marketing strategies. The accounting policies of the segments are the same as those described in Note 3, Summary of Significant Accounting Policies.

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Long-lived assets are comprised of property, plant and equipment.

	Gathering &	NGL
	Processing	Services	Total

	(In thousands)
2002
Segment revenues	$3,962	$21,763	$25,725
Operating and maintenance expense	661	9,721	10,382
Depreciation	1,196	2,379	3,575
Direct general and administrative expenses	—	274	274
Other	—	629	629

Segment operating income	2,105	8,760	10,865
Equity earnings	2,026	—	2,026

Segment profit	$4,131	$8,760	$12,891

Reconciliation to the Statement of Operations:
Segment operating income			$10,865
Allocated general and administrative expenses			(1,682)

Combined operating income			$9,183

Other financial information:
Total assets	$72,101	$52,968	$125,069
Equity method investments	49,323	—	49,323
Additions to long-lived assets	—	295	295
2003
Segment revenues	$5,513	$22,781	$28,294
Operating and maintenance expense	379	13,581	13,960
Product cost	—	1,263	1,263
Depreciation	1,200	2,374	3,574
Direct general and administrative expenses	—	421	421
Other	—	640	640

Segment operating income	3,934	4,502	8,436
Equity earnings	3,447	—	3,447

Segment profit	$7,381	$4,502	$11,883

Reconciliation to the Statement of Operations:
Segment operating income			$8,436
Allocated general and administrative expenses			(1,392)

Combined operating income			$7,044

Other financial information:
Total assets	$177,769	$52,381	$230,150
Equity method investments	156,269	—	156,269
Additions to long-lived assets	—	1,176	1,176

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Gathering &	NGL
	Processing	Services	Total

	(In thousands)
2004
Segment revenues	$4,833	$36,143	$40,976
Operating and maintenance expense	572	18,804	19,376
Product cost	—	6,635	6,635
Depreciation	1,200	2,403	3,603
Direct general and administrative expenses	—	535	535
Other	—	708	708

Segment operating income	3,061	7,058	10,119
Equity earnings	4,495	—	4,495
Impairment of investment	(13,484)	—	(13,484)

Segment profit (loss)	$(5,928)	$7,058	$1,130

Reconciliation to the Statement of Operations:
Segment operating income			$10,119
Allocated general and administrative expenses			(2,078)

Combined operating income			$8,041

Other financial information:
Total assets	$166,985	$52,376	$219,361
Equity method investments	147,281	—	147,281
Additions to long-lived assets	—	1,622	1,622

Three Months Ended March 31, 2004 — (unaudited)
Segment revenues	$1,166	$6,787	$7,953
Operating and maintenance expense	113	2,497	2,610
Product cost	—	1,037	1,037
Depreciation	300	569	869
Direct general and administrative expenses	—	136	136
Other	—	179	179

Segment operating income	753	2,369	3,122
Equity earnings	1,982	—	1,982

Segment profit	$2,735	$2,369	$5,104

Reconciliation to the Statement of Operations:
Segment operating income			$3,122
Allocated general and administrative expenses			(425)

Combined operating income			$2,697

Other financial information (at period end):
Total assets	$179,087	$50,541	$229,628
Equity method investments	158,251	—	158,251
Additions to long-lived assets	—	95	95

WILLIAMS PARTNERS PREDECESSOR
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Gathering &	NGL
	Processing	Services	Total

	(In thousands)
Three Months Ended March 31, 2005 — (unaudited)
Segment revenues	$880	$10,489	$11,369
Operating and maintenance expense	107	5,621	5,728
Product cost	—	2,735	2,735
Depreciation	300	605	905
Direct general and administrative expenses	—	203	203
Other	—	192	192

Segment operating income	473	1,133	1,606
Equity earnings	2,212	—	2,212

Segment profit	$2,685	$1,133	$3,818

Reconciliation to the Statement of Operations:
Segment operating income			$1,606
Allocated general and administrative expenses			(503)

Combined operating income			$1,103

Other financial information (at period end):
Total assets	$168,796	$51,497	$220,293
Equity method investments	149,493	—	149,493
Additions to long-lived assets	—	212	212

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Management Committee of
     Discovery Producer Services LLC
      We have audited the accompanying consolidated balance sheets of Discovery Producer Services LLC as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, members’ capital and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Discovery Producer Services LLC at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As described in the third paragraph under the heading “Property, Plant and Equipment” in Note 2, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
April 22, 2005

DISCOVERY PRODUCER SERVICES LLC
CONSOLIDATED BALANCE SHEETS

	December 31,
			March 31,
	2003	2004	2005

			(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$58,714	$55,222	$56,106
Accounts receivable:
Affiliate	5,124	4,399	8,914
Other	3,378	5,761	5,303
Inventory	600	840	978
Other current assets	1,311	1,312	1,094

Total current assets	69,127	67,534	72,395
Property, plant and equipment, net	332,398	356,385	353,932

Total assets	$401,525	$423,919	$426,327

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable:
Affiliate	$667	$682	$1,459
Other	5,795	14,622	9,673
Accrued liabilities	11,728	14,197	14,781
Other current liabilities	2,739	2,071	2,514

Total current liabilities	20,929	31,572	28,427
Noncurrent accrued liabilities	621	702	724
Members’ capital	379,975	391,645	397,176

Total liabilities and members’ capital	$401,525	$423,919	$426,327

See accompanying notes to consolidated financial statements.

DISCOVERY PRODUCER SERVICES LLC
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

				Three Months Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In thousands)
Revenues:
Product sales:
Affiliate	$42,996	$54,145	$57,838	$14,616	$14,909
Third-party	2,559	1,943	1,611	1,260	8
Gas and condensate transportation services:
Affiliate	5,729	4,611	3,966	1,035	930
Third-party	13,731	13,225	12,052	4,030	2,940
Gathering and processing services:
Affiliate	7,550	7,549	6,962	1,721	1,658
Third-party	14,544	16,974	14,168	4,235	6,202
Other revenues	4,313	4,731	3,279	926	642

Total revenues	91,422	103,178	99,876	27,823	27,289

Costs and expenses:
Operating and maintenance expenses:
Affiliate	5,174	12,267	4,945	1,366	5,906
Third-party	45,904	47,876	59,688	15,358	9,711
Depreciation and accretion	21,935	22,875	22,795	5,658	6,113
Taxes other than income	1,544	1,602	1,382	434	314
Other — net	516	(101)	(54)	(3)	(2)

Total costs and expenses	75,073	84,519	88,756	22,813	22,042

Operating income	16,349	18,659	11,120	5,010	5,247
Interest expense	10,851	9,611	—	—	—
Interest income	—	—	(550)	(52)	(284)

Income before cumulative effect of change in accounting principle	5,498	9,048	11,670	5,062	5,531
Cumulative effect of change in accounting principle	—	(267)	—	—	—

Net income	$5,498	$8,781	$11,670	$5,062	$5,531

Other comprehensive income (loss):
Cash flow hedging activities:
Losses reclassified to earnings during year	$4,012	$5,196	$—	$—	$—
Unrealized losses during year	(4,636)	(291)	—	—	—

Other comprehensive income (loss)	(624)	4,905	—	—	—

Comprehensive income	$4,874	$13,686	$11,670	$5,062	$5,531

See accompanying notes to consolidated financial statements.

DISCOVERY PRODUCER SERVICES LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

			Duke		Accumulated
			Energy		Other
		Williams	Field	Eni BB	Comprehensive
	Texaco Inc.	Energy L.L.C.	Services, LP	Pipelines LLC	Income (Loss)	Total

	(In thousands)
Balance, December 31, 2001	$34,686	$51,982	$—	$17,598	$(4,281)	$99,985
Contributions	2,510	3,810	—	1,000	—	7,320
Net income — 2002	—	2,749	1,832	917	—	5,498
Sale to Duke Energy Field Services, LP (Note 1)	(37,196)	—	37,196	—	—	—
Other comprehensive (loss)	—	—	—	—	(624)	(624)

Balance, December 31, 2002	—	58,541	39,028	19,515	(4,905)	112,179
Contributions	—	127,055	84,695	42,360	—	254,110
Net income — 2003	—	4,391	2,927	1,463	—	8,781
Other comprehensive income	—	—	—	—	4,905	4,905

Balance, December 31, 2003	—	189,987	126,650	63,338	—	379,975
Net income — 2004	—	5,835	3,890	1,945	—	11,670

Balance, December 31, 2004	—	195,822	130,540	65,283	—	391,645
Net income — three months ended March 31, 2005 (unaudited)	—	2,766	1,843	922	—	5,531

Balance, March 31, 2005 (unaudited)	$—	$198,588	$132,383	$66,205	$—	$397,176

See accompanying notes to consolidated financial statements.

DISCOVERY PRODUCER SERVICES LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Three Months Ended
	Year Ended December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Income before cumulative effect of change in accounting principle	$5,498	$9,048	$11,670	$5,062	$5,531
Loss on disposal of equipment	1,913	—	—	—	—
Adjustments to reconcile to cash provided by operations:
Depreciation and accretion	21,935	22,875	22,795	5,658	6,113
Cash provided (used) by changes in assets and liabilities:
Accounts receivable	(6,008)	7,860	(1,658)	961	(4,057)
Inventory	(122)	(229)	(240)	368	(138)
Other current assets	(330)	(761)	(1)	436	218
Accounts payable	(7,538)	(1,415)	1,256	(2,630)	(713)
Other current liabilities	(1,163)	2,223	(668)	564	443
Accrued liabilities	5,387	4,424	2,469	674	584

Net cash provided by operating activities	19,572	44,025	35,623	11,093	7,981

INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(7,197)	(14,746)	(46,701)	(5,059)	(3,638)
Change in accounts payable — capital expenditures	14	2,673	7,586	(633)	(3,459)

Net cash used by investing activities	(7,183)	(12,073)	(39,115)	(5,692)	(7,097)

FINANCING ACTIVITIES:
Payments of long-term debt	—	(253,701)	—	—	—
Capital contributions	7,320	254,110	—	—	—

Net cash provided by financing activities	7,320	409	—	—	—

Increase (decrease) in cash and cash equivalents	19,709	32,361	(3,492)	5,401	884
Cash and cash equivalents at beginning of period	6,644	26,353	58,714	58,714	55,222

Cash and cash equivalents at end of period	$26,353	$58,714	$55,222	$64,115	$56,106

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$12,216	$9,855	$—	$—	$—

See accompanying notes to consolidated financial statements.

DISCOVERY PRODUCER SERVICES LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization and Description of Business
      Our company consists of Discovery Producer Services LLC (DPS), a Delaware limited liability company formed on June 24, 1996, and its wholly owned subsidiary, Discovery Gas Transmission LLC (DGT), a Delaware limited liability company formed on June 24, 1996. DPS was formed for the purpose of constructing and operating a 600 million cubic feet per day (MMcf/d) cryogenic natural gas processing plant near Larose, Louisiana and a 32,000 barrel per day (bpd) natural gas liquids fractionator plant near Paradis, Louisiana. DGT was formed for the purpose of constructing and operating a natural gas pipeline from offshore deep water in the Gulf of Mexico to DPS’s gas processing plant in Larose, Louisiana. The pipeline has a design capacity of 600 million cubic feet per day and consists of approximately 173 miles of pipe. DPS has since connected several laterals to the DGT pipeline to expand its presence in the Gulf. Herein, DPS and DGT are collectively referred to in the first person as “we,” “us” or “our” and sometimes as “the Company”.
      Until April 1, 2002, we were owned 50 percent by Williams Energy LLC, 33.33 percent by Texaco Inc. (Texaco) through its wholly owned subsidiaries (Texaco Discovery System Inc. and Texaco Discovery Holdings LLC) and 16.67 percent by Eni BB Pipeline, LLC (Eni) (formerly British-Borneo Pipeline LLC). On October 9, 2001, Texaco merged with Chevron Corporation to form ChevronTexaco Corporation. As a requirement for approval of the merger, the Federal Trade Commission ordered that Texaco divest its interest in us within six months of the merger date and resign as operator of the pipeline within one year of the merger date. As a result, Texaco divested its share of us to Duke Energy Field Services, LP (Duke) on April 1, 2002 and Williams became our operator on May 1, 2002. Herein, The Williams Companies, Inc. and its subsidiaries are collectively referred to as “Williams.”
      We are directed by a management committee that consists of two representatives from each of our members. The committee establishes major policies and strategies.

Note 2.	Summary of Significant Accounting Policies
      Basis of Presentation. The consolidated financial statements have been prepared based upon accounting principles generally accepted in the United States and include the accounts of DPS and its wholly owned subsidiary, DGT. Intercompany accounts and transactions have been eliminated.
      The accompanying unaudited interim consolidated financial statements include all normal recurring adjustments that, in the opinion of our management, are necessary to present fairly our financial position at March 31, 2005, and results of operations and cash flows for the three months ended March 31, 2004 and 2005.
      Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
      Cash and Cash Equivalents. Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.
      Accounts Receivable. Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue that generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of the customers and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection

DISCOVERY PRODUCER SERVICES LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
attempts have been exhausted. There was no allowance for doubtful accounts at December 31, 2003 and 2004.
      Gas Imbalances. In the course of providing transportation services to customers, DGT may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. This results in gas transportation imbalance receivables and payables which are recovered or repaid in cash, based on market-based prices, or through the receipt or delivery of gas in the future and are recorded in the balance sheet. Settlement of imbalances requires agreement between the pipelines and shippers as to allocations of volumes to specific transportation contracts and the timing of delivery of gas based on operational conditions. In accordance with its tariff, DGT is required to account for this imbalance (cash-out) liability/receivable and refund or invoice the excess or deficiency when the cumulative amount exceeds $400,000. To the extent that this difference, at any year end, is less than $400,000 such amount would carryforward and be included in the cumulative computation of the difference evaluated at the following year end.
      Property, Plant and Equipment. Property, plant and equipment are carried at cost. We base the carrying value of these assets on estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values. The natural gas and natural gas liquids maintained in the pipeline facilities necessary for their operation (line fill) are included in property, plant and equipment.
      Depreciation for DPS’s facilities and equipment is computed primarily using the straight-line method with 25-year lives. Depreciation for DGT’s facilities and equipment is computed using the straight-line method with 15-year lives.
      Effective January 1, 2003, we adopted Statement of Financial Accounting Standard (SFAS) No. 143, Accounting for Asset Retirement Obligations. The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate can be made, and that the associated asset retirement costs be capitalized as part of the carrying value of the long-lived asset. As required by the new rules, we recorded a liability equal to the present value of expected future asset retirement obligations at January 1, 2003 and property, plant and equipment, net of accumulated appreciation, calculated as if the provisions of the statement had been in effect at the date the obligation was incurred. The recorded obligations relate to an offshore platform. At the end of the useful life of the platform we will be required to dismantle it. As a result of the adoption of SFAS No. 143, we recorded at January 1, 2003 a long-term liability of $549,000; property, plant and equipment, net of accumulated depreciation, of $282,000; and a cumulative effect of a change in accounting principle of $267,000. We have not recorded liabilities for processing assets and gas gathering systems. A reasonable estimate of the fair value of the retirement obligations for these assets cannot be made as the remaining life of these assets is not currently determinable. If the statement had been adopted at the beginning of 2002, the impact to net income would have been immaterial.
      Revenue Recognition. Revenue for sales of products are recognized in the period of delivery and revenues from the gathering, transportation and processing of gas are recognized in the period the service is provided based on contractual terms and the related natural gas and liquid volumes. DGT is subject to FERC regulations, and accordingly, certain revenues collected may be subject to possible refunds upon final orders in pending cases. DGT records rate refund liabilities considering regulatory proceedings by DGT and other third parties, advice of counsel, and estimated total exposure as discounted and risk weighted, as well as collection and other risks. There were no rate refund liabilities accrued at December 31, 2003 or 2004.
      Derivative Instruments and Hedging Activities. The accounting for changes in the fair value of a derivative depends upon whether we have designated it in a hedging relationship and, further, on the type of hedging relationship. To qualify for designation in a hedging relationship, specific criteria must be met and the appropriate documentation maintained in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. We establish hedging relationships pursuant to our risk

DISCOVERY PRODUCER SERVICES LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
management policies. We initially and regularly evaluate the hedging relationships to determine whether they are expected to be, and have been, highly effective hedges. If a derivative ceases to be a highly effective hedge, hedge accounting is discontinued prospectively, and future changes in the fair value of the derivative are recognized in earnings each period.
      We entered into interest rate swap agreements to reduce the impact of changes in interest rates on our floating rate debt. These instruments were designated as cash flow hedges under SFAS No. 133. The effective portion of the change in fair value of the derivatives is reported in other comprehensive income and reclassified into earnings and included in interest expense in the period in which the hedged item affects earnings. There are no amounts excluded from the effectiveness calculation, and there was no ineffective portion of the change in fair value during 2002 and 2003. The interest rate swap expired on December 31, 2003, and we have no other derivative instruments.
      Impairment of Long-Lived Assets. We evaluate long-lived assets for impairment on an individual asset or asset group basis when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such assets may not be recoverable. When such a determination has been made, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether impairment has occurred. If an impairment of the carrying value has occurred, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.
      Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. These judgments and assumptions include such matters as the estimation of additional tie-ins of customers, strategic value, rate adjustments, and capital expenditures. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.
      Accounting for Repair and Maintenance Costs. We expense the cost of maintenance and repairs as incurred; significant improvements are capitalized and depreciated over the remaining useful life of the asset.
      Capitalization of Interest. We capitalize interest on major projects during construction. Interest is capitalized on borrowed funds. Rates are based on the average interest rate on debt.
      Income Taxes. For federal tax purposes, we have elected to be treated as a partnership with each member being separately taxed on its ratable share of our taxable income. This election, to be treated as a pass-through entity, also applies to our wholly owned subsidiary, DGT. Therefore, no income taxes or deferred income taxes are reflected in the consolidated financial statements.

Note 3.	Related Party Transactions
      We have no employees. Pipeline and plant operations were performed under operation and maintenance agreements dated February 1, 1997 with Texaco Pipeline LLC for the period of January 2001 to April 2002. When Williams became our operator on May 1, 2002, this agreement was assigned to Williams. Under this agreement, we reimburse Williams for direct payroll and employee benefit costs incurred on our behalf. Most costs for materials, services and other charges are third-party charges and are invoiced directly to us. We pay Williams a monthly operation and management fee to cover the cost of accounting services, computer systems and management services provided to us. We also pay Williams a project management fee to cover the cost of managing capital projects. This fee is determined on a project by project basis. Additionally, we purchase natural gas to meet our fuel and shrink requirements at our processing plant. A portion of these requirements are purchased from Williams.

DISCOVERY PRODUCER SERVICES LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the payroll costs, operations and management fee, and natural gas purchases charged to us are as follows:

	Years Ended December 31,

	2002	2003	2004

	(In thousands)
Payroll costs:
Williams	$2,207	$3,239	$3,386
Texaco Pipeline	1,155	—	—
Operation and management fee:
Williams	936	1,547	2,278
Texaco Pipeline	479	—	—
Natural gas requirements:
Williams	566	7,832	423

	$5,343	$12,618	$6,087

      In 2002 we reimbursed Williams $208,000 incurred to relocate employees to Louisiana. These relocation costs, included within other expenses, were reimbursable transition expenses provided for in connection with the assignment of Williams as our operator.
      We have various business transactions with our members and other subsidiaries and affiliates of our members. Discovery has an agreement with Williams pursuant to which Williams markets the NGLs and natural gas to which Discovery takes title. Under the terms of this agreement, Williams purchases the NGLs and excess natural gas and resells it, for its own account, to end users. In 2002, Discovery entered into a similar agreement with Duke for a small portion of the NGLs. During 2002, we also had transactions with Texaco and its subsidiaries before they divested of their interest to Duke. These transactions primarily included processing and sales of natural gas liquids and transportation of gas and condensate. We have business transactions with Eni that primarily include processing and transportation of gas and condensate. The following table summarizes related-party revenues during 2002, 2003 and 2004.

	Years Ended December 31,

	2002	2003	2004

	(In thousands)
Texaco Exploration and Production Inc. (TEPI)*	$469	$—	$—
Eni	12,810	12,160	10,928
Duke Energy Trading & Marketing **	720	—	—
Texaco Natural Gas Inc. (TNGI)*	12,982	—	—
Williams	29,294	54,145	57,838

Total	$56,275	$66,305	$68,766

*	Through April 30, 2002

**	Beginning May 1, 2002

DISCOVERY PRODUCER SERVICES LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Property, Plant and Equipment
      Property, plant and equipment consisted of the following at December 31, 2003 and 2004:

	2003	2004

	(In thousands)
Property, plant and equipment:
Construction work in progress	$8,806	$11,739
Buildings	4,393	4,393
Land and land rights	1,079	1,165
Transportation lines	244,709	286,661
Plant and other equipment	193,699	195,429

	452,686	499,387
Less accumulated depreciation and amortization	120,288	143,002

	$332,398	$356,385

      Commitments for construction and acquisition of property, plant and equipment are approximately $6 million at December 31, 2004.
      We adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003 (see Note 2). As a result, we recorded a liability of $549,000 representing the present value of expected future asset retirement obligations at January 1, 2003. The asset retirement obligation at December 31, 2003 and 2004 is $621,000 and $702,000, respectively.

Note 5.	Leasing Activities
      We lease the land on which the Paradis fractionator plant and the Larose processing plant are located. The initial terms of the leases are 20 years with renewal options for an additional 30 years. We entered into a 10 year leasing agreement for pipeline capacity from Texas Eastern Transmission, LP, as part of our Market Expansion project which began in June 2005 (see Rate and Regulatory Matters). The lease includes renewal options and options to increase capacity which would also increase rentals. The future minimum annual rentals under these non-cancelable leases as of December 31, 2004 are payable as follows:

(In thousands)
2005	$471
2006	855
2007	855
2008	858
2009	858
Thereafter	4,967

$8,864

      Total rent expense for 2002, 2003 and 2004, including a cancelable platform space lease and month-to-month leases, was $1,018,000, $1,050,000 and $866,000, respectively.

DISCOVERY PRODUCER SERVICES LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Financial Instruments and Concentrations of Credit Risk

Financial Instruments Fair Value
      We used the following methods and assumptions to estimate the fair value of financial instruments:
      Cash and cash equivalents. The carrying amounts reported in the balance sheets approximate fair value due to the short-term maturity of these instruments.

	2003		2004

	Carrying	Fair	Carrying	Fair
Asset	Amount	Value	Amount	Value

	(In thousands)
Cash and cash equivalents	$58,714	$58,714	$55,222	$55,222

Concentrations of Credit Risk
      Our cash equivalents consist of high-quality securities placed with various major financial institutions with credit ratings at or above AA by Standard & Poor’s or Aa by Moody’s Investor’s Service.
      Substantially all of our accounts receivable result from gas transmission services for and natural gas liquids sales to our six largest customers at December 31, 2003 and 2004. This concentration of customers may impact our overall credit risk either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. As a general policy, collateral is not required for receivables, but customers’ financial condition and credit worthiness are evaluated regularly. Our credit policy and the relatively short duration of receivables mitigate the risk of uncollected receivables. We did not incur any credit losses on receivables during 2002, 2003 or 2004.
      Major Customers. Four customers, Williams, Texaco Natural Gas Inc., Eni, and Pogo Producing Company, accounted for approximately $29.2 million (32 percent), $14.2 million (16 percent), $12.8 million (14 percent), and $9.9 million (11 percent), respectively, of our total revenues in 2002.
      Three customers, Williams, Eni, and Pogo Producing Company, accounted for approximately $54 million (52 percent), $12.2 million (12 percent), and $12 million (12 percent), respectively, of our total revenues in 2003.
      Two customers, Williams and Eni, accounted for approximately $57.8 million (58 percent) and $10.9 million (11 percent), respectively, of our total revenues in 2004.

Note 7.	Rate and Regulatory Matters and Contingent Liabilities
      Rate and Regulatory Matters. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, DGT had system gas gains of approximately $6.2 million, $5.5 million, $2.5 million and $0.5 million respectively. In 2002, DGT filed a request with the FERC to change the lost and unaccounted-for gas percentage to be allocated to shippers from 0.5 percent to 0.1 percent to be effective for the period from July 1, 2002 to June 30, 2003. On June 26, 2002, the FERC approved DGT’s request. Additionally, DGT filed to reduce the lost and unaccounted-for gas percentage to zero to be effective for the period from July 1, 2003 to June 30, 2004. On June 19, 2003, the FERC approved this request. On June 1, 2004, DGT filed to maintain a lost and unaccounted-for percentage of zero for the period from July 1, 2004 to June 30, 2005 due to the continued absence of system gas losses. On June 22, 2004, the FERC approved this request. In this filing, DGT explained that management determined the reasons for the gas gains and established new procedures in July 2003 that significantly reduced the amount of gains occurring thereafter. On April 28, 2005 DGT filed to maintain a lost and unaccounted-for gas percentage of zero for the period from July 1, 2005 to June 30, 2006. DGT also filed to retain net system gains that are unrelated to the lost and unaccounted-for gas over-recovered from its shippers. This filing has not yet been approved by the FERC

DISCOVERY PRODUCER SERVICES LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and is being disputed by shippers. As of December 31, 2003 and 2004 and March 31, 2005, DGT has deferred credits of $11.7 million, $14.2 million and $14.7 million respectively, included in current accrued liabilities in the accompanying consolidated financial statements, pending FERC’s decision as to the disposition of these amounts. In the event that payments to shippers are required for both the over-recovered lost and unaccounted-for volumes and system gas gains and such payments were to be calculated based on a June 1, 2005 spot natural gas price instead of gas prices existing at the time such gains or over-recoveries occurred, the amount potentially subject to refund would be approximately $6.1 million for the lost and unaccounted for volumes and $21.2 million for the system gains.
      In 2003, DGT determined that gas imbalance (cash-out) liabilities had not been accrued or paid to shippers from its inception, and, because detailed records were not available from the previous operator, used information in past FERC filings to compute amounts due to the shippers. For amounts prior to 2003, the excess or deficiency was computed and recorded based upon the costs incurred at the time DGT purchased the gas to satisfy its imbalance requirements. In 2003, DGT began accruing the refund liability monthly based on the respective month’s market price of gas. On May 30, 2003, FERC allowed DGT to carry over into 2004 the imbalance in its transportation customer gas (cash-out) account for resolution in 2004. At December 31, 2003 and 2004 and March 31, 2005, DGT had accrued liabilities for these cash-out requirements of $2.4 million, $0.7 million and $0.8 million, respectively (Note 2). In April 2004, DGT refunded to its shippers the $2.4 million obligation as of December 31, 2003. In April 2005, DGT refunded to its shippers the $0.7 million obligation as of December 31, 2004.
      On July 23, 2003, DGT applied to FERC for a Certificate of Public Convenience and Necessity authorizing DGT’s market expansion to acquire, lease or construct and/or to own and operate certain new delivery points, pipeline, compression services and metering and appurtenant facilities to enable DGT to deliver natural gas to four additional delivery points to new markets in southern Louisiana. This application was amended on December 30, 2003. On the same dates, DPS applied to FERC and amended its application for a Limited Jurisdiction Certificate authorizing DPS to provide the compression services to DGT to enable DGT to provide service through the Market Expansion facilities. The capital cost of the expansion facilities is expected to be approximately $11 million. On May 6, 2004, the FERC granted DGT’s and DPS’s applications. On July 13, 2004, the FERC granted an additional approval on a rate design issue requested by DGT. On January 6, 2005, the FERC granted DGT permission to commence construction of the Market Expansion facilities.
      On November 25, 2003, FERC issued Order No. 2004 promulgating new standards of conduct applicable to natural gas pipelines. On August 10, 2004, the FERC granted DGT a partial exemption allowing the continuation of DGT’s current ownership structure and management subject to compliance with many of the other standards of conduct. DGT continues to evaluate the effect of the partial exemption and the compliance with the remaining requirements. The effect of complying with the new standards is not expected to have a material effect on the consolidated financial statements.
      Environmental Matters. We are party to various other claims, legal actions and complaints arising in the ordinary course of business. Litigation, arbitration and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect upon our future financial position.
      Other. We are subject to extensive federal, state and local environmental laws and regulations which affect our operations related to the construction and operation of our facilities. Appropriate governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment and remediation requirements and injunctions as to future

DISCOVERY PRODUCER SERVICES LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
compliance. We have not been notified and are not currently aware of any noncompliance under the various environmental laws and regulations.

Note 8.	Subsequent Events
      On April 14, 2005, Williams acquired the 16.67 percent ownership interest in us previously held by Eni. As a result we became 66.67 percent owned by Williams and 33.33 percent owned by Duke.
      On June 13, 2005, Williams, Duke and Williams Partners Operating LLC (the subsidiary of a master limited partnership to which Williams intends to transfer an interest in us) executed an amendment to our limited liability company agreement to be effective with the closing of the initial public offering of the parent of Williams Partners Operating LLC. The amended agreement includes provisions that provide for (1) quarterly distributions of available cash, as defined in the amended agreement, and (2) pursuit of capital projects for the benefit of one or more of our members when there is not unanimous consent.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of
     Williams Partners L.P.
      We have audited the accompanying balance sheet of Williams Partners L.P. as of April 15, 2005. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Williams Partners L.P. at April 15, 2005, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
April 22, 2005

WILLIAMS PARTNERS L.P.
BALANCE SHEET
April 15, 2005

ASSETS
Current Assets:
Cash	$1,000

Total assets	$1,000

PARTNERS’ EQUITY

Limited partner’s equity	$980
General partner’s equity	20

Total partners’ equity	$1,000

See accompanying note to the balance sheet.

WILLIAMS PARTNERS L.P.
NOTE TO BALANCE SHEET

Note 1.	Nature of Operations
      Williams Partners L.P. (“Partnership”) is a Delaware limited partnership formed on February 28, 2005, to acquire the assets of Williams Partners Predecessor including (1) a 40 percent equity method investment in Discovery Producer Services LLC, (2) the Carbonate Trend gathering pipeline, (3) Conway natural gas liquids product storage caverns and (4) a 50 percent undivided ownership interest in the Conway fractionator. In order to simplify Partnership’s obligations under the laws of selected jurisdictions in which Partnership will conduct business, Partnership’s activities will be conducted through a wholly owned operating partnership.
      Partnership intends to offer 5,000,000 common units, representing limited partner interests, pursuant to a public offering and to concurrently issue 1,758,621 common units and 6,758,621 subordinated units, representing additional limited partner interests, to subsidiaries of The Williams Companies, Inc., as well as an aggregate 2% general partner interest in Partnership and its operating partnership on a combined basis to Williams Partners GP LLC.
      Williams Partners GP LLC, as general partner, contributed $20 and a wholly owned subsidiary of The Williams Companies, Inc., as the organizational limited partner, contributed $980 to Partnership on April 15, 2005. There have been no other transactions involving Partnership as of April 15, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Owner of
     Williams Partners GP LLC
      We have audited the accompanying balance sheet of Williams Partners GP LLC as of April 15, 2005. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Williams Partners GP LLC at April 15, 2005, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
April 22, 2005

WILLIAMS PARTNERS GP LLC
BALANCE SHEET
April 15, 2005

ASSETS
Current Assets:
Cash	$980
Investment in Williams Partners L.P.	20

Total assets	$1,000

OWNER’S EQUITY
Owner’s equity	$1,000

Total owner’s equity	$1,000

See accompanying note to the balance sheet.

WILLIAMS PARTNERS GP LLC
NOTE TO BALANCE SHEET

Note 1.	Nature of Operations
      Williams Partners GP LLC (“General Partner”) is a Delaware limited liability company formed on February 23, 2005, to become the general partner of Williams Partners L.P. (“Partnership”). General Partner is an indirect wholly owned subsidiary of The Williams Companies, Inc. General Partner owns a 2% general partner interest in Partnership.
      On April 15, 2005, a wholly owned subsidiary of The Williams Companies, Inc contributed $1,000 to Williams Partners GP LLC in exchange for a 100% ownership interest.
      General Partner has invested $20 in Partnership. There have been no other transactions involving General Partner as of April 15, 2005.

APPENDIX A
FORM OF
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
WILLIAMS PARTNERS L.P.

A-i

A-ii

A-iii

A-iv

AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF WILLIAMS PARTNERS L.P.
      THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WILLIAMS PARTNERS L.P. dated as of                     , 2005, is entered into by and between Williams Partners GP LLC, a Delaware limited liability company, as the General Partner, and Williams Energy Services, LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1     Definitions.
      The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
      “Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.
      “Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).
      “Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.
      “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Sec-

tion 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.
      “Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net reduction in cash reserves for Operating Expenditures with respect to such period to the extent such reduction does not relate to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period to the extent such reserve is required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clauses (a)(i) and (a)(ii) of the definition of Operating Surplus.
      “Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii).
      “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
      “Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
      “Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
      “Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
      “Agreement” means this Amended and Restated Agreement of Limited Partnership of Williams Partners L.P., as it may be amended, supplemented or restated from time to time.
      “Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

      “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
      Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
      “Board of Directors” means the board of directors or managers of a corporation or limited liability company, as applicable, or if a limited partnership, the board of directors or board of managers of the general partner of such limited partnership, as applicable.
      “Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
      “Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
      “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
      “Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
      “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
      “Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

      “Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.
      “Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, any hydrocarbon gathering systems or pipelines, any natural gas processing or natural gas liquids fractionation facilities, any storage or terminal facilities and any related or similar midstream assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.
      “Capital Surplus” has the meaning assigned to such term in Section 6.3(a).
      “Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) and Section 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
      “Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.
      “Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
      “Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
      “Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.
      “Claim” (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).
      “Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.
      “Closing Price” has the meaning assigned to such term in Section 15.1(a).
      “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
      “Combined Interest” has the meaning assigned to such term in Section 11.3(a).
      “Commission” means the United States Securities and Exchange Commission.
      “Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

      “Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).
      “Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.
      “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
      “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company, [                    ] and the other parties named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
      “Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).
      “Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).
      “Current Market Price” has the meaning assigned to such term in Section 15.1(a).
      “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
      “Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.
      “Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
      “Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
      “Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.
      “Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.
      “Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
      “Excess G&A Expenses” means the excess of (i) the amount of any general and administrative expenses required to be reimbursed to the General Partner pursuant to Section 7.4, over (ii) the amount of such expenses permitted to be reimbursed by the Partnership Group pursuant to Article V of the Omnibus Agreement.
      “Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(x).
      “First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).
      “First Target Distribution” means $0.4168 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [September 30, 2005], it means the product of $0.4168 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and Section 6.9.
      “Fully Diluted Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.
      “General Partner” means Williams Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
      “General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
      “General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.
      “Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
      “Group Member” means a member of the Partnership Group.
      “Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
      “Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).
      “Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.
      “Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4(a)(v), (vi) and (vii) and Section 6.4(b)(iii), (iv) and (v).
      “Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).
      “Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner (including Williams and its Subsidiaries) or any Departing Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person that any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, member, partner, fiduciary or trustee of another Person, provided that that Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
      “Initial Common Units” means the Common Units sold in the Initial Offering.
      “Initial Limited Partners” means [WES, Williams Energy, LLC, Williams Discovery Pipeline LLC and Williams Partners Holdings LLC] and the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2), and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.
      “Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.
      “Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
      “Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.
      “Issue Price” means the price at which a Unit is purchased from the Partnership, excluding any sales commission or underwriting discount charged to the Partnership.

      “Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.
      “Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.
      “Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
      “Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
      “Merger Agreement” has the meaning assigned to such term in Section 14.1.
      “Minimum Quarterly Distribution” means $0.3625 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on [September 30, 2005], it means the product of $0.3625 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and Section 6.9.
      “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or The Nasdaq Stock Market or any successor thereto.
      “Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
      “Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

      “Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.
      “Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.
      “Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).
      “Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).
      “Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.9.
      “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b)(i)(A), Section 6.2(b)(ii)(A) and Section 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
      “Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
      “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
      “Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
      “Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among [Williams], [                    ], the General Partner, the Partnership, and the Operating Company.
      “Operating Company” means Williams Partners Operating LLC, a Delaware limited liability company, and any successors thereto.
      “Operating Company Agreement” means the Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.
      “Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

(a) Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners.

      Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for other purposes, the period over which the capital expenditures made for other purposes will be deducted as an Operating Expenditure in calculating Operating Surplus.
      “Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $10.0 million, (ii) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (iii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iv) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period and (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
      Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
      “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.
      “Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.
      “Organizational Limited Partner” means WES in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
      “Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the board of directors of the General Partner.
      “Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Selling Unitholders pursuant to the Underwriting Agreement.

      “Parity Units” means Common Units and all other Units of any other class or series that have the right (i) to receive distributions of Available Cash from Operating Surplus pursuant to each of subclauses (a)(i) and (a)(ii) of Section 6.4 in the same order of priority with respect to the participation of Common Units in such distributions or (ii) to participate in allocations of Net Termination Gain pursuant to Section 6.1(c)(i)(B) in the same order of priority with the Common Units, in each case regardless of whether the amounts or value so distributed or allocated on each Parity Unit equals the amount or value so distributed or allocated on each Common Unit. Units whose participation in such (i) distributions of Available Cash from Operating Surplus and (ii) allocations of Net Termination Gain are subordinate in order of priority to such distributions and allocations on Common Units shall not constitute Parity Units even if such Units are convertible under certain circumstances into Common Units or Parity Units.
      “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
      “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
      “Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
      “Partners” means the General Partner and the Limited Partners.
      “Partnership” means Williams Partners L.P., a Delaware limited partnership, and any successors thereto.
      “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
      “Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
      “Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
      “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units and Incentive Distribution Rights.
      “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of all Outstanding Units and all General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.
      “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.
      “Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
      “Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners or Record Holders, apportioned among all Partners or Record Holders, as the case may be, in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.
      “Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
      “Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the first fiscal quarter of the Partnership after the Closing Date, the portion of such fiscal quarter after the Closing Date.
      “Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
      “Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
      “Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.
      “Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.
      “Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-124517) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
      “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
      “Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(vii) or Section 6.1(d)(ix).
      “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
      “Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).

      “Second Target Distribution” means $0.4531 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [September 30, 2005], it means the product of $0.4531 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and Section 6.9.
      “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
      [“Selling Unitholders” has the meaning assigned to such term in the Underwriting Agreement.]
      “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
      “Special Approval” means approval by a majority of the members of the Conflicts Committee.
      “Subordinated Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” as used herein does not include a Common Unit or Parity Unit. A Subordinated Unit that is convertible into a Common Unit or a Parity Unit shall not constitute a Common Unit or Parity Unit until such conversion occurs.
      “Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the first day of any Quarter beginning after June 30, 2010 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Units, during such periods and (ii) there are no Cumulative Common Unit Arrearages; and

(b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.
      “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
      “Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
      “Third Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).
      “Third Target Distribution” means $0.5437 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [September 30, 2005], it means the product of $0.5437 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and Section 6.9.
      “Trading Day” has the meaning assigned to such term in Section 15.1(a).
      “Transfer” has the meaning assigned to such term in Section 4.4(a).
      “Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.
      “Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.
      “Underwriting Agreement” means the Underwriting Agreement dated                     2005 among the Underwriters, the Partnership, the General Partner, the Operating Company and [                    ], providing for the purchase of Common Units by such Underwriters.
      “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
      “Unitholders” means the holders of Units.
      “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a single class, and after the end of the Subordination Period, at least a majority of the Outstanding Units.
      “Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).
      “Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
      “Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
      “Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the

General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.
      “U.S. GAAP” means United States generally accepted accounting principles consistently applied.
      “WES” means Williams Energy Services, LLC, a Delaware limited liability company, and any successors thereto.
      “Williams” means The Williams Companies, Inc., a Delaware corporation, and any successors thereto.
      “Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
      “Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.
Section 1.2     Construction.
      Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.
ARTICLE II
ORGANIZATION
Section 2.1     Formation.
      The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Williams Partners L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.
Section 2.2     Name.
      The name of the Partnership shall be “Williams Partners L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3     Registered Office; Registered Agent; Principal Office; Other Offices.
      Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Center. The principal office of the Partnership shall be located at One Williams Center, Suite 4100, Tulsa, Oklahoma 74172-0172 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be One Williams Center, Suite 4100, Tulsa, Oklahoma 74172-0172 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4     Purpose and Business.
      The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold or dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
Section 2.5     Powers.
      The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6     Power of Attorney.
      (a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
      (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.
Section 2.7     Term.
      The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.8     Title to Partnership Assets.
      Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS
Section 3.1     Limitation of Liability.
      The Limited Partners and assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2     Management of Business.
      No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or assignees under this Agreement.
Section 3.3     Outside Activities of the Limited Partners.
      Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.
Section 3.4     Rights of Limited Partners.
      (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iii) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the status of the business and financial condition of the Partnership Group; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
      (b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1     Certificates.
      Upon the Partnership’s issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7.
Section 4.2     Mutilated, Destroyed, Lost or Stolen Certificates.
      (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
      (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.
      If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
      (c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3     Record Holders.
      The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.
Section 4.4     Transfer Generally.
      (a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
      (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.
      (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.
Section 4.5     Registration and Transfer of Limited Partner Interests.
      (a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

      (b) Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
      (c) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests (other than the Incentive Distribution Rights) shall be freely transferable.
      (d) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.
Section 4.6     Transfer of the General Partner’s General Partner Interest.
      (a) Subject to Section 4.6(c) below, prior to June 30, 2015, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.
      (b) Subject to Section 4.6(c) below, on or after June 30, 2015, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.
      (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
Section 4.7     Transfer of Incentive Distribution Rights.
      Prior to June 30, 2015, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all of the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to June 30, 2015 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after June 30, 2015, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.
Section 4.8     Restrictions on Transfers.
      (a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
      (b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
      (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c).
      (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
      (e) In the event that any Partnership Interest is evidenced in certificated form, each such certificate shall bear a conspicuous legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WILLIAMS PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WILLIAMS PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WILLIAMS PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WILLIAMS PARTNERS GP LLC, THE GENERAL PARTNER OF WILLIAMS PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WILLIAMS PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
Section 4.9     Citizenship Certificates; Non-citizen Assignees.
      (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a

Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.
      (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.
      (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
      (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.
Section 4.10     Redemption of Partnership Interests of Non-citizen Assignees.
      (a) If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner

Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

      (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.
      (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND
ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1     Organizational Contributions.
      In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed; and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.
Section 5.2     Contributions by the General Partner and its Affiliates.
      (a) On the Closing Date and pursuant to the Contribution Agreement: (i) the General Partner shall agree to contribute all of its ownership interest in Carbonate Trend Pipeline LLC to the Partnership, as a Capital Contribution, in exchange for (A) 275,862 General Partner Units representing the 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement and (B) the Incentive Distribution Rights; (ii) WES shall agree to contribute all of its ownership interest in Carbonate Trend Pipeline LLC to the Partnership, as a Capital Contribution, in exchange for (A) 233,769 Common Units and (B) 898,406 Subordinated Units; (iii) Williams Energy LLC shall agree to contribute a 23.3% member interest in Discovery Producer Services LLC to the Partnership, as a Capital Contribution, in exchange for (A) 517,633 Common Units and (B) 1,989,333 Subordinated Units; (iv) Williams Discovery Pipeline LLC shall agree to contribute a 16.7% member interest in Discovery Producer Services LLC to the Partnership, as a Capital Contribution, in exchange for (A) 284,432 Common Units and (B) 1,989,333 Subordinated Units; and (v) Williams Partners Holdings LLC shall agree to contribute all of its member interests in Mid-Continent Fractionation and Storage, LLC to the Partnership, as a Capital Contribution, in exchange for (A) 722,787 Common Units and (B) 2,777,771 Subordinated Units.
      (b) Upon the issuance of any additional Limited Partner Interests by the Partnership, the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Section 5.2(c) and Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
      (c) On each date provided for reimbursement of expenses to the General Partner pursuant to Section 7.4(b), the General Partner shall contribute an amount to the Partnership, as a Capital Contribution, equal to the amount of any Excess G&A Expenses outstanding on such date.

Section 5.3	Contributions by Initial Limited Partners and Distributions to the General Partner and its Affiliates.
      (a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.
      (b) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 5,000,000, (ii) the 1,758,621 Common Units and 6,758,621 Subordinated Units issuable pursuant to Section 5.2 hereof, (iii) the Incentive Distribution Rights and (iv) any Common Units issuable under, or to satisfy the obligations of the Partnership or any of its Affiliates under the Williams Partners GP LLC Long-Term Incentive Plan. No additional Limited Partner Interests will be issued in connection with any exercise of the Over-Allotment Option.
Section 5.4     Interest and Withdrawal.
      No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.5     Capital Accounts.
      (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of

Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.
      (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

      (c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(i) Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.
      (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
Section 5.6     Issuances of Additional Partnership Securities.
      (a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
      (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
      (c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.
      (d) No fractional Units shall be issued by the Partnership.
Section 5.7     Conversion of Subordinated Units.
      (a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.
      (b) Notwithstanding Section 5.7(a) above, the Subordination Period shall terminate and all Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter in respect of which:

(i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four-Quarter period immediately preceding the date of such distribution equaled or exceeded the sum of the Third Target Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such period;

(ii) the Adjusted Operating Surplus generated during the four-Quarter period immediately preceding the date of such distribution equaled or exceeded the sum of the Third Target Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Basis, plus the related distribution on the General Partner Units during such period; and

(iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.

      (c) Notwithstanding any other provision of this Agreement, all the Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.
      (d) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).
Section 5.8     Limited Preemptive Right.
      Except as provided in this Section 5.8 and in Section 5.2(b), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.
Section 5.9     Splits and Combinations.
      (a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.
      (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
      (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
      (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).
Section 5.10     Fully Paid and Non-Assessable Nature of Limited Partner Interests.
      All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
Section 6.1     Allocations for Capital Account Purposes
      For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.
      (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii) Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.
      (b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii) Third, the balance, if any, 100% to the General Partner.
      (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (c), until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, 100% to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the “First Liquidation Target Amount”);

(E) Fifth, (x) to the General Partner in accordance with its Percentage Interest and (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);

(F) Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be

Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(G) Finally, (x) to the General Partner in accordance with its Percentage Interest and (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (G).

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A), until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.
      (d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii).

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of such Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to

Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(C) In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

(xiii) Certain Allocations to the General Partner. Any deduction or loss attributable to the Partnership’s obligation to reimburse the General Partner for, or incurred by the Partnership and constituting, Excess G&A Expenses, which the General Partner has funded or agreed to fund pursuant to Section 5.2(c), shall be allocated to the General Partner.
Section 6.2     Allocations for Tax Purposes.
      (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
      (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

      (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
      (d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
      (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
      (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

      (g) Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
      (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.
Section 6.3     Requirement and Characterization of Distributions; Distributions to Record Holders.
      (a) Within 45 days following the end of each Quarter commencing with the Quarter ending on [September 30, 2005], an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.
      (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
      (c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
      (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4     Distributions of Available Cash from Operating Surplus.
      (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of other Partnership Securities issued pursuant thereto:

(i) First, to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to the General Partner and the Unitholders holding Subordinated Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);
provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).
      (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).
Section 6.5     Distributions of Available Cash from Capital Surplus.
      Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed to the General Partner and all Unitholders holding Common Units in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.
Section 6.6     Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.
      (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.
      (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 6.9.
Section 6.7     Special Provisions Relating to the Holders of Subordinated Units.
      (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x) and Section 6.7(c).

      (b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).
      (c) The Unitholder holding a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. [In providing such advice, counsel may rely upon the fact that the General Partner will take positions in filing the tax returns of the Partnership (including information returns to unitholders) which are intended to preserve the uniformity of units, as described at “Material tax consequences — Uniformity of Units” in the Registration Statement, and may assume the validity of such positions.] In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Section 5.5(c)(ii) and Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.
Section 6.8     Special Provisions Relating to the Holders of Incentive Distribution Rights.
      Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Section 6.4(a)(v), (vi) and (vii), Section 6.4(b)(iii), (iv) and (v), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.
Section 6.9     Entity-Level Taxation.
      If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner shall estimate for each Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all such income taxes that are payable by reason of any such new legislation or interpretation; provided that any difference between such estimate and the actual tax liability for such Quarter that is owed by reason of any such new legislation or interpretation shall be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1     Management.
      (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group and the Partners;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities;

(xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
      (b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.
Section 7.2     Certificate of Limited Partnership.
      The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3     Restrictions on the General Partner’s Authority.
      (a) Except as otherwise provided in this Agreement, the General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing

Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.
      (b) Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(f), take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Section 4.6, Section 11.1 and Section 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.
Section 7.4     Reimbursement of the General Partner.
      (a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
      (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. To the extent the Partnership is obligated to reimburse the General Partner for expenses pursuant to this Section 7.4(b), such reimbursements may be offset against any Capital Contributions to the Partnership that the General Partner is obligated to make pursuant to Section 5.2(c).
      (c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.
Section 7.5     Outside Activities.
      (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.
      (b) Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by Partnership and all Partners, (ii) it shall be deemed not to be breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.
      (c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership.
      (d) None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.
      (e) The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. For purposes of this Section 7.5(e), the term “Affiliates,” when used with respect to the General Partner, shall not include any Group Member.

Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.
      (a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-

length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.
      (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
      (c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.
Section 7.7     Indemnification.
      (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided,further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
      (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
      (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
      (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
      (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
      (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
      (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
      (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
      (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8     Liability of Indemnitees.
      (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
      (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
      (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
      (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9     Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
      (a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.
      (b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.
      (c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.
      (d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.
      (e) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
      (f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
Section 7.10     Other Matters Concerning the General Partner.
      (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
      (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
      (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.
Section 7.11     Purchase or Sale of Partnership Securities.
      The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Article IV and Article X.
Section 7.12     Registration Rights of the General Partner and its Affiliates.
      (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and

Section 7.12(c); and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
      (b) if any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than [three] months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
      (c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
      (d) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
      (e) The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a

General Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.
      (f) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
      (g) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.
Section 7.13     Reliance by Third Parties.
      Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1     Records and Accounting.
      The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device;

provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
Section  8.2     Fiscal Year.
      The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3     Reports.
      (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
      (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX
TAX MATTERS
Section 9.1     Tax Returns and Information.
      The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
Section 9.2     Tax Elections.
      (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.
      (b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
Section 9.3     Tax Controversies.
      Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
Section 9.4     Withholding.
      Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.
ARTICLE X
ADMISSION OF PARTNERS
Section 10.1     Admission of Initial Limited Partners.
      Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, WES, Williams Energy LLC, Williams Discovery Pipeline LLC, Williams Partners Holdings LLC and the Underwriters as described in Section 5.2 and Section 5.3 in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.
Section 10.2     Admission of Limited Partners.
      (a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.9 hereof.
      (b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.
      (c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

Section 10.3     Admission of Successor General Partner.
      A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partners Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest (represented by General Partners Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.4     Amendment of Agreement and Certificate of Limited Partnership.
      To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.
ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1     Withdrawal of the General Partner.
      (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust;

(D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
      (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on June 30, 2015, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on June 30, 2015, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.
Section 11.2     Removal of the General Partner.
      The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and a majority of the outstanding Subordinated Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.
Section 11.3     Interest of Departing Partner and Successor General Partner.
      (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest (represented by General Partners Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.
      For purposes of this Section 11.3(a), the fair market value of the Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.
      (b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

      (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing Partner and the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4	Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.
      Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor.
Section 11.5     Withdrawal of Limited Partners.
      No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
Section 12.1     Dissolution.
      The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:
      (a) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
      (b) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;
      (c) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3; or
      (d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2     Continuation of the Business of the Partnership After Dissolution.
      Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
Section 12.3     Liquidator.
      Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4     Liquidation.
      The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).
Section 12.5     Cancellation of Certificate of Limited Partnership.
      Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
Section 12.6     Return of Contributions.
      The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 12.7     Waiver of Partition.
      To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
Section 12.8     Capital Account Restoration.
      No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP
AGREEMENT; MEETINGS; RECORD DATE
Section 13.1     Amendments to be Adopted Solely by the General Partner.
      Each Partner agrees that the General Partner, without the approval of any Partner may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation,

partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger or conveyance pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2     Amendment Procedures.
      Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.
Section 13.3     Amendment Requirements.
      (a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
      (b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
      (c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
      (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.
      (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4     Special Meetings.
      All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5     Notice of a Meeting.
      Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
Section 13.6     Record Date.
      For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.
Section 13.7     Adjournment.
      When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8     Waiver of Notice; Approval of Meeting; Approval of Minutes.
      The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
Section 13.9     Quorum and Voting.
      The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
Section 13.10     Conduct of a Meeting.
      The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
Section 13.11     Action Without a Meeting.
      If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
Section 13.12     Right to Vote and Related Matters.
      (a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
      (b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV
MERGER
Section 14.1     Authority.
      The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited including a limited liability partnership), formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.
Section 14.2     Procedure for Merger or Consolidation.
      Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) the terms and conditions of the proposed merger or consolidation;

(d) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(g) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
Section 14.3     Approval by Limited Partners of Merger or Consolidation.
      (a) Except as provided in Section 14.3(d) or Section 14.3(e), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.
      (b) Except as provided in Section 14.3(d) or Section 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.
      (c) Except as provided in Section 14.3(d) or Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
      (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.
      (e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.
Section 14.4     Certificate of Merger.
      Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
Section 14.5     Amendment of Partnership Agreement.
      Pursuant to Section 17-211(g)of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.
Section 14.6     Effect of Merger.
      (a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
      (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1     Right to Acquire Limited Partner Interests.
      (a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than The Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than The Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
      (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1.

If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).
      (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.
ARTICLE XVI
GENERAL PROVISIONS
Section 16.1     Addresses and Notices.
      Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.
Section 16.2     Further Action.
      The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3     Binding Effect.
      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 16.4     Integration.
      This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.5     Creditors.
      None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.6     Waiver.
      No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7     Third-Party Beneficiaries.
      Each Partner agrees that any Indemnitee, including Williams or any of its Subsidiaries, shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
Section 16.8     Counterparts.
      This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.2(a) without execution of this Agreement.
Section 16.9     Applicable Law.
      This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
Section 16.10     Invalidity of Provisions.
      If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 16.11     Consent of Partners.
      Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.
Section 16.12     Facsimile Signatures.
      The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

Williams Partners GP LLC

By:

Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

Williams Energy Services, LLC

By:

Name:
Title:

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.2(a) hereof.

Williams Partners GP LLC

By:

Name:
Title:

EXHIBIT A
to the Amended and Restated
Agreement of Limited Partnership of
Williams Partners L.P.
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Williams Partners L.P.

No.	Common Units
CUSIP
      In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of Williams Partners L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                     (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at One Williams Center, Suite 4100, Tulsa, Oklahoma 74172-0172. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
      THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WILLIAMS PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WILLIAMS PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WILLIAMS PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WILLIAMS PARTNERS GP LLC, THE GENERAL PARTNER OF WILLIAMS PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WILLIAMS PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
      The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

      This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Williams Partners L.P.

Countersigned and Registered by:	By: Williams Partners GP LLC, its General Partner

as Transfer Agent and Registrar	By:
Name:

By:	By:

Authorized Signature	Secretary

[Reverse of Certificate]
ABBREVIATIONS
      The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM —	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT —	as tenants by the entireties	Custodian (Cust) (Minor)
JT TEN —	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)
Additional abbreviations, though not in the above list, may also be used.
ASSIGNMENT OF COMMON UNITS
in
WILLIAMS PARTNERS L.P.
      FOR VALUE RECEIVED,                     hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)
                     Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                     as its attorney-in-fact with full power of substitution to transfer the same on the books of Williams Partners L.P.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE
GUARANTEED BY AN ELIGIBLE
GUARANTOR INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS AND LOAN
ASSOCIATIONS AND CREDIT UNIONS
WITH MEMBERSHIP IN AN APPROVED
SIGNATURE GUARANTEE MEDALLION
PROGRAM), PURSUANT TO S.E.C.
RULE 17d-15	------------------------------ (Signature) ------------------------------ (Signature)

Signature(s) Guaranteed
      No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

APPENDIX B
GLOSSARY OF TERMS
      Adjusted EBITDA: For Discovery, net income plus interest (income) expense, depreciation and accretion, further adjusted for certain non-cash, non-recurring items, including the cumulative effect of a change in accounting principle in 2003, which was added back to net income in that year.
      Adjusted EBITDA Excluding Investment in Discovery: For Williams Partners L.P., net income (loss) plus interest (income) expense and depreciation and accretion less our equity earnings in Discovery plus the impairment of our investment in Discovery in 2004 further adjusted for certain non-cash, non-recurring items, including the cumulative effect of a change in accounting principle in 2003, which was added back to net income in that year.
      Adjusted operating surplus: For any period, operating surplus generated during that period is adjusted to:

(a) decrease operating surplus by:

(1) any net increase in working capital borrowings with respect to that period; and

(2) any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; and

(b) increase operating surplus by:

(1) any net decrease in working capital borrowings with respect to that period; and

(2) any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.
      Adjusted operating surplus does not include that portion of operating surplus included in clauses (a)(1) and (a)(2) of the definition of operating surplus.
      Available cash: For any quarter ending prior to liquidation:

(a) the sum of:

(1) all cash and cash equivalents of Williams Partners L.P. and its subsidiaries on hand at the end of that quarter; and

(2) all additional cash and cash equivalents of Williams Partners L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

(b) less the amount of cash reserves established by our general partner to:

(1) provide for the proper conduct of the business of Williams Partners L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Williams Partners L.P. and its subsidiaries) after that quarter;

(2) comply with applicable law or any debt instrument or other agreement or obligation to which Williams Partners L.P. or any of its subsidiaries is a party or its assets are subject; and

(3) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;
provided, however, that our general partner may not establish cash reserves for distributions on the subordinated units unless our general partner has determined that the establishment of reserves will not prevent Williams Partners L.P. from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon with respect to that quarter; and

provided, further, that disbursements made by Williams Partners L.P. or any of its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.
      Barrel: One barrel of petroleum products equals 42 U.S. gallons.
      bpd: Barrels per day.
      Btu: When used in terms of volumes, Btu is used to refer to the amount of natural gas required to raise the temperature of one pound of water by one degree Fahrenheit at one atmospheric pressure.
      Capital account: The capital account maintained for a partner under the partnership agreement. The capital account in respect of a general partner interest, a common unit, a subordinated unit, an incentive distribution right or other partnership interest will be the amount which that capital account would be if that general partner interest, common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in Williams Partners L.P. held by a partner.
      Capital surplus: All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.
      ¢/MMBtu: Cents per one million British Thermal Units.
      Current market price: For any class of units listed on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.
      Fractionation: The process by which a mixed stream of natural gas liquids is separated into its constituent products.
      GAAP: Generally accepted accounting principles in the United States.
      General and administrative expenses: General and administrative expenses consist of employment costs, cost of facilities, as well as legal, information technology, audit and other administrative costs.
      Incentive distribution right: A non-voting limited partner partnership interest issued to our general partner. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.
      Incentive distributions: The distributions of available cash from operating surplus initially made to our general partner that are in excess of our general partner’s aggregate 2% general partner interest.

(a) borrowings, refinancings or refundings of indebtedness (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Williams Partners L.P. or any of its subsidiaries and sales of any debt securities of Williams Partners L.P. or any of its subsidiaries;

(b) sales of equity interests by Williams Partners L.P. or any of its subsidiaries; or

(c) sales or other voluntary or involuntary dispositions of any assets of Williams Partners L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).
      Long-haul natural gas pipelines: Generally, interstate natural gas pipelines that serve end use markets.
      MMBtu: One million British Thermal Units.
      MMBtu/d: One million British Thermal Units per day.
      MMcf: One million cubic feet of natural gas.

      MMcf/d: One million cubic feet of natural gas per day.
      NGLs: Natural gas liquids.
      Operating expenditures: All expenditures of Williams Partners L.P. and its subsidiaries, including, but not limited to, taxes, reimbursements of our general partner, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

(a) Payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.

(b) Operating expenditures will not include:

(1) capital expenditures made for acquisitions or for capital improvements;

(2) payment of transaction expenses relating to interim capital transactions; or

(3) distributions to partners.
Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, our general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for other purposes, the period over which the capital expenditures made for other purposes will be deducted as an operating expenditure in calculating operating surplus.
      Operating surplus: For any period prior to liquidation, on a cumulative basis and without duplication:

(a) the sum of

(1) $10.0 million;

(2) all the cash of Williams Partners L.P. and its subsidiaries on hand as of the closing date of its initial public offering;

(3) all cash receipts of Williams Partners L.P. and its subsidiaries for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

(4) all cash receipts of Williams Partners L.P. and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

(b) the sum of:

(1) operating expenditures for the period beginning on the closing date of the initial public offering and ending with the last day of that period; and

(2) the amount of cash reserves established by our general partner to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of Williams Partners L.P. and its subsidiaries or disbursements on behalf of a member of Williams Partners L.P. and its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our general partner so determines.
      Recompletions: After the initial completion of a well, the action and techniques of reentering the well and redoing or repairing the original completion to restore the well’s productivity.

      Subordination period: The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

(a) the first day of any quarter beginning after June 30, 2008 for which:

(1) distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

(2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis, and the related distribution on the general partner interest in Williams Partners L.P.; and

(3) there are no outstanding cumulative common units arrearages.

(b) the date on which our general partner is removed as general partner of Williams Partners L.P. upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal provided, however, subordinated units may convert into common units as described in “How We Make Cash Distributions — Subordination Period — Early Termination of Subordinated Units.”
      Throughput: The volume of product transported or passing through a pipeline, plant, terminal or other facility.
      Units: Refers to both common units and subordinated units.
      Working capital borrowings: Borrowings used exclusively for working capital purposes or to pay distributions to partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.
      Workover: Operations on a completed production well to clean, repair and maintain the well for the purposes of increasing or restoring production.

5,000,000 Common Units
Representing Limited Partner Interests

PROSPECTUS
                          , 2005

Lehman Brothers

Citigroup
RBC Capital Markets
Wachovia Securities

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee		$14,216
NASD filing fee		12,575
NYSE listing fee		*
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

* To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.
      The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section [8] of the form of Underwriting Agreement to be filed as an exhibit to this registration statement in which we and our affiliates and the selling unitholders will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 15.	Recent Sales of Unregistered Securities.
      On February 28, 2005, in connection with the formation of the partnership, Williams Partners L.P. issued to Williams Energy Services, LLC the 98% limited partner interest in the partnership for $980 in an offering exempt from registration under Section 4(2) of the Securities Act.
      There have been no other sales of unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) The following documents are filed as exhibits to this registration statement:

Exhibit
Number			Description

1	.1**	—	Form of Underwriting Agreement.
3	.1***	—	Certificate of Limited Partnership of Williams Partners L.P.
3	.2*	—	Form of First Amended and Restated Agreement of Limited Partnership of Williams Partners L.P. (included as Appendix A to the Prospectus and including specimen unit certificate for the common units).
3	.3***	—	Certificate of Formation of Williams Partners GP LLC.
3	.4*	—	Form of Amended and Restated Limited Liability Company Agreement of Williams Partners GP LLC.
5	.1*	—	Opinion of Andrews Kurth LLP as to the legality of the securities being registered.
8	.1**	—	Opinion of Andrews Kurth LLP relating to tax matters.
10.1		—	Amended and Restated Credit Agreement dated as of May 20, 2005 among The Williams Companies, Inc., Williams Partners L.P., Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation, and the Banks, Citibank, N.A. and Bank of America, N.A. (each, an “Issuing Bank”), and Citicorp USA, INC. as administrative agent (Incorporated by reference to Exhibit 1.1 to The Williams Companies, Inc.’s Form 8-K filed May 26, 2005 (File No. 001-04174)).
10	.2***	—	Form of Contribution, Conveyance and Assumption Agreement.
10	.3*	—	Form of Omnibus Agreement.
10	.4***	—	Form of Williams Partners GP LLC Long-Term Incentive Plan.
10	.5***	—	Form of Working Capital Loan Agreement between The Williams Companies, Inc. and Williams Partners L.P.
10	.6***†	—	Fractionation Agreement, dated as of July 18, 1997, by and between MAPCO Natural Gas Liquids Inc. and Amoco Oil Company.
10	.7***	—	Third Amended and Restated Limited Liability Company Agreement for Discovery Producer Services LLC.
21	.1***	—	List of subsidiaries of Williams Partners L.P.
23	.1*	—	Consent of Ernst & Young LLP.
23	.2*	—	Consent of Andrews Kurth LLP (contained in Exhibit 5.1).
23	.3**	—	Consent of Andrews Kurth LLP (contained in Exhibit 8.1).
24	.1***	—	Powers of Attorney (included on the signature page).

*	Filed herewith.

**	To be filed by amendment.

***	Previously filed.

†	Confidential treatment requested for omitted portions.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Williams Partners GP LLC, our general partner, or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Williams Partners GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.
      The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on July 18, 2005.

Williams Partners L.P.

By: Williams Partners GP LLC,
its General Partner

By:	*

Steven J. Malcolm
Chairman of the Board and
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name		Title	Date

* Steven J. Malcolm		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 18, 2005

* Donald R. Chappel		Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 18, 2005

* Alan S. Armstrong		Chief Operating Officer and Director	July 18, 2005

* Phillip D. Wright		Director	July 18, 2005

*By:	/s/ Richard M. Carson Richard M. Carson Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number			Description

1	.1**	—	Form of Underwriting Agreement.
3	.1***	—	Certificate of Limited Partnership of Williams Partners L.P.
3	.2*	—	Form of First Amended and Restated Agreement of Limited Partnership of Williams Partners L.P. (included as Appendix A to the Prospectus and including specimen unit certificate for the common units).
3	.3***	—	Certificate of Formation of Williams Partners GP LLC.
3	.4*	—	Form of Amended and Restated Limited Liability Company Agreement of Williams Partners GP LLC.
5	.1*	—	Opinion of Andrews Kurth LLP as to the legality of the securities being registered.
8	.1**	—	Opinion of Andrews Kurth LLP relating to tax matters.
10.1		—	Amended and Restated Credit Agreement dated as of May 20, 2005 among The Williams Companies, Inc., Williams Partners L.P., Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation, and the Banks, Citibank, N.A. and Bank of America, N.A. (each, an “Issuing Bank”), and Citicorp USA, INC. as administrative agent (Incorporated by reference to Exhibit 1.1 to The Williams Companies, Inc.’s Form 8-K filed May 26, 2005 (File No. 001-04174)).
10	.2***	—	Form of Contribution, Conveyance and Assumption Agreement.
10	.3*	—	Form of Omnibus Agreement.
10	.4***	—	Form of Williams Partners GP LLC Long-Term Incentive Plan.
10	.5***	—	Form of Working Capital Loan Agreement between The Williams Companies, Inc. and Williams Partners L.P.
10	.6***†	—	Fractionation Agreement dated as of July 18, 1997, by and between MAPCO Natural Gas Liquids Inc. and Amoco Oil Company.
10	.7***	—	Third Amended and Restated Limited Liability Company Agreement for Discovery Producer Services LLC.
21	.1***	—	List of subsidiaries of Williams Partners L.P.
23	.1*	—	Consent of Ernst & Young LLP.
23	.2*	—	Consent of Andrews Kurth LLP (contained in Exhibit 5.1).
23	.3**	—	Consent of Andrews Kurth LLP (contained in Exhibit 8.1).
24	.1***	—	Powers of Attorney (included on the signature page).

*	Filed herewith.

**	To be filed by amendment.

***	Previously filed.

†	Confidential treatment requested for omitted portions.